Filed pursuant to Rule 424(b)(3)
Registration No. 333-74988

PROSPECTUS SUPPLEMENT

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 21, 2002)

Charter Municipal Mortgage Acceptance Company

1,033,932 Series A Convertible Community Reinvestment Act  Preferred Shares

We are offering 1,033,932 Series A Convertible Community Reinvestment Act Preferred Shares, which we refer to as “Series A Convertible CRA Shares,” through Meridian Investments, Inc. as our placement agent. The Series A Convertible CRA Shares are convertible into our common shares on a one-to-one basis at the end of any calendar quarter or otherwise at our discretion and are subject to certain transfer restrictions as described herein.

The Series A Convertible CRA Shares are not, and we do not expect that they will be, listed on any securities exchange, nor do we expect any market for the Series A Convertible CRA Shares to develop.

An investment in the Series A Convertible CRA Shares is suitable only for banks and other financial institutions that are subject to the requirements of the Community Reinvestment Act.

Investing in the Series A Convertible CRA Shares involves risks. See “ Risk Factors” beginning on page  S-18 of this prospectus supplement.

	Per Share	Total

Public Offering Price	$18.86	$19,499,958

Placement Agent’s Commission	$ 0.75	$ 775,449

Proceeds, Before Expenses, to Us	$18.11	$18,724,509

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

There is no minimum number of Series A Convertible CRA Shares to be sold in this offering, and the number of Series A Convertible CRA Shares we may sell pursuant to this prospectus supplement may be increased or decreased by us in our sole discretion without prior notice. Meridian Investments, Inc., our placement agent, has agreed to use its best efforts to sell the Series A Convertible CRA Shares offered hereby on our behalf, but is not required to purchase or sell any of the Series A Convertible CRA Shares offered hereby. There are no arrangements to place funds in an escrow, trust or similar account during the offering period.

The Series A Convertible CRA Shares offered hereby will be ready for delivery on or about October 28, 2003.

Meridian Investments, Inc.

Placement Agent

The date of this prospectus supplement is October 23, 2003.

CharterMac Property Map as of June 30, 2003

Properties Financed by CharterMac

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized any other person to provide you with information different from or additional to that contained or incorporated by reference in this prospectus supplement or accompanying prospectus. We are offering to sell, and are seeking offers to buy, Series A Convertible CRA Shares only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of its respective date or as of other dates which are specified in these documents. Our business, financial condition, results of operations and prospects may have changed since these dates.

This prospectus supplement contains servicemarks and trade names of other companies.

i

Prospectus Supplement Summary

This summary highlights information included elsewhere in or incorporated by reference in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. You should read the following summary together with the more detailed information included or incorporated by reference in this prospectus supplement or the accompanying prospectus, including risk factors, regarding our business and the Series A Convertible CRA Shares being offered hereby.

In this prospectus supplement, we refer to:

•	Our Series A Convertible Community Reinvestment Act Preferred Shares as “Series A Convertible CRA Shares,” and our Convertible Community Reinvestment Act Preferred Shares as “Convertible CRA Shares”;

•	Our Series A Convertible CRA Shares and our Convertible CRA Shares, collectively, as “CRA Shares”;

•	Charter Municipal Mortgage Acceptance Company together with its subsidiaries (unless the context otherwise requires) as “we,” “us,” “our,” or “our Company”;

•	Related Charter, LP, our external manager, as “Related Charter”;

•	Charter Mac Corporation, our internal manager and wholly-owned subsidiary, as “CM Corp.”;

•	Related Charter and CM Corp., collectively, as our “Manager”;

•	Related Capital Company as “Related Capital”; and

•	The Related Companies, L.P. as “TRCLP.”

Our Company

Overview

We are Charter Municipal Mortgage Acceptance Company, a statutory trust formed under the laws of the State of Delaware. We are offering 1,033,932 Series A Convertible CRA Shares, which are convertible into our common shares on a one-to-one basis at the end of any calendar quarter or otherwise at our discretion. We have previously issued CRA Shares, all of which are on parity with the Series A Convertible CRA Shares offered hereby with respect to allocation of CRA Credits (as defined below), and whose terms, with the exception of the conversion rate and notice provisions, are identical to the Series A Convertible CRA Shares, including those offered hereby. As of the date of this prospectus supplement, our outstanding shares of beneficial interest consisted of (i) 42,656,999 common shares, (ii) 1,351,636 Convertible CRA Shares which are convertible into 1,275,491 common shares and (iii) 5,834,620 Series A Convertible CRA Shares which are convertible into 5,834,620 common shares.

We are principally engaged in the acquisition and ownership (directly and indirectly through our subsidiaries) of federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. Most of our investments are held indirectly through our subsidiaries.

CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee.

CM Corp. currently owns approximately 84% of the outstanding capital stock of PW Funding Inc. (which we refer to as “PW Funding”), a national mortgage banking firm specializing in multifamily housing. CM Corp. expects to acquire the remaining outstanding capital stock of PW Funding over the next 6 to 18 months.

We and our subsidiaries (excluding CM Corp. and PW Funding) are each either classified as a partnership or disregarded for federal income tax purposes and thus are not subject to federal income taxation. As such, we pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. Although the exact percentage will vary from time to time, we estimate that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See “Risk Factors—Risks relating to our Company and the operation of our business—Our classification as a publicly-traded partnership is not free from doubt and could be challenged” and “Federal Income Tax Considerations,” below.

Investing in Our Series A Convertible CRA Shares

Based on an opinion of counsel and interpretive rulings issued by the four federal agencies governing lending institutions, the (i) Office of the Comptroller of the Currency (“OCC”), (ii) Office of Thrift Supervision (“OTS”), (iii) Federal Deposit Insurance Corporation (“FDIC”) and (iv) Board of Governors of the Federal Reserve System (“FRB”, and, together with OCC, OTS and FDIC, the “CRA Federal Agencies”), we believe that our current revenue bond investments are, and we expect that substantially all of our future revenue bond investments will be, “qualified investments” under the Community Reinvestment Act of 1977, as amended and as affected by the Gramm-Leach-Bliley Act, enacted on November 12, 1999 (which we refer to as the “CRA”). As such, we believe that it is more likely than not that purchasers of the Series A Convertible CRA Shares offered hereby who are subject to the CRA will receive positive consideration (which we refer to as “CRA Credit”) under the CRA “investment test” for the allocated amount of their investment in the Series A Convertible CRA Shares offered hereby which benefits the purchaser’s self-defined geographic CRA assessment area or a broader statewide or regional area that includes the investor’s self-defined geographic CRA assessment area and which allocated amount such purchasers report under the CRA “investment test.” The Series A Convertible CRA Shares offered hereby will receive allocations of CRA Credits available as of the closing of this offering based on our then current unallocated investments and the area for allocation which the investor specifies as its preference.

We intend to use the net proceeds from the sale of the Series A Convertible CRA Shares offered hereby primarily to acquire additional revenue bonds, the proceeds of which will finance the construction and/or ownership of multifamily housing properties, most of which benefit from federal Low Income Housing Tax Credits (“LIHTCs”) pursuant to Section 42 of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, we may acquire tax-exempt revenue bonds that are issued for the benefit of Section 501(c)(3) not-for-profit organizations and make other types of investments permitted under our trust agreement. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

Our Current Management

We currently operate our day-to-day activities and select our investments utilizing the services and advice provided by CM Corp. and Related Charter, an affiliate of Related Capital. CM Corp. and Related

Charter provide these management services to us pursuant to management agreements between (i) CM Corp. and/or Related Charter and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying the description of our management arrangement in this prospectus supplement, we refer to CM Corp. and Related Charter, collectively, as our “Manager.”

Our Manager has subcontracted its obligations under the management agreements to Related Capital and uses Related Capital’s resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 19 years of experience in the real estate industry.

Our Proposed Acquisition of Related Capital

On December 18, 2002, we announced that a newly-formed, wholly-owned subsidiary of our Company, which we refer to as the “CharterMac Sub,” had entered into an agreement to acquire 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). We anticipate paying total consideration of up to $338 million in connection with the acquisition. The acquisition will result in our being an internally-managed company.

Related Capital, a privately held general partnership, is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. Related Capital, through investment programs it sponsors, has an indirect ownership interest in the largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, Related Capital has amassed a track record with investors and multifamily developers, having provided debt (primarily through us) and equity financing for over 1,300 properties located throughout the United States. Related Capital also provides asset management and loan servicing for a portfolio of real estate and loans valued at over $18.7 billion (of which $4.7 billion are our loans). Related Capital and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of real estate investment trusts (REITs), statutory trusts, limited liability companies and limited partnerships, which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

Related Capital generates cash flow predominately from: acquisition and partnership management fees in connection with its capital raising and sponsorship of investment programs; investment fees associated with acquisition and disposition activities of each investment program; and asset management and advisory fees associated with on-going administration of each investment program.

The selling principals of Related Capital include its four executive managing partners (Stuart J. Boesky, Alan P. Hirmes, Marc D. Schnitzer and Denise L. Kiley), two of whom are members of our board of trustees, and an affiliate of TRCLP, which is a New York limited partnership with a majority of its equity owned by Stephen M. Ross, who is also the Chairman of our board of trustees. We collectively refer to the selling principals of Related Capital as the “Related Principals.”

Following the completion of our proposed acquisition, the economic interest in our Company of (i) TRCLP will equal approximately 17.7% and (ii) our management and the Related Principals (other than TRCLP) will equal approximately 8.7%.

Our proposed acquisition of Related Capital is still subject to customary conditions, including receipt of the affirmative vote of the holders of a majority of our common shares. Common shareholders of record on August 1, 2003 are entitled to vote on the proposed acquisition of Related Capital at our annual meeting of shareholders, scheduled to occur on October 29, 2003. A proxy statement relating to our proposed acquisition of Related Capital, dated September 5, 2003 has been filed with the SEC and mailed to common shareholders entitled to vote at the annual meeting on or about September 9, 2003.

Community Reinvestment Act

The CRA requires federal bank regulatory agencies to encourage banks and similar institutions that are insured by the FDIC to help meet the credit needs of their local communities, including low and moderate income neighborhoods. Approximately once every two years, examiners from the CRA Federal Agencies assess and “rate” a lending institution’s activities in low and moderate income neighborhoods within such institution’s self-defined geographic CRA assessment area. If a CRA Federal Agency finds that a lending institution is not serving those neighborhoods, it can delay or deny that institution’s request to merge with or acquire another lender or to open or relocate a branch or expand any of its other services.

Lending institutions with assets of $250 million or more are subject to the most rigorous exams. Larger retail institutions receive an overall CRA exam rating based on their performance in three areas: lending, investment and service. The “lending test” considers the number of loans made to lower income and minority individuals and communities, and the “investment test” and the “service test” consider, respectively, the number and types of investments and services (e.g., branches and automatic teller machines) in minority and lower income communities. For an institution with $250 million or more in assets or for an institution whose holding company has $1 billion or more in consolidated assets, the investment test comprises 25% of the overall CRA exam rating. While financial institutions with less than $250 million in assets are subject only to a lending test, they can use their qualified investments to enhance their overall rating. Banks that are designated as limited purpose or wholesale banks for CRA exam purposes can elect to be evaluated partially or totally on their performance on the investment test.

The Investment Test

In order to be a “qualified investment” for purposes of the “investment test,” the primary purpose of the investment must be community development. Under the CRA, investments which promote community development include, among others, those investments which provide affordable housing for low or moderate income individuals or fund activities that revitalize or stabilize low or moderate income areas.

We have received from Goulston & Storrs, P.C. (“Goulston & Storrs”) a legal opinion (the “CRA Opinion”), a copy of which is attached as an Appendix hereto, which concludes that, assuming among other things, that a banking institution has legal authority to make the investment, it is more likely than not that (i) a banking institution’s investment in the Series A Convertible CRA Shares offered hereby will receive positive consideration under the CRA as a “qualified investment”; and (ii) our methodology of initial allocation will be acceptable to the CRA Federal Agencies. The opinion is subject to any amendments to the existing rules, regulations and published agency guidance pertaining to the CRA that may occur in the future. See “Our Series A Convertible CRA Shares—Allocations with respect to this Series A Convertible CRA Share offering.” However, particular investments, including the Series A Convertible CRA Shares offered hereby, are not designated as CRA-qualifying at the time of issuance by any governmental agency. The final determination of whether all or any portion of an investment is CRA-qualifying is made by the CRA Federal Agencies during their periodic examinations of regulated institutions. There is no assurance that the CRA Federal Agencies will concur with either of (i) our evaluation that an investment in the Series A Convertible CRA Shares offered hereby is a “qualified investment” under the CRA or (ii) the CRA Opinion. See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—Our Series A Convertible CRA Shares may not be considered a qualified investment under the CRA.”

Since the introduction of our CRA Shares, four investors in our CRA Shares have had a CRA performance evaluation in which their investment in our CRA Shares was reported. Three of the investors have received an “Outstanding” rating and one of the investors received a “High Satisfactory”

rating for their investment test compliance. For one particular investor, the institution’s investment in our CRA Shares was specifically identified by the Federal Reserve Bank of Virginia as an example contributing to the institution’s having met the community development test through qualified investments. To date, we are not aware that any of the CRA Federal Agencies have notified any holders of our CRA Shares that they do not concur with either of (i) our evaluation that an investment in our CRA Shares is a “qualified investment” under the CRA or (ii) the CRA Opinion.

Allocation of CRA Credits

Only holders of our CRA Shares, which we refer to as “CRA shareholders,” may request allocations of CRA Credit for their self-defined geographic CRA assessment area up to the aggregate amount of their respective investment. In determining the priority of allocation of CRA Credits among CRA Shareholders, the Series A Convertible CRA Shares offered hereby will participate in accordance with the procedures set forth under the heading “Our Series A Convertible CRA Shares—Allocations with respect to this Series A Convertible CRA Share offering—Allocation Priorities” in this prospectus supplement.

For a banking institution to request allocations of CRA Credit for its self-defined geographic CRA assessment area, we must hold CRA “qualifying investments” located in the banking institution’s self-defined geographic CRA assessment area or a larger regional area which includes the institution’s self-defined geographic CRA assessment area, and we must allocate those CRA “qualifying investments” to such banking institution. A “qualified investment” is required to be responsive to the credit and community development needs of a banking institution’s self-defined geographic CRA assessment area or larger regional area which includes the institution’s self-defined geographic CRA assessment area, among several other qualitative factors. According to the CRA Federal Agencies, a regional area may be as small as a city or a county or as large as a multi-state area. The CRA Federal Agencies have, for example, stated that “the mid-Atlantic states” may comprise a regional area. However, an examiner may accord greater weight to a qualified investment that provides direct benefits to the banking institution’s self-defined geographic CRA assessment area. According to the CRA Federal Agencies, depending on the circumstances, examiners may view loans or investments with more direct benefits to a banking institution’s self-defined geographic CRA assessment area as being more responsive to the credit and community development needs of that banking institution’s self-defined geographic CRA assessment area as compared to loans or investments for which the actual benefit to the banking institution’s self-defined geographic CRA assessment area is uncertain or for which the benefit is diffused throughout a larger area that includes the institution’s self-defined geographic CRA assessment area. Under guidance published by the CRA Federal Agencies in July 2001, financial institutions may receive credit for a qualified investment wholly outside of their self-defined geographic CRA assessment area, provided they have otherwise adequately addressed their assessment area needs.

Although each of our CRA shareholders indirectly owns (along with holders of our common shares) an undivided beneficial interest in all of our investments for purposes of quarterly distributions, allocations of our income and losses, and our distributions upon liquidation, dissolution or winding up, we attempt to allocate interests in specific investments to specific CRA shareholders for CRA reporting purposes based on each CRA shareholder’s specification of its self-defined geographic CRA assessment area. Through our CRA Credit allocation procedures and reporting methodology, we intend to prevent CRA Credits from being “double-counted” (i.e., prevent allocating to shareholders more than the carrying value of a revenue bond investment) and to provide CRA shareholders with allocations of qualified investments for CRA reporting purposes based on each such shareholder’s designated self-defined geographic CRA assessment area.

We will work with prospective investors in the Series A Convertible CRA Shares offered hereby to allocate among them our current unallocated investments based on the area for allocation which the investor specifies as its preference and which are available as of the closing of this offering. Prospective investors in the Series A Convertible CRA Shares offered hereby may request an allocation for CRA Credits for a specific self-defined geographic CRA assessment area in an amount equal to the aggregate amount of their investment. Prior to a prospective investor’s purchase of the Series A Convertible CRA Shares offered hereby, we will (i) ask the prospective investor to provide us with its self-defined geographic CRA assessment area and (ii) notify such prospective investor of its allocation. To the extent that at the time of its purchase of the Series A Convertible CRA Shares offered hereby, an investor is not allocated revenue bond investments for CRA Credits within an area specified by such investor and in an amount equal to its investment, we will use our commercially reasonable efforts to acquire investments after closing that satisfy such investor’s specified CRA criteria. See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—Replacement or reallocation of CRA Credits may not be recognized by the CRA Federal Agencies.”

The rights and preferences of our CRA Shares, including the rights and preferences of the Series A Convertible CRA Shares offered hereby, together with a detailed description of the allocation procedure and rights, if any, to change allocations and/or obtain replacement allocations after the initial closing or upon a sale, repayment, prepayment or foreclosure of an investment or the transfer of CRA Shares, are set forth under “Our Series A Convertible CRA Shares.”

CRA Reporting

We provide the following support and documentation to prepare our CRA shareholders for CRA examinations by the CRA Federal Agencies. See “Our Series A Convertible CRA Shares—CRA Examination Assistance” and “Our Series A Convertible CRA Shares—CRA Reporting” for a description of such support and documentation.

•	We maintain documentation, which is available to our CRA shareholders, supporting our evaluation that our investments (and, therefore, our CRA Shares) are “qualified investments” for CRA “investment test” purposes.

•	We also provide our CRA shareholders with the following documentation:

➢	an initial report within 30 days after their purchase of our CRA Shares, which sets forth specific information such as the name and address of the underlying property, the carrying value of the investment allocated to such CRA shareholder, data concerning the community served by the underlying property, tenant income limitations and a brief description of the underlying property’s development status (i.e., under construction, leasing, or stabilized occupancy);

➢	quarterly reports within 45 days after the end of each calendar quarter, which sets forth specific information such as the name and address of the underlying property, the carrying value of the investment allocated to such CRA shareholder and updated information on the property’s construction and physical occupancy status; and

➢	copies of our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC.

•	These reports, specific and password protected to each CRA shareholder, are also available on our secure website at http://www.chartermac.com.

Revenue Bond Portfolio and CRA-Qualifying Investments

As of June 30, 2003, our revenue bond portfolio included direct or indirect interests in 224 revenue bonds with an aggregate carrying value of approximately $1.7 billion, secured by 162 affordable multifamily properties containing 33,852 units located in 25 states and the District of Columbia. From

July 1, 2003 through October 23, 2003, we have acquired direct or indirect interests in 18 revenue bonds with an aggregate carrying value of approximately $204.1 million.

The following table summarizes, by state, the revenue bonds held directly or indirectly by us as of the date of this prospectus supplement (organized by whether they yield federally tax-exempt or taxable income), all of which we believe are CRA-qualifying investments. All or a portion of the carrying value of the revenue bonds listed in bold/italics has previously been allocated to our CRA shareholders or is otherwise unavailable for allocation.

Revenue Bonds Owned as of June 30, 2003
Property	City, State, Zip Code	No. of Units	Bond Carrying Value(1)(2)	Bond Carrying Value Available for Allocation(3)

Tax-Exempt First Mortgage Bonds
Briarwood	Fort Smith, AR 72908	128	2,658,000	2,658,000
Briarwood	Fort Smith, AR 72908	*	638,000	638,000
Briarwood	Fort Smith, AR 72908	*	619,000	619,000
Chapel Ridge of Little Rock	Little Rock, AR 72223	128	5,972,000	5,972,000
Oakwood Manor	Little Rock, AR 72209	200	5,750,000	5,750,000
Oakwood Manor	Little Rock, AR 72209	*	505,000	505,000
Valley View & Summertree	Little Rock, AR 72116	240	10,389,000	10,389,000
Valley View & Summertree	Little Rock, AR 72116	*	609,000	609,000
Chapel Ridge of Texarkana	Texarkana, AR 71854	144	6,418,000	6,418,000
Franciscan Riviera	Antioch, CA 94509	129	7,042,000	7,042,000
Sycamore Woods	Antioch, CA 94509	186	9,712,000	9,712,000
Palm Terrace	Auburn, CA 95603	80	4,952,000	3,952,000
Palm Terrace	Auburn, CA 95603	*	2,198,000	2,198,000
Palm Terrace	Auburn, CA 95603	*	1,425,000	1,425,000
Lexington (Bedford) Square	Clovis, CA 93612	130	3,672,000	3,422,000
Silvercrest	Clovis, CA 93612	100	2,427,000	1,427,000
Greenbriar	Concord, CA 94518	199	9,887,000	8,887,000
Del Monte Pines	Fresno, CA 93650	366	11,223,000	9,973,000
Northpointe Village	Fresno, CA 93650	406	14,880,000	13,880,000
Cedarbrook	Hanford, CA 93230	70	3,026,000	2,026,000
Mecca Vineyards	Indio, CA 92201	268	14,185,000	14,185,000
Mecca Vineyards	Indio, CA 92201	*	1,632,000	1,632,000
Carrington Point	Los Banos, CA 93635	80	3,221,000	3,221,000
Grove Apartments	Merced, CA 95340	204	8,686,000	8,686,000
Grove Apartments	Merced, CA 95340	*	3,209,000	3,209,000
Grove Apartments	Merced, CA 95340	*	1,936,000	1,936,000
Village Green	Merced, CA 95348	128	3,464,000	2,464,000
Village Green	Merced, CA 95349	*	567,000	567,000
Standiford	Modesto, CA 95350	250	10,177,000	8,927,000
Casa Ramon	Orange, CA 92866	75	5,325,000	85,000
Community Arms	Pasadena, CA 91103	133	6,559,000	559,000
Community Arms	Pasadena, CA 91103	*	1,066,000	1,066,000
King’s Village	Pasadena, CA 91103	313	19,861,000	8,101,000
Park Sequoia	San Jose, CA 95127	81	7,584,000	5,584,000
Autumn Ridge	San Marcos, CA 92069	192	10,679,000	6,179,000
Phoenix	Stockton, CA 95201	186	3,428,000	3,428,000
Lake Park	Turlock, CA 95380	104	3,957,000	3,707,000
Stonecreek	Watsonville, CA 95076	120	9,393,000	9,393,000
Bryte Gardens	West Sacramento, CA 95605	108	5,628,000	4,628,000
West Meadows	Colorado Springs, CO 80906	216	14,141,000	14,141,000
Waterford Place II	Loveland, CO 80537	164	6,146,000	6,146,000
Millpond Village	Broad Brook, CT 06016	360	16,199,000	16,199,000
Barnaby Manor	Washington, DC 20032	124	4,979,000	4,979,000
Faircliff Plaza	Washington, DC 20009	80	7,562,000	7,562,000

Property	City, State, Zip Code	No. of Units	Bond Carrying Value(1)(2)	Bond Carrying Value Available for Allocation(3)
Fort Chaplin	Washington, DC 20019	549	26,679,000	26,679,000
Garfield Park	Washington, DC 20032	94	3,546,000	3,546,000
Newark Commons	New Castle, DE 19720	220	15,662,000	3,662,000
Reflections	Casselberry, FL 32707	336	14,449,000	14,449,000
Gulfstream	Dania, FL 33004	96	3,790,000	2,790,000
Summer Lake	Dania, FL 33314	108	6,218,000	6,218,000
Jubilee Courtyards	Florida City, FL 33034	98	4,321,000	4,321,000
Lewis Place	Gainesville, FL 32641	112	4,051,000	4,051,000
Meridian	Hollywood, FL 33020	160	8,670,000	8,670,000
Colonial Park	Margate, FL 33063	160	8,612,000	8,612,000
Allapattah Gardens	Miami, FL 33142	128	5,203,000	5,203,000
Allapattah Gardens	Miami, FL 33142	*	375,000	375,000
Douglas Pointe	Miami, FL 33056	176	7,457,000	7,457,000
Lakes Edge at Walden	Miami, FL 33125	400	15,374,000	15,374,000
Hidden Grove	Miami, FL 33176	222	9,127,000	8,127,000
Running Brook	Miami, FL 33177	186	9,432,000	8,432,000
College Park	Naples, FL 34101	210	10,959,000	2,938,000
Willow Creek II	North Port, FL 34287	104	4,338,000	820,000
Madalyn Landing	Palm Bay, FL 32257	304	13,500,000	13,500,000
Laguna Pointe	Pompano Beach, FL 33060	188	13,968,000	13,968,000
Belmont Heights	Tampa, FL 33607	201	2,851,000	2,851,000
Cypress Run	Tampa, FL 33647	408	13,503,000	13,503,000
Sherwood Lake	Tampa, FL 33612	149	4,583,000	4,083,000
Cobblestone	Acworth, GA 30101	172	11,905,000	11,905,000
Oak Hill	Athens, GA 30601	220	8,095,000	8,095,000
Lakepointe	Atlanta, GA 30088	360	13,593,000	13,593,000
Orchard Mill	Atlanta, GA 30108	238	11,815,000	11,815,000
Shannon Lake	Atlanta, GA 30291	294	12,603,000	12,603,000
Columbia at Bells Ferry	Cherokee County,GA 30102	272	14,434,000	14,434,000
Johnston Mill	Columbus, GA 31904	336	16,684,000	16,684,000
Midtown Square	Columbus, GA 31906	144	6,218,000	6,218,000
Magnolia Arbors	Covington, GA 30016	250	14,066,000	14,066,000
Mountain Grove	Dekalb Co., GA30021	360	19,200,000	19,200,000
Lenox Park	Gainesville, GA 30501	292	13,263,000	13,263,000
Woodlawn Park	McDonough, GA 30253	240	16,500,000	16,500,000
Oaks at Brandlewood	Savannah, GA 31405	324	13,365,000	13,365,000
Hickory Falls	Villa Rica, GA 30180	220	12,044,000	12,044,000
Willow Creek	Ames, IA 50010	138	6,635,000	6,635,000
Chapel Ridge at Cedar Rapids	Cedar Rapids, IA 52302	200	11,200,000	11,200,000
Chapel Ridge at Council Bluffs	Council Bluffs, IA 51501	160	8,130,000	8,130,000
Chapel Ridge at Council Bluffs	Council Bluffs, IA 51501	*	570,000	570,000
Inverness Centre	Ft. Wayne, IN 46804	192	10,101,000	10,101,000
Falcon Creek	Indianapolis, IN 46201	131	6,572,000	6,272,000
Armstrong Farm	Jeffersonville, IN 47130	168	9,279,000	9,279,000
Lansing Heights	Lansing, KS 66027	130	8,321,000	8,321,000
Lansing Heights	Lansing, KS 66027	*	232,000	232,000
Highland Ridge(4)	St. Paul, MN 56118	228	16,317,000	0
Lakewood Terrace	Belton, MO 64012	152	8,494,000	7,494,000
Stonebridge	St. Louis, MO 63033	100	5,535,000	2,256,000
Mansion, The	Independence, MO 64055	550	21,157,000	21,157,000
Kensington Court	Kansas City, MO 64117	192	10,278,000	5,278,000
Lakes, The	Kansas City, MO 64135	400	11,988,000	11,988,000
Merchandise Mart	St. Louis, MO 63101	213	28,132,000	25,132,000
Pelican Cove	St. Louis, MO 63031	402	19,580,000	17,580,000
Riverbend	St. Louis, MO 63111	98	2,865,000	865,000
Riverbend	St. Louis, MO 63111	*	815,000	815,000
Riverbend	St. Louis, MO 63111	*	300,000	300,000

Property	City, State, Zip Code	No. of Units	Bond Carrying Value(1)(2)	Bond Carrying Value Available for Allocation(3)
Riverbend	St. Louis, MO 63111	*	48,000	48,000
Tupelo Trace	Tupelo, MS 38801	200	9,650,000	9,650,000
Magnolia Commons	Vicksburg, MS 39189	192	8,811,000	8,811,000
Grandview Forest	Durham, NC 27713	92	6,171,000	6,171,000
Lakemoor	Durham, NC 27701	160	9,790,000	9,790,000
Forest Hills	Garner, NC 27529	136	6,267,000	6,267,000
Pheasant Ridge	Bellevue, NE 68123	264	9,115,000	9,115,000
Regency Apartments	Lincoln, NE 68506	106	6,065,000	6,065,000
Hamilton Gardens	Hamilton, NJ 06610	174	6,800,000	0
Westlake Village	Jackson, NJ 08527	150	6,941,000	0
Westlake Village	Jackson, NJ 08527	*	690,000	246,333
Georgia King	Newark, NJ 07107	422	19,295,000	15,961,667
Georgia King	Newark, NJ 07107	*	9,374,000	9,374,000
Lincoln Park	Newark, NJ 07102	80	5,330,000	5,330,000
River’s Edge	Green Island, NY 12183	190	16,204,000	15,204,000
Ecumenical Homes	Dayton, OH 45407	50	2,881,000	2,581,000
Ecumenical Homes	Dayton, OH 45407	*	574,000	574,000
Ecumenical Homes	Dayton, OH 45407	*	223,000	223,000
Ecumenical Homes	Dayton, OH 45407	*	89,000	89,000
Chapel Ridge of Claremore	Claremore, OK 74017	104	4,614,000	4,614,000
Chapel Ridge at North Edmond	Oklahoma City, OK 73083	160	50,000	50,000
Chapel Ridge of Yukon	Oklahoma City, OK 73099	200	9,400,000	9,400,000
Highpointe	Harrisburg, PA 17110	240	6,302,000	6,302,000
Highpointe	Harrisburg, PA 17110	*	4,389,000	4,389,000
Walnut Park Plaza	Philadelphia, PA 19139	224	5,806,000	5,806,000
Chapel Ridge of Jackson	Jackson, TN 38305	124	5,064,000	5,064,000
Creekside Landing	Memphis, TN 38118	248	5,101,000	5,101,000
Cedar Pointe	Nashville, TN 37013	210	8,500,000	8,500,000
Arbors at Creekside	Austin, TX 78746	176	9,613,000	9,613,000
Blunn Creek	Austin, TX 78704	280	16,429,000	16,429,000
Circle S	Austin, TX 78745	200	10,047,000	10,047,000
Mountain Ranch	Austin, TX 73301	196	9,751,000	9,751,000
Pleasant Valley Villas	Austin, TX 78741	280	15,191,000	15,191,000
Riverside Meadows	Austin, TX 78741	248	12,078,000	12,078,000
South Congress	Austin, TX 78704	172	7,089,000	6,089,000
Southwest Trails	Austin, TX 78735	160	7,168,000	6,168,000
Walnut Creek	Austin, TX 78723	98	3,646,000	3,646,000
Walnut Creek	Austin, TX 78724	*	379,000	379,000
Clarkridge Villas	Dallas, TX 75206	256	15,334,000	15,334,000
Hickory Trace	Dallas, TX 75237	180	12,519,000	12,519,000
Hillside	Dallas, TX 75217	236	13,128,000	12,128,000
Oak Hollow	Dallas, TX 75216	150	9,059,000	9,059,000
Oaks at Hampton	Dallas, TX 75224	250	10,300,000	9,300,000
Oaks III	Dallas, TX 75224	280	12,660,000	12,660,000
Southern Oaks	Dallas, TX 75216	256	15,181,000	15,181,000
Williams Run	Dallas, TX 75214	252	13,751,000	13,751,000
Bluffview	Denton, TX 76201	250	12,201,000	12,201,000
Knollwood Villas	Denton, TX 76201	264	15,679,000	15,679,000
Quail Creek	Denton, TX 76208	264	14,300,000	14,300,000
Parks at Westmoreland	DeSoto, TX 75115	250	12,160,000	12,160,000
Grace Townhomes	Ennis, TX 75119	112	5,880,000	5,880,000
Cobb Park	Ft. Worth, TX 76105	172	8,327,000	7,327,000
Ironwood	Ft. Worth, TX 76106	280	15,000,000	15,000,000
Clearwood	Houston, TX 77075	276	15,754,000	15,254,000
Emerald Bay	Houston, TX 77028	248	11,101,000	10,601,000
Green Crest	Houston, TX 77001	192	13,128,000	12,628,000
Lexington Trails	Houston, TX 77092	200	4,500,000	4,500,000

Property	City, State, Zip Code	No. of Units	Bond Carrying Value(1)(2)	Bond Carrying Value Available for Allocation(3)
Matthew Ridge	Houston, TX 77002	240	11,766,000	11,266,000
Shadow Ridge	Houston, TX 77014	260	12,245,000	12,245,000
West Oaks	Houston, TX 77082	168	10,889,000	10,389,000
Gateway at Lake Jackson	Lake Jackson, TX 77566	160	10,670,000	10,670,000
Bay Colony	League City, TX 77573	248	11,365,000	11,365,000
Lakeline	Leander, TX 78761	264	23,051,000	23,051,000
Cedar Creek	McKinney, TX 75069	250	9,030,000	8,030,000
Heatherwilde	Pflugerville, TX 78660	256	13,672,000	13,672,000
Heatherwilde	Pflugerville, TX 78660	*	1,575,000	1,575,000
Greenbridge at Buckingham	Richardson, TX 75081	242	19,735,000	19,735,000
Red Hill Villas	Round Rock, TX 78664	168	10,992,000	10,992,000
Rosemont	San Antonio, TX 78224	280	15,181,000	15,181,000
White Rock	San Antonio, TX 78218	336	21,897,000	20,897,000
San Marcos	San Marcos, TX 78666	156	8,001,000	8,001,000
Park Centre(5)	Alexandria, VA 22302	326	14,347,000	11,347,000
Woods Edge	Charlottesville, VA 22901	97	5,458,000	3,903,700
Ocean Air	Norfolk, VA 23501	434	10,878,000	9,323,700
Princess Anne House	Virginia Beach, VA 23462	186	8,440,000	8,440,000
Tallwood	Virginia Beach, VA 23462	120	6,750,000	6,750,000
Viewcrest Villages	Bremerton, WA 98310	300	9,358,000	9,358,000
Ocean Ridge	Federal Way, WA 98003	192	6,960,000	5,960,000
Silverwood	Lakewood, WA 98499	107	3,565,000	3,565,000
Crowne Pointe	Olympia, WA 98502	160	5,520,000	5,520,000
Hostmark	Poulsbo, WA 98370	120	4,300,000	4,300,000
Newport Village	Tacoma, WA 98407	402	14,141,000	13,141,000
Orchard Hills	Tacoma, WA 98467	176	6,146,000	5,146,000
Fort Vancouver	Vancouver, WA 98661	131	6,200,000	6,200,000

Subtotal—Tax-Exempt First Mortgage Bonds at June 30, 2003		33,160	$1,627,569,000	$1,490,707,400

Property	City, State, Zip Code	No. of Units	Bond Carrying Value(1) (2)	Bond Carrying Value Available for Allocation(3)

Taxable First Mortgage Bonds
Oakwood Manor	Little Rock, AR 72209	*	839,000	839,000
Greenbriar	Concord, CA 95418	*	2,094,000	2,094,000
Mecca Vineyards	Indio, CA 92201	*	374,000	374,000
Lake Park	Turlock, CA 95380	*	390,000	390,000
Meridian	Hollywood, FL 33020	*	379,000	379,000
Colonial Park	Margate, FL 33063	*	379,000	379,000
Lakes Edge at Walden	Miami, FL 33125	*	1,778,000	1,778,000
Johnston Mill	Columbus, GA 31904	*	462,000	462,000
Midtown Square	Columbus, GA 31906	*	243,000	243,000
Magnolia Arbors	Covington, GA 30016	*	1,034,000	1,034,000
Oaks at Brandlewood	Savannah, GA 31405	*	1,213,000	1,213,000
Inverness	Ft. Wayne, IN 46804	*	1,062,000	1,062,000
Pheasant Ridge	Bellevue, NE 68123	*	1,865,000	1,865,000
Chapel Ridge at Jackson	Jackson, TN 38305	*	857,000	857,000
Creekside Landing	Memphis, TN 38118	*	1,048,000	1,048,000
Circle S	Austin, TX 78745	*	1,945,000	1,945,000
Pleasant Valley Villas	Austin, TX 78741	*	1,443,000	1,443,000
Riverside Meadows	Austin, TX 78741	*	202,000	202,000
Hillside	Dallas, TX 75217	*	427,000	427,000
Oaks at Hampton	Dallas, TX 75224	*	546,000	546,000
Williams Run	Dallas, TX 75214	*	214,000	214,000
Quail Creek	Denton, TX 76208	*	1,800,000	1,800,000
Parks at Westmoreland	DeSoto, TX 75115	*	473,000	473,000
Cobb Park	Ft. Worth, TX 76105	*	313,000	313,000
Ironwood Crossing	Ft. Worth, TX 76106	*	1,970,000	1,970,000
Clearwood Villas	Houston, TX 77075	*	130,000	130,000
Emerald Bay	Houston, TX 77028	*	1,382,000	1,382,000
Lakeline	Leander, TX 78761	*	587,000	587,000
Greenbridge at Buckingham	Richardson, TX 75081	*	350,000	350,000
Red Hill Villas	Round Rock, TX 78664	*	439,000	439,000
White Rock	San Antonio, TX 78218	*	472,000	472,000
Princess Anne House	Virginia Beach, VA 23462	*	137,000	137,000
Viewcrest Villages	Bremerton, WA 98310	*	2,204,000	2,204,000
Ocean Ridge	Federal Way, WA 98003	*	2,349,000	2,349,000
Silverwood	Lakewood, WA 98449	*	530,000	530,000
Hostmark	Poulsbo, WA 98370	*	320,000	320,000
Fort Vancouver	Vancouver, WA 98661	*	468,000	468,000

Subtotal—Taxable First Mortgage Bonds at June 30, 2003		*	$32,718,000	$32,718,000

Total—First Mortgage Bonds at June 30, 2003		33,160	$1,660,287,000	$1,523,425,400

Tax-Exempt Subordinate Revenue Bonds
Draper Lane(5)	Silver Spring, MD 20910	406	11,000,000	11,000,000
Museum Towers(5)	Philadelphia, PA 19130	286	6,000,000	6,000,000

Subtotal—Tax-Exempt Subordinate Revenue Bonds at June 30, 2003		692	$17,000,000	$17,000,000

Total Revenue Bonds Investments at June 30, 2003		33,852	$1,677,287,000	$1,540,425,400

First Mortgage Bonds Purchased from July 1, 2003 up to and including October 23, 2003

Property	City, State, ZIP Code	No. of Units	Bond Carrying Value(1)(2)	Bond Carrying Value Available for Allocation(3)
Tax-Exempt First Mortgage Bonds

Chapel Ridge at Bethel Heights	Springdale, AR 72764	184	8,700,000	8,700,000
Chapel Ridge at Jackson	Jackson, MS 39205	144	6,900,000	6,900,000
Chapel Ridge at Richland	Richland, MS 39073	184	9,355,000	9,355,000
Hawk’s Landing	Ft. Meyers, FL 33908	204	10,750,000	5,250,000
KB Trumbull Portfolio(6)	(6)	1,170	23,700,000	23,100,000
KB Trumbull Portfolio(6)	(6)	*	7,385,183	7,385,183
Mountainside Manor	Jasper, GA 30143	176	9,400,000	9,400,000
Randolph Manor	Silver Springs, MD 20904	83	5,500,000	5,500,000
Timber Oaks	Grand Prairie, TX 75051	264	10,900,000	10,900,000
Toby Sexton	Atlanta, GA 30312	201	11,500,000	11,500,000
Vista Montana	Watsonville, CA 95077	132	11,000,000	11,000,000
Rose Court at Thorntree	Dallas, TX 75237	280	15,000,000	15,000,000
AE Portfolio(7)	(7)	1,909	46,550,000	46,550,000
AE Portfolio(7)	(7)	*	11,212,632	11,212,632
Cascade Road	Atlanta, GA 30331	210	10,300,000	10,300,000

Subtotal—Tax-Exempt First Mortgage Bonds		5,141	$198,152,815	$192,052,815

Taxable First Mortgage Bonds

Timber Oaks	Grand Prairie, TX 75051	*	2,300,000	2,300,000
Rose Court at Thorntree	Dallas, TX 75237	*	1,400,000	1,400,000
Cascade Road	Atlanta, GA 30331	*	2,200,000	2,200,000

Subtotal—Taxable First Mortgage Bonds		*	$5,900,000	$5,900,000

Total Revenue Bonds Acquired July 1, 2003 through October 23, 2003		5,141	$204,052,815	$197,052,815

(1)	The revenue bonds are deemed to be available-for-sale debt securities and, accordingly, are carried at their estimated fair values, which we refer to herein as “bond carrying value” in accordance with the provisions of Statement of Financial Accounting Standards No. 115.
(2)	Bond carrying value as of June 30, 2003, except those revenue bonds acquired after June 30, 2003, which are carried at original par value.
(3)	Bond carrying value available for allocation as of the date of this prospectus supplement.
(4)	Revenue bond was repaid on September 11, 2003.
(5)	With the exception of Draper Lane, Museum Towers and Park Centre, all of the revenue bonds comprise the total issuance of each revenue bond.
(6)	KB Trumbull Portfolio:

Property	City, State, ZIP Code	Units
Arbor Manor	Warren, OH 44484	84
Market Square	Steubenville, OH 43952	100
Ohio Village	Ashtabula, OH 44004	120
Owl’s Nest	East Cleveland, OH 44112	260
Pearl Village	Lorain, OH 55055	80
Senior Tower	Findlay, OH 45840	146
Stauben Village	Wintersville, OH 43953	120
Warren Village	Warren, OH 44484	120
Westgate Gardens	Lorain, OH 44052	72
Willow Creek	Tiffin, OH 44883	68

		1,170

(7)	AE Portfolio:

Property	City, State, ZIP Code	Units
White Pond Villa	Akron, OH 44320	173
Forrest Hill Terrace	East Cleveland, OH 44112	420
Euclid Hill Villa	Euclid, OH 44143	505
Euclid Beach Club	Cleveland, OH 44110	252
Euclid Beach Villa	Cleveland, OH 44110	559

		1,909

*	Not applicable to avoid duplication.

Our Address

Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our telephone number is (212) 421-5333.

The Offering

Securities Offered By Us	1,033,932 Series A Convertible CRA Shares. The number of Series A Convertible CRA Shares we may sell pursuant to this prospectus supplement may be increased or decreased by us in our sole discretion without prior notice.

Offering Price	$18.86 per Series A Convertible CRA Share.

Minimum Investment	The minimum investment for each investor in the Series A Convertible CRA Shares offered hereby will be $5 million. In our sole discretion, an investor may be permitted to invest less than $5 million. We and the placement agent reserve the right to reject any order to purchase the Series A Convertible CRA Shares offered hereby in whole or in part or to sell more or less than all of the Series A Convertible CRA Shares offered hereby.

Use of Proceeds	We estimate that the net proceeds from the sale of the Series A Convertible CRA Shares offered hereby will be approximately $18.6 million, after payment of the placement agent’s commission and other offering expenses. We intend to use the net proceeds from the sale of the Series A Convertible CRA Shares offered hereby primarily to acquire additional revenue bonds, the proceeds of which will finance the construction and/or ownership of multifamily housing properties, most of which will benefit from federal LIHTCs. In addition, we may acquire tax-exempt revenue bonds that are issued for the benefit of Section 501(c)(3) not-for-profit organizations and make other types of investments permitted under our trust agreement. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

CRA Credits	Based on the CRA Opinion and prior interpretive rulings issued by the CRA Federal Agencies, we believe that it is more likely than not that (i) a banking institution’s investment in the Series A Convertible CRA Shares offered hereby will receive positive consideration under the CRA as a “qualified investment” and (ii) our methodology of initial allocation will be acceptable to the CRA Federal Agencies. The Series A Convertible CRA Shares offered hereby will receive allocations of the CRA Credits available as of the closing date of this offering from our then current unallocated investments and based on the area for allocation which the purchaser specifies as its preference for allocation. Our investments will be valued at their carrying value for CRA Credit allocation purposes as set forth in our most recently issued quarterly report filed with the SEC prior to the date of this prospectus supplement. See “Revenue Bond Portfolio and CRA-Qualifying Investments” above for a list of the carrying values of the CRA-qualifying investments we currently hold.

Allocation of CRA Credits	Investors in our CRA Shares, including the Series A Convertible CRA Shares offered hereby, may request an allocation of CRA Credits for their specific self-defined geographic CRA assessment areas in an amount up to the aggregate amount of their investment. To the extent that at the time of its purchase of our CRA Shares an investor is not allocated the CRA Credits within the area specified by such investor and in the amount which it is entitled to receive based on its investment in our CRA Shares, we will use our commercially reasonable efforts to acquire investments after the closing that satisfy such investor’s specified CRA criteria.

The rights and preferences of our CRA Shares, including the Series A Convertible CRA Shares offered hereby, together with a detailed description of the allocation procedure and rights, if any, to change allocations, or to obtain replacement allocations after the initial closing or upon a sale, repayment, prepayment or foreclosure of an investment or the transfer of CRA Shares, are set forth under “Our Series A Convertible CRA Shares—Allocations with respect to this Series A Convertible CRA Share Offering—Allocation Priorities.” See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—Replacement or reallocation of CRA Credits may not be recognized by the CRA Federal Agencies.”

Rank	The Series A Convertible CRA Shares offered hereby rank (i) on parity (pro rata based on the number of shares) with our common shares and all other CRA Shares with respect to the payment of distributions and rights upon our liquidation, dissolution and winding up and (ii) pari passu with all other CRA Shares with respect to CRA Credit allocations, subject to the provisions set forth under “Our Series A Convertible CRA Shares—Allocations with respect to this Series A Convertible CRA Share Offering—Allocation Priorities.” Our income and loss will also be allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders.

We may issue, without the consent of the CRA shareholders: (i) additional common shares; (ii) securities which are senior to our CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution or winding up and (iii) additional securities which rank on parity with our CRA Shares with respect to CRA Credit allocations.

We will not allocate any CRA Credits to our common shareholders.

Distributions	Our CRA Shares, including the Series A Convertible CRA Shares offered hereby, participate pro rata (based on number of shares) with our common shares with respect to all distributions made by us. For the year ended December 31, 2002, we paid distributions totaling $1.26 per common share. Our most recently declared distribution on an annualized basis is $1.40 per common share (based upon our most recently declared quarterly distribution of $0.35 per common share). Subject to any preferential rights of any other shares and to the discretion of our board of trustees, we anticipate that we will pay distributions on our shares quarterly. See “Distribution Policy” below.

We expect to make distributions on the Series A Convertible CRA Shares offered hereby beginning in February, 2004 for the quarter ending December 31, 2003, subject to the declaration of distributions by our board of trustees. The first distribution will be based upon the quarterly distribution then payable, pro rated for the period from the closing date of this offering through December 31, 2003. For the first distribution, earnings will be similarly prorated for tax purposes.

Conversion	Our Series A Convertible CRA Shares may be converted into our common shares at the end of any calendar quarter (or more frequently at our discretion upon not less than 14 days written notice) at a shareholder’s option on a one-to-one basis (adjusted as described under “Our Series A Convertible CRA Shares—Anti-Dilution” herein). Upon conversion, holders are no longer entitled to retain the CRA Credits allocated to the CRA Shares that were converted into our common shares.

Voting Rights	Our CRA Shares, including the Series A Convertible CRA Shares offered hereby, have limited voting rights as described under “Our Series A Convertible CRA Shares—Voting Rights.”

Transfer Restrictions	A CRA shareholder may not transfer less than (i) 200,000 CRA Shares, or (ii) in the event that we permitted an investor to purchase less than 200,000 CRA Shares, the number of shares so purchased. In all events, however, if a transferor has not transferred all of its shares, it must retain no less than 200,000 CRA Shares or the number of shares initially purchased.

Absence of Market for Our CRA Shares

Our CRA Shares do not have an established trading market. We do not expect to list our CRA Shares on any securities exchange, nor do we expect any trading market for our CRA Shares to develop or be maintained. There can be no assurance as to the liquidity of our CRA Shares. See “Plan of Distribution.” Our CRA Shares are convertible, however, into our common shares, which are listed on the American Stock Exchange under the symbol “CHC.” See “Risk Factors—Risks relating to our Series A Convertible CRA

Shares—There is no public market for our Series A Convertible CRA Shares.” The last reported sale price of our common shares on the American Stock Exchange on October 23, 2003 was $18.50 per share.

Reports	In accordance with our trust agreement, after the close of each taxable year, we provide Schedule K-1 tax information to each CRA shareholder for the preparation of such shareholder’s tax returns, as well as any and all reports given to the common shareholders. In addition, we provide special reports to each CRA shareholder with respect to its CRA Credit allocations. These reports, specific and password protected to each CRA shareholder, are also available on our secure website at http://www.chartermac.com.

Distribution Policy

Subject to any preferential rights of any outstanding shares or series of shares, our CRA shareholders and common shareholders are entitled to receive distributions on a pro rata basis (based on number of shares), if, when and as authorized by our board of trustees. Because we hold most of our investments through our subsidiaries our shareholders are effectively subordinated to the liabilities and preferred equity of our subsidiaries. In particular, one of our subsidiaries, Charter Mac Equity Issuer Trust (which we refer to as the “Equity Trust”) has issued preferred shares with an aggregate liquidation amount of approximately $273.5 million, which effectively rank, with respect to payment of distributions and liquidation amounts, senior to our common shares and CRA Shares. See “Our Company—Raising Capital—Equity Offerings—Preferred Equity Issuances by Subsidiary.” Equity Trust may issue additional preferred shares, which also will effectively rank, with respect to payment of distributions and liquidation amounts, senior to our CRA Shares, including the Series A Convertible CRA Shares offered hereby, without the approval of our CRA shareholders.

Risk Factors

An investment in the Series A Convertible CRA Shares offered hereby involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus before you decide to purchase our Series A Convertible CRA Shares. If any of the following risks actually occur, our business, prospects, results of operations and financial condition would likely suffer. In these circumstances, the market price of our shares and the value of our CRA Shares could decline, and you may lose all or part of the money you paid to buy our Series A Convertible CRA Shares. This section includes or refers to certain forward-looking information. You should refer to the explanation of the qualifications and limitations on such forward-looking information discussed on page S-91 of this prospectus supplement.

    Risks relating to our Series A Convertible CRA Shares

Our Series A Convertible CRA Shares may not be considered a qualified investment under the CRA.

Based on the CRA Opinion, we believe that our revenue bond investments are “qualified investments” under the CRA and will permit banking institutions to receive positive consideration under the CRA investment test for the amount of their investment in the Series A Convertible CRA Shares offered hereby. However, particular investments, including the Series A Convertible CRA Shares offered hereby, are not designated as qualified investments under the CRA at the time of issuance by any governmental agency. The final determination of whether all or a portion of an investment is a qualified investment under the CRA is made by the CRA Federal Agencies during their periodic examinations of regulated institutions. There can be no assurance that the CRA Federal Agencies will concur with our conclusion that an investment in the Series A Convertible CRA Shares offered hereby is a “qualified investment” under the CRA notwithstanding the CRA Opinion.

Replacement or reallocation of CRA Credits may not be recognized by the CRA Federal Agencies.

As described under “Our Series A Convertible CRA Shares—CRA Shareholders’ Rights with Respect to CRA Credit Allocations,” we allow CRA shareholders under certain circumstances to replace their originally allocated investments with unallocated investments. The CRA Federal Agencies do not appear to distinguish between short-term and long-term investments. Published interpretive letters issued by the CRA Federal Agencies indicate that, all else being equal, banking institutions making the same dollar amount of investments over the same years would receive the same level of consideration. While we believe that our replacement allocation procedures are reasonable and within the spirit of the CRA, neither the CRA nor the interpretive rulings published by the CRA Federal Agencies give firm guidance as to whether our reallocation procedures and methodology will be accepted by the CRA Federal Agencies for CRA purposes and therefore we are unable at this time to determine how replacement allocations of CRA Credits will be treated by the CRA Federal Agencies. The CRA Opinion relates only to initial allocations of CRA Credits to CRA shareholders. There can be no assurance that the CRA Federal Agencies will give the replaced CRA Credits the same degree of consideration as they do to initial allocations of CRA Credits.

Risk Factors

Our revenue bond investments may be repaid, prepaid, sold or foreclosed and our new revenue bond investments may not be qualified investments under the CRA.

Our revenue bond investments allocated to a particular CRA shareholder may be repaid, prepaid, sold or foreclosed prior to their maturities and there can be no assurance that we will acquire additional revenue bonds that will provide such CRA shareholder with the amount and type of CRA Credits provided by such investments. We are not required under our trust agreement or otherwise to limit our investments to investments that are “qualified investments” under the CRA. To the extent that we do acquire additional investments that are “qualified investments” under the CRA, there can be no assurance that such new investments will satisfy a particular CRA shareholder’s CRA investment criteria. See “Our Series A Convertible CRA Shares—Allocations with respect to this Series A Convertible CRA Share offering—Prepayment, Repayment or Sale of Allocated Investments.”

There is no public market for our Series A Convertible CRA Shares.

We have not listed, and we do not intend to list, our Series A Convertible CRA Shares on any stock exchange. Accordingly, there is no established trading market for our Series A Convertible CRA Shares and there can be no assurance that any trading market for our Series A Convertible CRA Shares will develop or be maintained, or that the holders will be able to sell their Series A Convertible CRA Shares at times and prices that are attractive or at all. In addition, the ability of a CRA shareholder who converts its Series A Convertible CRA Shares into common shares to sell such common shares will be subject to the liquidity of the market for the common shares. For the twelve months ended June 30, 2003, the average daily trading volume for our common shares was approximately 128,790 per day.

    Risks relating to our Company and the operation of our business

Our income is subject to the risks of investments in affordable multifamily rental residential properties.

We derive a substantial portion of our income by investing in revenue bonds secured by affordable multifamily rental residential properties. Investing in such revenue bonds subjects us to various types and degrees of risk that could adversely affect the value of our assets and our ability to generate revenues, net income and cash available for distributions to shareholders, including the following:

•	the property securing a revenue bond does not generate sufficient income to meet its operating expenses and payments on its related revenue bond;

•	local, regional or national economic conditions may limit the amount of rent that can be charged for rental units at the properties, and may result in a reduction in rent payments or the timeliness of rent payments or a reduction in occupancy levels;

•	occupancy and rent levels may be affected by construction of additional housing units and national, regional and local politics, including current or future rent stabilization and rent control laws and agreements;

•	federal LIHTCs and city, state and federal housing subsidy or similar programs which apply to many of the properties impose rent limitations and could adversely affect the ability to increase rents to generate the funds necessary to maintain the properties in proper condition, which is particularly important during periods of rapid inflation or declining market value of such properties; and

•	if a revenue bond defaults, the value of the property securing such revenue bond (plus, for properties that have availed themselves of the federal LIHTCs, the value of such credit) may be less than the unamortized principal amount of such revenue bond.

Risk Factors

We and our shareholders are dependent on our Manager.

We and our subsidiaries (with the exception of PW Funding) currently have no employees (although, for administrative convenience, we have appointed officers) and our shareholders have no right or power to take part in the management of our Company or our subsidiaries. All decisions with respect to the management or control of our Company and our subsidiaries, subject to the supervision of our board of trustees (or the applicable subsidiaries board of directors), are currently made exclusively by our Manager. This includes, without limitation, the determination as to how we and our subsidiaries choose our investments.

We and each of our subsidiaries (with the exception of PW Funding) have entered into separate management agreements with Related Charter and/or CM Corp. pursuant to which they provide each respective entity with investment advice, portfolio management and all of the other services vital to such entity’s operations. The term of each of our management agreements is one year, and the term of our subsidiaries’ management agreements is generally 5 years. Neither we nor our subsidiaries may terminate our respective management agreements prior to the end of each term other than for cause. Thereafter, each management agreement may be renewed, subject to evaluation of the performance of our Manager by the relevant entity’s board of trustees (or directors). Each management agreement may be terminated (i) without cause by our Manager, or (ii) for cause by a majority of such entity’s independent trustees (or directors), in each case without penalty and each upon 60 days’ prior written notice to the non-terminating party. If our management agreements with our Manager are terminated, each of our subsidiaries’ respective management agreements with our Manager will automatically terminate. Our success, to a large extent, currently depends on the identification and selection of attractive investments and the general quality of our Manager. If our Manager terminates any of these entities’ management agreements, such entity may not be able to find an adequate replacement manager.

If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable.

Potential conflicts of interest may arise due to competition with our Manager, Related Capital and Affiliates.

Our Manager has subcontracted with Related Capital to provide the services which our Manager is required to provide under management agreements with us and our subsidiaries (with the exception of PW Funding). There are risks involved with this arrangement. Under these management agreements, Related Charter and Related Capital are permitted to act as manager to other clients or investment vehicles (affiliated or otherwise) which invest in tax-exempt debt instruments. To the extent that other programs with similar investment objectives have funds available for investment at the same time as we do, and/or an investment is suitable for more than one such entity, conflicts of interest could arise as to which entity should acquire the investment.

We have invested in, and may invest in, revenue bonds secured by properties in which either direct or indirect affiliates of Related Capital own equity interests in the borrower, which raises an ongoing inherent conflict of interest. Such conflicts of interest with respect to these revenue bonds include, among others, decisions regarding (i) whether to waive defaults of such affiliate, (ii) whether to foreclose on a loan, and (iii) whether to permit additional financing on the properties securing our investments other than financing provided by us.

Our trust agreement contains restrictions with regard to investments with affiliates of Related Capital. See “Management—Management Agreements—Conflicts of Interest.”

Risk Factors

If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable, although we will continue to have potential conflicts of interest with TRCLP and its affiliates. See “Risk Factors—Risks in connection with our proposed acquisition of Related Capital—Potential conflicts of interest may arise due to future competition with TRCLP.”

We may suffer adverse consequences from changes in interest rates.

An increase in market interest rates may reduce the carrying value of our investments, including our residual interests in tax-exempt securitization transactions, decrease the amount we could realize on the sale of those investments and adversely affect the amount of funds available for distribution to the CRA shareholders. Since a significant portion of our investments represent residual interests in revenue bonds or other securities whose cash flow is first used to pay senior securities with short-term floating interest rates, any increase in short-term interest rates will increase the amount of interest we are required to pay on the senior securities and reduce the cash flow from our residual interests and could adversely affect the market value of our shares by reducing the amount of cash available for distribution to our shareholders.

A decrease in market interest rates may lead to the refinancing of some of the revenue bonds we own, through redemption thereof by the issuing entities or the borrowers. We may not be able to reinvest the proceeds of any such redemption in a comparable revenue bond at an attractive rate of return. In addition, we may not be able to purchase new revenue bonds at the same interest rates as we have in the past. This may affect our ability to generate sufficient income to make distributions and other payments in respect of our shares.

For a discussion of how our Manager seeks to mitigate our interest rate risk, see “Our Company—Raising Capital—Interest Rate Hedging.”

Possible difficulty of mortgage principal repayment with respect to our revenue bonds may affect us.

Full principal or the unamortized balance of a mortgage loan is generally required to be repaid as a lump-sum “balloon” payment. A portion of the tax-exempt revenue bonds held by us and our subsidiaries have balloon payments. If revenue bonds are put by us on their put dates (which are prior to their maturity dates), all of such revenue bonds will also require balloon payments. The ability of the property owners to repay the mortgage loans with balloon payments is dependent upon their ability to sell the properties securing our investments or obtain refinancing. The revenue bonds in our existing portfolio are not, and future revenue bonds we purchase are not expected to be, personal obligations of the property owners. Accordingly, we are dependent solely on the performance and value of the properties securing our investments for income and repayment.

We have no recourse against state or local governments or property owners upon default of our revenue bonds or upon the bankruptcy of an owner of properties securing our revenue bonds.

Although state or local governments or their agencies or authorities issue the revenue bonds we purchase, the revenue bonds are not general obligations of any state or local government. No government is liable to repay the revenue bonds, nor is the taxing power of any government pledged for the payment of principal or interest on the revenue bonds. An assignment by the issuing government agency or authority of the mortgage loan to the owner of the related properties in favor of a bond trustee on behalf of us or

Risk Factors

one of our subsidiaries, or in some cases, an assignment directly to the bondholder, secures the applicable revenue bond we own. The loan is secured by a mortgage on the related property or properties and an assignment of rents. The underlying mortgage loans are nonrecourse to the property owner other than customary recourse carve-outs for bad acts such as fraud; that is, the owners of the properties securing the revenue bonds that we own are liable for the payment of principal and interest under the loans only to the extent of cash flow from, and sale or refinancing proceeds of, such properties. Accordingly, the revenue derived from the operation of the properties securing the revenue bonds that we own and amounts derived from the sale, refinancing or other disposition of the properties are the sole sources of funds for payment of principal and interest on the revenue bonds.

Our revenue may also be adversely affected by the bankruptcy of an owner of properties securing the revenue bonds that we directly or indirectly own. An owner of properties under bankruptcy protection may be able to forcibly restructure its debt service payments and stop making, temporarily or otherwise, debt service payments to us. Our rights in this event would be defined by applicable law.

Some of the properties underlying our revenue bonds are owned by charities.

As of June 30, 2003, nine of our revenue bonds with an aggregate carrying value of approximately $84.6 million were issued on behalf of non-profit organizations described in Section 501(c)(3) of the Code and finance low income multifamily properties or facilities for the elderly. Because an allocation of a state’s volume cap is not needed for these revenue bonds, they may be more readily available than revenue bonds which require an allocation of volume cap. However, because charities are not profit-motivated, they may not operate properties as efficiently as for-profit owners. Many charities are thinly capitalized and are unable to invest significant amounts of equity into affordable multifamily properties acquired by them. This may increase the likelihood of default because the charity (i) may not have the capital required to operate and maintain the property if the cash flow expected to be generated by rental income is less than expected or (ii) may be more willing to abandon a property experiencing financial difficulty because its investment is minimal. In addition, investing in revenue bonds owned by charities is subject to other risks, including:

•	changes in governmental sponsorship of subsidized programs;

•	subsidization of indigent persons who use their facilities, which may reduce the cash flow available to pay debt service on revenue bonds secured by such facilities;

•	the possibility that a charity’s status as an exempt organization could be revoked or the possibility that the property is sold to a person which is not an exempt organization that is described in Section 501(c)(3) of the Code, for example, as a result of a foreclosure sale, thereby resulting in the interest on the revenue bonds issued for the benefit of such charity becoming includable in gross income for purposes of federal income taxation from the date of issue of the respective revenue bond; and

•	the inability of the owner of the revenue bond to recover sufficient value in the event of a default and subsequent foreclosure, because of the loss of the benefit of the tax-exempt financing and, in some cases, real estate tax abatements, unless the project is promptly resold to another qualifying non-profit organization.

There may be negative effects of requirements with respect to rent restrictions and permissible income of occupants of properties securing our revenue bonds.

All of the properties securing our revenue bonds are subject to certain federal, state and/or local requirements with respect to the permissible income of their tenants. The LIHTC program and, often, state or local law establish a rent ceiling for some or all tenants. In addition, pursuant to the Code, all of

Risk Factors

the properties securing our revenue bonds are required to have at least 20% (and in the case of low income properties owned by most charities, up to 75%) of the units reserved for occupancy by low or moderate income persons or families. The Code provides that, as a general rule, for revenue bonds issued on or after January 1, 1986, the income limitations for low or moderate income tenants will be adjusted for family size. Since federal subsidies are not generally available in connection with the mortgage loans, rents must be charged on such portions of the units at a level to permit such units to be continuously occupied by low or moderate income persons or families. As a result, such rents may not be sufficient to cover all operating costs with respect to such units and debt service on the related revenue bond. In such event, the rents on the remaining units may have to be higher than they would otherwise be and may, therefore, exceed competitive rents, which may adversely affect the occupancy rate of a property securing an investment and the developer’s ability to service its debt.

We are subject to construction completion and rehabilitation risks.

As of June 30, 2003, revenue bonds with an aggregate carrying value of approximately $520 million were secured by affordable multifamily housing properties which are still in various stages of construction and revenue bonds with an aggregate carrying value of approximately $103 million were secured by affordable multifamily housing properties which are undergoing substantial rehabilitation. Construction and/or rehabilitation of such properties generally takes approximately 12 to 24 months. The principal risk associated with this type of lending is the risk of noncompletion of construction or rehabilitation which may arise as a result of: (i) underestimated initial construction or rehabilitation costs; (ii) cost overruns; (iii) delays; (iv) failure to obtain governmental approvals; and (v) adverse weather and other unpredictable contingencies beyond the control of the developer. If a mortgage loan is called due to construction and/or rehabilitation not being completed as required in the mortgage loan documents, we may incur certain costs and be required to invest additional capital in order to preserve our investment.

The properties securing certain of our revenue bonds, which are currently in a lease-up stage, may experience financial distress if they do not meet occupancy and debt service coverage levels sufficient to stabilize such properties.

As of June 30, 2003, revenue bonds in our portfolio with a carrying value of approximately $430 million are secured by mortgages on properties which are currently in a lease-up stage. The lease-up of these underlying properties may not be completed on schedule or at anticipated rent levels, resulting in a greater risk that such revenue bonds may go into default than bonds secured by mortgages on properties that are stabilized. Moreover, there can be no assurance that the underlying property will achieve expected occupancy or debt service coverage levels.

Other parties may have the first right to income from and principal of, and control of foreclosure on, some of our investments.

As of the date of this prospectus supplement, a substantial portion of our investments consist of revenue bonds that are subordinated or that represent interests in bonds, notes or other instruments that may be junior in right of payment to other bonds, notes or instruments. There are risks in investing in subordinated revenue bonds and other junior residual interests that could adversely affect our ability to make expected distributions to our CRA shareholders or common shareholders, including:

•	the risk that borrowers may not be able to make payments on both the senior and the subordinated revenue bonds or interests, resulting in us, as a holder of the subordinated revenue bond or junior residual interest, receiving less than the full and timely payments of interest and principal;

Risk Factors

•	the risk that short-term interest rates rise significantly, which would increase the amounts payable to the holders of the senior interests created through our securitizations and reduce the amounts payable to us or our subsidiaries as holders of the junior residual interests; and

•	the possibility that the holders of the senior revenue bonds or senior interests created through our securitizations may control the ability to enforce remedies, limiting our ability to take actions that might protect our interests.

Because we hold most of our investments through our subsidiaries, our shareholders are effectively subordinated to the liabilities and preferred equity of our subsidiaries.

We hold most of our investments through our subsidiaries. Since we own only common equity of our subsidiaries, we, and therefore holders of our shares, are effectively subordinated to the liabilities and preferred equity of our subsidiaries, which at June 30, 2003, aggregated approximately $1.1 billion. In particular, the holders of the preferred shares of the Equity Trust are entitled to receive preferential distributions with respect to revenues generated by investments held directly or indirectly through it, which constitute a substantial portion of our assets. Similarly, holders of senior interests created through our securitization programs have a superior claim to the cash flow from the revenue bonds deposited in such programs. Accordingly, a portion of the earnings on our investments will not be available for distribution on our CRA Shares or our common shares.

Certain of the revenue bonds held by us and our subsidiaries have been pledged.

A significant portion of our revenue bond portfolio has been pledged in support of our securitizations, credit enhancement activities and warehouse borrowing. The carrying value of the pledged bonds varies from time to time. As of June 30, 2003, the carrying value of the aggregate amount of all pledged bonds is approximately $1.3 billion. Upon the occurrence of a default under one or more of the programs in connection with which our revenue bonds are pledged, those bonds could be liquidated and the proceeds of such liquidation applied to cure such default. Such liquidation and application would reduce the amount of interest available for distributions to our shareholders and would also potentially trigger other defaults, which could lead to additional liquidations of the pledged revenue bonds.

Our revenue bonds and mortgage loans may be considered usurious.

State usury laws establish restrictions, in certain circumstances, on the maximum rate of interest that may be charged by a lender and impose penalties on parties making usurious loans, including monetary penalties, forfeiture of interest and unenforceability of the debt. Although we do not intend to acquire revenue bonds secured by mortgage loans at usurious rates, there is a risk that our revenue bonds and mortgage loans could be found to be usurious as a result of uncertainties in determining the maximum legal rate of interest in certain jurisdictions, especially with respect to participating or otherwise contingent interest. Therefore, the amount of interest to be charged and our return on our revenue bonds will be limited by state usury laws. In order to minimize the risk of investing in a revenue bond at a usurious rate, our trust agreement requires our Manager to obtain an opinion of local counsel to the effect that the interest rate of a proposed revenue bond is not usurious under applicable state law. We also generally obtain an opinion of local counsel to the effect that the interest on the proposed mortgage loan is not usurious. To obtain such opinions, we may have to agree to defer or reduce the amount of interest that can be paid in any year. Some states may prohibit the compounding of interest, in which case we may have to agree to forego the compounding feature of our revenue bonds originated in those states.

Risk Factors

There are risks associated with DUS lending.

Through PW Funding’s DUS program, we originate loans which are thereafter purchased by Fannie Mae. PW Funding retains a first loss position with respect to loans that it originates and sells to Fannie Mae. PW Funding assumes responsibility for a portion of any loss that may result from borrower defaults, based on the Fannie Mae loss sharing formulas, Levels I, II, or III. As of June 30, 2003, all of PW Funding’s loans consisted of Level I loans. For such loans, PW Funding is responsible for the first 5% of the unpaid principal balance and a portion of any additional losses to a maximum of 20% of the original principal balance. Level II and Level III loans carry a higher loss sharing percentage. Any remaining loss is sustained by Fannie Mae.

Under the terms of the Master Loss Sharing Agreement between Fannie Mae and PW Funding, PW Funding is responsible for funding 100% of mortgagor delinquency (principal and interest) and servicing (taxes, insurance and foreclosure costs) advances until the amounts advanced exceed 5% of the unpaid principal balance at the date of default. Thereafter, for Level I loans, PW Funding may request interim loss sharing adjustments which allow PW Funding to fund 25% of such advances until final settlement under the Master Loss Sharing Agreement. No interim sharing adjustments are available for Level II and Level III loans.

There are risks associated with credit enhancement and internal rate of return guarantees.

Through CM Corp., we provide credit enhancement to third parties for a fee. If such third parties default on their obligations on which CM Corp. provided credit enhancement, CM Corp. would be called upon to make the related payment, which could be in an amount that is far in excess of the fee obtained for its credit enhancement. In addition, we often guarantee CM Corp.’s obligations under its credit enhancement transactions. As of June 30, 2003, our maximum risk associated with these credit enhancement transactions was approximately $67.5 million.

Through CM Corp., we provide internal rate of return guarantees to investors in partnerships designed to pass through low income housing tax credits to investors. In connection with those guarantees we might be required to advance funds to insure that the investors do not lose their expected tax benefits and, if the internal rate of return to investors falls below the guaranteed level, we would be required to pay an amount equal to such deficit. As of the date of this prospectus supplement, the maximum potential liability to the Company, pursuant to those guarantees, was approximately $117.1 million.

There is no assurance that CM Corp.’s fee-generating activities will be profitable.

CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee. These fee generating activities are significantly different from the majority of our historical investment business where revenue bonds are held and income is generated primarily through receipt of interest payments. There can be no assurance that CM Corp.’s fee-generating activities will be profitable.

The portion of our distributions that represent federally tax-exempt income could decrease based on the proportion of our future taxable business.

In the future, if the taxable dividend income distributed by CM Corp. to us grows as a percentage of our consolidated net income, if we invest in a larger percentage of taxable investments or if we engage in other taxable fee generating business, the percentage of our net income distributed to our shareholders that is federally tax-exempt to them is likely to decrease.

Risk Factors

First loss and non-investment grade subordinated interests are subject to increased risk of loss.

We have invested indirectly in subordinated Commercial Mortgage Backed Securities (“CMBS”) through our ownership of a preferred membership interest in ARCap Investors L.L.C. (“ARCap”). Subordinated CMBS of the type in which ARCap invests typically include “first loss” and non-investment grade subordinated interests. A first loss security is the most subordinate class in a structure and accordingly is the first to bear the loss upon a default or restructuring or liquidation of the underlying collateral and the last to receive payment of interest and principal, and is often not assigned an investment rating. Accordingly, such classes are subject to a greater risk of loss of principal and non-payment of interest than more senior, rated classes. The market values of subordinated interests in CMBS and other subordinated securities tend to be more sensitive to changes in economic conditions than more senior, rated classes. As a result of these and other factors, subordinated interests generally are not actively traded and are relatively illiquid investments. With respect to our investment in ARCap, our ability to transfer our membership interest in ARCap is further limited by the terms of ARCap’s operating agreement.

Certain types of losses are uninsured.

There are certain types of losses (generally of a catastrophic nature, such as toxic mold, earthquakes, floods, terrorism and wars) which are either uninsurable or not economically insurable. Should a disaster of this type occur to, or cause the destruction of, one of the properties securing a revenue bond that we directly or indirectly own, it is possible that we could lose our invested capital, anticipated future revenue and anticipated profit.

Our investments are illiquid.

Our investments lack a regular trading market. There is no limitation in our trust agreement or otherwise as to the percentage of our investments that may be illiquid and we expect to continue to invest in assets, a substantial portion of which will be illiquid securities. If a situation arises where we would require additional cash, we could be forced to liquidate some or all of our investments on unfavorable terms (if any sale is possible) that could substantially reduce the amount of distributions available and payments made in respect of our shares.

Our board of trustees can change our business policies unilaterally.

Our shareholders have no control over changes in our policies, including our business policies with respect to acquisitions, financing, growth, debt, capitalization and distributions, which are determined by our board of trustees. Our board of trustees may amend or revise our business plan and certain other policies without shareholder vote. There is a risk that changes in our business policies may not fully serve the interests of all of our shareholders.

We invest in revenue bonds secured by real estate, which involves risk of liability under the environmental laws.

Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate is liable for the costs of removal or remediation of certain hazardous or toxic substances released on, above, under or in such real estate. These laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence of such hazardous or toxic substances. As a result, the owners of the real estate securing our investments could be required to pay removal or remediation costs. These costs of removal or remediation could be substantial and could negatively impact the availability of property cash flow for payments on our investments. Phase I reports have been obtained for all of the properties securing our investments, and in certain instances, because of findings in the

Risk Factors

Phase I reports, Phase II reports have also been obtained. The results of such reports were that no material violations of applicable regulations were found and such reports concluded that there has been no verifiable or apparent adverse environmental impact from past or present land use which has not been or will not be remediated. Other than such Phase I and Phase II reports, no further environmental analyses have been performed with respect to the properties securing our investments. Other than the results of the reports described above, our awareness of environmental problems associated with the properties securing our investments is derived, for the most part, from information obtained from owners of the properties which secure our investments, due diligence inquiries when our investments were financed or visual inspections of properties by independent appraisers. There may, however, be environmental problems associated with a property securing an investment not known to us and our subsidiaries.

We are not registered under the Investment Company Act and would not be able to conduct our activities as we currently conduct them if we were to become required to be registered.

Neither we nor our subsidiaries are registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and we would not be able to conduct our activities as we currently conduct them if we were required to register thereunder.

We at all times intend to conduct our activities, and those of our subsidiaries, so as not to become regulated as an investment company under the Investment Company Act. Even if we are not an “investment company” under the Investment Company Act, we could be subject to regulation under the Investment Company Act if a subsidiary of ours were to be deemed to be an “investment company.” There are a number of possible exemptions from registration under the Investment Company Act that we believe apply to us and our subsidiaries and which we believe make it possible for us not to be subject to registration under the Investment Company Act.

For example, the Investment Company Act exempts entities that are “primarily engaged in the business of purchasing or otherwise acquiring mortgages and other liens on and interests in real estate,” which we refer to as “qualifying interests.” Under current interpretation of the staff of the SEC, one of the ways in which our subsidiaries can qualify for this exemption is to maintain at least 55% of its assets directly in qualifying interests and the balance in real estate-type interests. Under this test, unless certain mortgage securities represent all of the certificates issued with respect to an underlying pool of mortgages, such mortgage securities may be treated as securities separate from the underlying mortgage loans and, thus, may not be considered qualifying interests for purposes of the 55% requirement. We believe our subsidiaries can rely on this exemption or another exemption from registration.

The requirement that our subsidiaries maintain 55% of assets in qualifying interests (or satisfy another exemption from registration) may inhibit our ability to acquire certain kinds of assets or to securitize additional interests in the future. If any of our subsidiaries fail to qualify for exemption from registration as an investment company, we, in turn, may be required to register as an investment company under the Investment Company Act. In such event, our ability to maintain our financing strategies would be substantially reduced, and we would be unable to conduct our business as described herein. Such a failure to qualify could have a material adverse effect upon our ability to make distributions to our shareholders.

There are possible adverse effects arising from shares available for future sale.

Our board of trustees is permitted to offer additional CRA Shares or other equity or debt securities of our Company in exchange for money, property or otherwise. Our ability to sell or exchange such securities will depend on conditions then prevailing in the relevant capital markets and our results of

Risk Factors

operations, financial condition, investment portfolio and business prospects. Subject to American Stock Exchange rules which require shareholder approval for certain issuances of securities and as long as the issuance is made in accordance with our trust agreement, the issuance of such additional securities will not be subject to the approval of our CRA shareholders and may negatively affect any resale price of our CRA Shares. CRA shareholders will not have any preemptive rights in connection with the issuance of any additional securities we or our subsidiaries may offer, and any of our equity offerings will cause dilution of a shareholder’s investment in us.

Our inability to raise capital could adversely affect our growth.

A major aspect of our business plan includes the acquisition of additional revenue bonds, which requires capital. In addition to funds generated through operations (including securitizations), we raise capital by periodically offering securities issued by us or one or more of our subsidiaries. Our ability to raise capital through securities offerings is subject to risks, including:

•	conditions then prevailing in the relevant capital markets;

•	our results of operations, financial condition, investment portfolio and business prospects;

•	the timing and amount of distributions to the holders of our shares which could negatively affect the price of a common share; and

•	the amount of securities that are structurally senior to the securities being sold.

Our classification as a publicly traded partnership not taxable as a corporation is not free from doubt and could be challenged.

We and each of our subsidiaries (excluding CM Corp. and PW Funding) either operate as partnerships or are disregarded for federal income tax purposes. This allows us to pass through our income, including our federally tax-exempt income, and deductions to our shareholders. The listing of our common shares on the American Stock Exchange causes us to be treated as a “publicly traded partnership” for federal income tax purposes. We, and Paul, Hastings, Janofsky & Walker LLP, our counsel (who we also refer to as “Paul Hastings”), believe that we have been and are properly treated as a partnership for federal income tax purposes. However, the Internal Revenue Service (“IRS”) could challenge our partnership status and we could fail to qualify as a partnership in future years. Qualification as a partnership involves the application of highly technical and complex Code provisions. For example, a publicly traded partnership is generally taxable as a corporation unless 90% or more of its gross income is “qualifying” income (which includes interest, dividends, real property rents, gains from the sale or other disposition of real property, gain from the sale or other disposition of capital assets held for the production of interest or dividends, and certain other items). We have represented that in all prior years of our existence at least 90% of our gross income was qualifying income and we intend to conduct our operations in a manner such that at least 90% of our gross income will constitute qualifying income this year and in the future. Subject to the discussion below entitled “Federal Income Tax Considerations—General,” in the opinion of Paul Hastings, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes.

In determining whether interest is treated as qualifying income under these rules, interest income derived from a “financial business” and income and gains derived by a “dealer” in securities are not treated as qualifying income. We have represented that we are acting as an investor with respect to our investments and that we have not engaged in, and will not engage in, a financial business. There is no clear guidance on what constitutes a financial business. We have taken the position that for purposes of determining whether we are in a financial business, our bond acquisition and financing activities as well as our

Risk Factors

proposed activities would not cause us to be engaged in a financial business or to be considered a “dealer” in securities. The IRS could assert that our activities constitute a financial business. Even if we were considered to be engaged in a financial business, we believe that we would satisfy the requirement that 90% or more of our income constitutes qualifying income. If our activities constitute (or as a result of increased volume constitute) a financial business or cause us to be treated as a dealer, there is a substantial risk that more than 10% of our gross income would not constitute qualifying income. We could also be treated as if we were engaged in a financial business if the activities of our Manager were attributed to us. Although we are affiliated with our Manager, we seek to enter into arms length arrangements with our Manager, have not authorized our Manager to act as our agent and our Manager will be subject to income tax with respect to amounts earned by it. Accordingly, we believe the activities of our Manager will not be attributed to us.

In addition, in determining whether interest is treated as qualifying income, interest income that is determined based upon the income or profits of any person is not treated as qualifying income. A portion of the interest payable on participating interest bonds owned by us and our subsidiaries is determined based upon the income or profits of the properties securing our investments. Accordingly, if we were to receive more than 10% of our interest income in any given year from such “contingent interest,” the IRS could take the position that we should be treated as publicly traded partnerships, taxable as associations. We carefully monitor the type of interest income we receive to avoid such a circumstance. However, there can be no assurance that such monitoring would be effective in all events to avoid the receipt of more than 10% contingent interest in any given year, because circumstances outside of the control of us and our subsidiaries could cause such a result.

If for any reason less than 90% of our gross income constitutes qualifying income, items of income and deduction would not pass through to our shareholders and our shareholders would be treated for federal income tax purposes as stockholders in a corporation. We would be required to pay income tax at regular corporate rates on any portion of our net income that did not constitute tax-exempt income. In addition, a portion of our federally tax-exempt income may be included in determining our alternative minimum tax liability. Distributions by us to our shareholders would constitute ordinary dividend income taxable to such holders to the extent of our earnings and profits, which would include tax-exempt income, as well as any taxable income we might have, and the payment of these distributions would not be deductible by us. These consequences would have a material adverse effect on us and our shareholders.

Our treatment of income from our residual interests as federally tax-exempt could be challenged.

We hold, indirectly, residual interests in certain federally tax-exempt revenue bonds through securitization programs, such as the Private Label Tender Option Program and P-FLOATsSM/RITESSM program, which entitle us to a share of the federally tax-exempt interest of such revenue bonds. Special tax counsel have each rendered an opinion to the effect that the issuer of the RITESSM and the issuer of the Private Label Tender Option Program residual certificates, respectively, will each be classified as a partnership for federal income tax purposes and the holders of the RITESSM and the Private Label Tender Option Program residual certificates will be treated as partners of each partnership. Consequently, as the holder of the RITESSM and the Private Label Tender Option Program residual certificates, we believe we are entitled to treat our share of the federally tax-exempt income allocated and distributed to us as tax-exempt income. However, it is possible that the IRS could disagree with those conclusions and an alternative characterization could adversely affect the treatment of any income we receive from the RITESSM and the Private Label Tender Option Program residual certificates, as well as the pass-through of that income to our shareholders, as ordinary taxable income.

Risk Factors

The value of our common shares and our CRA Shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws.

The following discussion relates only to those investments which generate federally tax-exempt income.

Tax treatment of our revenue bonds.    We primarily acquire and hold federally tax-exempt investments that we believe, based upon the opinion of nationally recognized counsel delivered on the date the investment was originally issued (or on the date on which the investment was considered reissued), will generate interest or distributions excludable from the gross income of the holders thereof for federal income tax purposes. Certain of the revenue bonds acquired directly or indirectly by us bear interest at rates which include participating or otherwise contingent interest. These revenue bonds are called participating interest bonds. In the case of all participating interest bonds, the opinions of counsel include an opinion to the effect that such participating interest bond would be treated as debt for federal income tax purposes.

Tax-exemption of our revenue bonds.    On the date of original issuance or reissuance of each revenue bond, nationally recognized bond counsel or special tax counsel rendered its opinion to the effect that, based on the law in effect on the date of original issuance or reissuance, interest on such revenue bonds is excludable from gross income for federal income tax purposes, except with respect to any revenue bond (other than a revenue bond, the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code) during any period in which it is held by a “substantial user” of the property financed with the proceeds of such revenue bonds or a “related person” of such a “substantial user.” In the case of participating interest bonds, such opinion assumes, in certain cases in reliance on another unqualified opinion, that such participating interest bond constitutes debt for federal income tax purposes. See “—Treatment of revenue bonds as equity” below. Each opinion speaks only as of the date it was delivered. In addition, in the case of revenue bonds which, subsequent to their original issuance, have been reissued for federal tax purposes, nationally recognized bond counsel or special tax counsel has delivered opinions to the effect that interest on the reissued revenue bond is excludable from gross income of the holder thereof for federal income tax purposes from the date of reissuance or, in some cases, to the effect that the reissuance did not adversely affect the excludability of interest on the revenue bonds from the gross income of the holders thereof. However, an opinion of counsel has no binding effect and there is no assurance that the conclusions reached will not be contested by the IRS or, if contested, will be sustained by a court.

The reissuance of a revenue bond generally does not, in and of itself, cause the interest on such revenue bond to be includable in the gross income of the holder thereof for federal income tax purposes. However, if a revenue bond is treated as reissued and the appropriate federal tax information return, a Form 8038, has not been timely filed or a late filing has not been accepted by the IRS, interest on such revenue bond could be includable in the gross income of the holder thereof for federal income tax purposes from and after the reissuance date. In addition, if a participating interest revenue bond is treated as reissued, there can be no assurance that such revenue bond would continue to be characterized as debt, as described below, insofar as the facts and circumstances underlying such characterization may have changed. Furthermore, pursuant to regulations generally effective as of June 30, 1993, if an issue of revenue bonds is treated as reissued within six months of the transfer of the project financed by such issue of revenue bonds by the owner of such project to an unrelated party the interest on such revenue bonds could become includable in gross income for purposes of federal income taxation. In addition, if a participating interest revenue bond is reissued after August 13, 1996, the reissued revenue bond is or would become subject to certain regulations concerning contingent payments, which could cause some or all of the interest payable on such participating interest revenue bond to become includable in gross

Risk Factors

income of the holder thereof for federal income tax purposes, unless such participating interest revenue bond is modified at the time of reissuance to comply with the contingent payment regulations.

The Code establishes certain requirements which must be met subsequent to the issuance and delivery of tax-exempt revenue bonds for interest on such revenue bonds to remain excludable from gross income for federal income tax purposes. Among these continuing requirements are restrictions on the investment and use of the revenue bond proceeds and, for revenue bonds the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, the continued exempt status of such borrower. In addition, the continuing requirements include tenant income restrictions, regulatory agreement compliance and compliance with rules pertaining to arbitrage. Each issuer of the revenue bonds, as well as each of the underlying borrowers, has covenanted to comply with certain procedures and guidelines designed to ensure satisfaction of the continuing requirements of the Code. Failure to comply with these continuing requirements of the Code may cause the interest on such bonds to be includable in gross income for federal income tax purposes retroactively to the date of issuance, regardless of when such noncompliance occurs.

Greenberg Traurig, LLP (also referred to as “Greenberg Traurig”) as our bond counsel, and Paul Hastings, as our securities counsel (Greenberg Traurig and Paul Hastings are collectively referred to herein as our “Counsel”), have not, in connection with the offering of the Series A Convertible CRA Shares pursuant to this prospectus supplement, passed upon and do not assume any responsibility for, but rather have assumed the continuing correctness of, the opinions of bond counsel or special tax counsel (including opinions rendered by Greenberg Traurig) relating to the exclusion from gross income for federal income tax purposes of interest on the revenue bonds and have not independently verified whether any events or circumstances have occurred since the date such opinions were rendered that would adversely affect the conclusions set forth therein. However, as of the date of this prospectus supplement, neither we, nor our subsidiaries, our affiliates or our Counsel have knowledge of any events that might adversely affect the federally tax-exempt status of our revenue bonds, including any notice that the IRS considers interest on any of our revenue bonds to be includable in gross income for federal income tax purposes.

Treatment of revenue bonds as equity.    Payment of a portion of the interest accruing on each participating interest bond depends in part upon the cash flow from, and proceeds upon sale of, the property securing our investment financed by such revenue bond. An issue may arise as to whether the relationship between us and the respective obligors is that of debtor and creditor or whether we are engaged in a partnership or joint venture with the respective obligors. If the IRS were to determine that one or more of the participating interest bonds represented or contained an equity investment in the respective property securing our investment because of this feature, all or part of the interest on such participating interest bond could be viewed as a taxable return on such investment and would not qualify as tax-exempt interest for federal income tax purposes.

To our knowledge, neither the characterization of the participating interest bonds as debt, nor the characterization of the interest thereon as interest excludable from gross income for federal income tax purposes of the holders thereof, has been challenged by the IRS in any judicial or regulatory proceeding. In certain instances, opinions rendered by bond counsel provided that the characterization of the bonds as debt was not free from doubt and that all or a portion of the interest on such bonds, including “contingent interest” and “deferred interest,” may not be treated as interest for state and federal law but that it is more likely than not that such interest is interest for state and federal law purpose or otherwise similarly limited.

Risk Factors

We or our predecessors received opinions of counsel from Willkie, Farr & Gallagher LLP and other counsel retained by us or our predecessor respecting each of our participating interest bonds to the effect that, based upon assumptions described in such opinions, which assumptions included the fair market value of the respective properties upon completion and economic projections and guarantees, the participating interest bonds “would” be treated for federal tax purposes as representing debt. The implicit corollary of these opinions is that the participating interest bonds do not constitute the following: (i) an equity interest in the underlying borrower; (ii) an equity interest in a venture between the underlying borrower and us; or (iii) an ownership interest in the properties securing our investments. Although we assume the continuing correctness of these opinions, and will treat all interest received with respect to these bonds as tax-exempt income, there can be no assurance that such assumptions are correct, such treatment would not be challenged by the IRS, or that intervening facts and circumstances have changed the assumptions and basis for providing such opinions.

Most of the opinions described in the preceding paragraph were not rendered by Greenberg Traurig, which has not passed on or assumed any responsibility for the opinions of other counsel on this issue, nor made any independent determination as to whether any events or circumstances have occurred or intervened since the original issuance of the “debt” opinions that would adversely affect such opinions. In addition, the opinions discussed above speak only as of their respective delivery dates, and our Counsel has not passed upon or assumed any responsibility for reviewing any events that may have occurred subsequent to the delivery of such opinions which could adversely affect the conclusions contained therein.

“Substantial User” Limitation.    Interest on a revenue bond owned by us or our subsidiaries, other than a bond the proceeds of which are loaned to a charitable organization described in Section 501(c)(3) of the Code, will not be excluded from gross income during any period in which we or our subsidiaries are a “substantial user” of the facilities financed with the proceeds of such revenue bond or a “related person” to a “substantial user.” We have received advice from our counsel with respect to our revenue bonds to the effect that we are not a “substantial user” of any facilities financed with the proceeds of such bonds or a “related person” thereto. A “substantial user” generally includes any underlying borrower and any person or entity who uses the financed facilities on other than a de minimis basis. We would be a “related person” to a “substantial user” for this purpose if, among other things, (i) the same person or entity owned more than a 50% interest in both us and in the facilities financed with the proceeds of a bond owned by us or one of our subsidiaries, or (ii) if we owned a partnership or similar equity interest in the owner of a property financed with the proceeds of a bond. Additionally, a determination that we are a partner or a joint venturer with a mortgagor involving an equity interest, as described above under “Treatment of revenue bonds as equity,” could cause us to be treated as a “substantial user” of the properties securing our investments. In the event that the entity which owns a property securing our investment financed with the proceeds of a revenue bond owned by us were to acquire any of our shares, the IRS, if it became aware of such ownership, could take the position that the substantial user and related person rules require that the interest income on such revenue bond allocable to all of our investors, including the holders of the shares, including the CRA Shares, be included in gross income for federal income tax purposes. Greenberg Traurig has advised us that in its opinion such a result is not supported by the Code and treasury regulations; however, there can be no assurance that the IRS would not take such a position.

Related Charter and certain of its affiliates own a portion of our outstanding common shares. Such ownership of the obligors of certain of our revenue bonds and our common shares were considered when we received advice that we are not a “substantial user” of the facilities financed by such revenue bonds or a “related party” to a “substantial user.” Greenberg Traurig has reviewed the revenue bonds owned

Risk Factors

by us and our subsidiaries, the ownership of the obligors of our revenue bonds and the ownership of our shares and our subsidiaries’ shares, and concurs in the conclusion that we and our subsidiaries are not “substantial users” of the facilities financed with the proceeds of the revenue bonds or related parties thereto. There can be no assurance, however, that the IRS would not challenge such conclusion. If such challenge were successful, the interest received on any bond respecting which we or our subsidiaries were treated as a “substantial user” or a “related party thereto” would be includable in gross income for federal income tax purposes.

Taxable income.    We primarily invest in investments that produce only tax-exempt income. However, the IRS may seek to recharacterize a portion of our tax-exempt income as taxable income as described above. If the IRS were successful, a shareholder’s distributive share of such income will be taxable to the shareholder, regardless of whether an amount of cash equal to such distributive share is actually distributed. Any taxable income will be allocated pro rata between our CRA Shares and our common shares. We may also have taxable income in the form of market discount or gain on the sale or other disposition of our investments, and we expect to own investments and engage in certain fee generating activities that will generate taxable income. See “Federal Income Tax Considerations—Certain income tax considerations relating to our Company and our shareholders.”

Impact of recent and future tax legislation.    Recent and future tax legislation could also adversely impact the value of our investments and the market price of our shares. On May 28, 2003, President Bush signed into law the Jobs and Growth Tax Relief Act. This law amends the Code to reduce federal income tax rates for individuals on long-term capital gains and dividend income and accelerates certain previously enacted income tax rate reductions for individuals for tax years ending on or after May 6, 2003. This tax legislation reduces the importance of a primary advantage of investing in municipal bonds—that the interest received on these bonds is federally tax-exempt, while other income is subject to federal income tax at higher rates. It is likely that these tax law changes, and any similar future tax law changes, could increase the cost of tax-exempt financings, as interest rates offered by municipal issuers would rise to compensate investors for the loss of the tax advantage. This could lead to a decrease in tax-exempt multifamily rental housing bond issuances, which would reduce our opportunities to purchase revenue bonds.

If the interest received on the revenue bonds remains federally tax-exempt under the Code, the allocations of such federally tax exempt interest by us to our investors will also remain excludable from gross income for federal income tax purposes. However, the Jobs and Growth Tax Relief Act could cause the after-tax returns available from other investments to increase, and cause shares in other companies to become more attractive relative to our shares. These changes could also reduce the value of our existing investments, because federally tax-exempt municipal bond income would not enjoy the same relative tax advantage as provided under prior law.

No assurance can be given that our shareholders will be entitled to the same limitation on personal liability as stockholders of private corporations for profit.

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Statutory Trust Act, as amended (“Delaware Act”), our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. In general, stockholders of Delaware corporations are not personally liable for the payment of corporation debts and obligations, and are liable only to the extent of their investment in the Delaware corporation. However, a shareholder may be obligated to make certain payments provided for in our trust agreement and bylaws.

Risk Factors

The properties securing our investments are dispersed in numerous states and the District of Columbia. In jurisdictions which have not adopted legislative provisions regarding statutory trusts similar to those of the Delaware Act, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdiction would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that our shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Our anti-takeover provisions may discourage third-party proposals.

Certain provisions of our trust agreement and our management agreements may have the effect of discouraging a third party from making an acquisition proposal for our Company. This could inhibit a change in control of our Company under circumstances that could give our shareholders the opportunity to realize a premium over then-prevailing market prices. Such provisions include the following:

Additional Classes and Series of Shares.    Our trust agreement permits our board of trustees to issue additional classes or series of beneficial interests and to establish the preferences and rights of any such securities. Thus, our board of trustees could authorize the issuance of beneficial interests with terms and conditions which could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of our shares might receive a premium for their shares over then-prevailing market price of such shares.

Staggered Board.    Our board of trustees has three classes of managing trustees. The terms of the third, first and second classes will expire in 2003, 2004 and 2005, respectively. Managing trustees for each class will be chosen for a three-year term upon the expiration of the current class’ term. The use of a staggered board makes it more difficult for a third-party to acquire control over us.

Our Manager’s Rights Under our Management Agreements.    Our management agreements cannot be terminated by us prior to their expiration (generally annually on September 30 of each year) and our subsidiaries’ management agreements cannot be terminated prior to October 1, 2006, other than for cause. The vote of the holders of 66 2/3% of our then outstanding common shares is required to approve a dissolution and liquidation of our Company that is not recommended by our Manager and the holders of a majority of the outstanding common shares are required to approve a dissolution and liquidation of our Company that is recommended by our Manager. The inability to terminate our management agreements with our Manager other than annually or for cause could discourage third parties willing to acquire a controlling interest in us from doing so, especially if they were seeking to replace our Manager in order themselves to receive the fees otherwise payable to our Manager. If our proposed acquisition of Related Capital is consummated, we will become an internally-managed company and this risk will no longer be applicable.

Terrorist attacks and the United States’ response thereto may have a negative effect on our earnings.

The terrorist attacks which occurred in New York City, Pennsylvania and Washington, D.C. on September 11, 2001, the subsequent military actions taken by the United States and its allies in response and the war with Iraq, have caused considerable uncertainty regarding the U.S. economy and a slowdown in the global financial markets. While the long-term effects of these events and their potential consequences are uncertain, they could have a material adverse effect on general economic conditions, consumer confidence and market liquidity. There can be no assurance that these events or comparable events in the future will not ultimately have an adverse effect on our earnings and results of operations.

Risk Factors

    Risks in connection with our proposed acquisition of Related Capital

The consummation of our proposed acquisition of Related Capital will further change the nature of our business and increase the amount of our taxable business, which could result in taxable income to our shareholders.

The consummation of our proposed acquisition of Related Capital will further change our business from one that invests substantially all of its assets in tax-exempt bonds to one that, in addition to tax-exempt bond investments, conducts significant fee-generating service activities. This change has already begun with the formation of CM Corp. and the acquisition of PW Funding. Although we expect that these service businesses will generate significant growth for us, they are inherently less predictable than the ownership of tax-exempt bonds. In addition, any distribution of earnings from CM Corp. will result in taxable income to our shareholders.

Our ability to achieve the anticipated benefits of our proposed acquisition of Related Capital will depend in part on our ability to maintain Related Capital’s current recurring fee arrangements and to generate new transaction fees, the failure of which could have a negative impact on the price of our shares.

If our proposed acquisition of to Related Capital is consummated, two of our major revenue sources will be the recurring and transaction fees payable by investment programs sponsored, or to be sponsored, by Related Capital. Recurring fees depend on the ongoing operation of investment programs sponsored by Related Capital while transaction fees are generally “up-front” fees that are generated from the sponsorship of new investment programs. The termination of one or more of these recurring fee arrangements which we are acquiring in our proposed acquisition of Related Capital, or the inability to sponsor new programs which will generate new recurring and transaction fees, could adversely affect our results of operations and reduce the market price of our shares. There can be no assurance that existing fee arrangements will not be terminated or that we will be able to realize revenues from these existing or any new fee arrangements at levels comparable to those realized by Related Capital.

The agreements with companies and investment programs Related Capital manages may not be renewed and may have finite terms.

Related Capital receives fees pursuant to an advisory agreement with American Mortgage Acceptance Company (“AMAC”). The AMAC advisory agreement is subject to annual renewal by AMAC, which requires the approval of a majority of its board of trustees. In addition, a majority of the independent members of AMAC’s board may terminate this agreement with Related Capital with or without cause. As a result, this agreement may not be renewed or may be terminated with or without cause.

Related Capital also receives fees from investment programs Related Capital has sponsored and may sponsor in the future that do not provide for annual elections by investors of their management. With respect to these investment programs, if our proposed acquisition of Related Capital is consummated, we will generally be acquiring controlling interests in the entities which control these investment programs which currently generate recurring fees. However, these interests are subject to the fiduciary duty of the controlling entity to the investors in those investment programs which may affect our ability to continue to collect fees from those investment programs.

Furthermore, pursuant to amendments which the investment programs will adopt prior to the closing of our proposed acquisition of Related Capital, the organizational documents of substantially all of these investment programs allow for the investors, at their option, to remove the entity controlled by Related

Risk Factors

Capital as general partner or managing member without cause. Although the investment programs will generally be required to pay fair market value if they exercise this right, Related Capital’s right to receive future fees would terminate and there can be no assurance that the payment will fully compensate us for this loss.

Finally, many of these investment programs typically have finite periods in which they are scheduled to exist, after which they are liquidated. The termination of a program will result in a termination of the fees we could otherwise expect to receive from those programs.

Related Capital’s business is subject to competition and our inability to compete effectively in the future for financial services business could reduce the revenues we expect to receive as a result of our proposed acquisition of Related Capital and negatively impact the price of our shares.

Financial services in the multifamily affordable housing industry is highly competitive. Related Capital competes with entities that possess greater financial resources for (a) providing financing to multifamily developers and (b) selling tax credit and other syndication funds to investors. Related Capital also competes against numerous private financial service providers as well as state and federal agencies. Dominant competitors include Enterprise Social Investment Corp., Sun America and Municipal Mortgage and Equity LLC.

Pursuant to Section 42 of the Code, a fixed number of housing credits are allocated annually to each state based on population. In 2002, there were approximately 2.5 times as many applications by developers for a national pool of approximately $5 billion in tax credits as there were tax credits available for allocation. Related Capital is dependent upon the developers of tax credit properties to apply for and obtain tax credits. Related Capital, in turn, contracts with the local developer for rights to the tax credits to offer through investment programs it sponsors. These local developers include independent third parties as well as affiliates of TRCLP. Our inability to continue to arrange for the acquisition of tax credit opportunities from local developers or the inability of developers with whom Related Capital has done business in the past to continue to obtain tax credits from the states, may impact our ability to achieve the anticipated benefits of our proposed acquisition of Related Capital.

Related Capital relies on relationships with key investors and customers which may not continue, which would adversely affect our ability to generate revenue.

Related Capital relies on relationships with key investors and customers that may not continue. If our proposed acquisition of Related Capital is consummated, we may need to create and form new relationships in order to continue its past success. In 2002, five key investors provided approximately 72% of the equity capital raised by tax credit syndication programs sponsored by Related Capital with two of those key investors providing approximately 47% of the capital. In addition, ten key developers provided approximately 55% of the tax credit properties for which Related Capital provided equity financing for in 2002. There can be no assurance that we will be able to continue to do business with these key investors and customers at levels comparable to those realized by Related Capital or that new relationships will be achieved.

We will depend on our key employees.

If our proposed acquisition of Related Capital is consummated, we expect that we will continue to substantially depend upon the services of the four Related Principals entering into three-year employment

Risk Factors

agreements with us through Related Capital (Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley). We also anticipate that substantially all of Related Capital’s current employees will remain after our proposed acquisition of Related Capital, including, in particular, those individuals who comprise the senior management team. As is presently the case under our current management arrangement, the departure or the loss of the services of any of these four key employees or a large number of senior management personnel and other employees of Related Capital could have a material adverse effect on our ability to effectively operate our business and our future results of operations.

Elimination of, or changes to, governmental programs.

Forty-three percent of Related Capital’s revenues for the year ended December 31, 2002 were derived from the syndication of partnership interests in properties eligible for LIHTCs under Section 42 of the Internal Revenue Code. Although LIHTCs are a permanent part of the Internal Revenue Code, as in the case of all legislated programs, Congress can repeal or modify it at any time. If it is repealed or adversely modified, we would no longer be able to generate transactional revenues and increase or maintain the base of recurring revenues associated with these properties, as is currently contemplated.

If the IRS were to challenge various tax positions we intend to take, we could suffer material adverse tax consequences.

Structure of our proposed acquisition of Related Capital.    Our proposed acquisition of Related Capital has been structured so that our Company will avoid realization of active income from the Related Capital business and effectively receive a tax deduction for payments made to the Related Principals. It is possible that the IRS could challenge this structure, with material adverse consequences to our Company. First, the IRS could assert that our Company is the owner of the Related Capital business, in which case we would realize an amount of active income from the Related Capital business that would require us to be treated as a corporation instead of a publicly traded partnership for income tax purposes. If the IRS prevailed, we would be required to pay taxes on our income, thereby reducing the amount available to us to make distributions. As a result, it is possible that the value of our shares would decline. Second, the IRS might assert that the special common units in the CharterMac Sub held by the Related Principals are actually shares of our Company. If this position prevailed, the distributions payable on the special common units would not result in tax deductions for CM Corp. In such event, CM Corp. would be subject to increased tax, which could reduce our net after-tax income and our distributions.

“Substantial User” Limitation.    Related Capital owns, directly and indirectly, partnership interests in many of the partnerships that own multifamily properties that were financed with the proceeds of revenue bonds in our revenue bond portfolio, which could cause us to be treated as a “substantial user” of these entities or a “related party” to a “substantial user” upon the completion of our proposed acquisition of Related Capital, as described in “Our Company—Recent Developments—Proposed Acquisition of Related Capital.” We intend to modify the structure of the ownership interests in such entities prior to the completion of the acquisition transaction and to operate the real estate investment programs of CharterMac Sub so that we will not be treated as a “substantial user” of any entities financed with the proceeds of revenue bonds in our revenue bond portfolio or a “related party” thereto. Under this new structure, we will require designated senior executives to acquire and hold the equity interests in certain entities with respect to which we will serve as the non-equity manager or general partner and be entitled to receive substantially all of the economic benefits related to such entities with a small portion of the economic benefits being held by such executives. It is not expected that such entities will have significant economic value. Paul Hastings and Greenberg Traurig have reviewed the structure of our proposed acquisition of Related Capital, the proposed modifications to the ownership interests in such entities and the structure we will use to operate the real estate investment programs of CharterMac

Risk Factors

Sub and they have advised us that, with such modifications, we and our subsidiaries will not be “substantial users” of the entities financed with the proceeds of the revenue bonds or “related parties” thereto. There can be no assurance, however, that the IRS would not challenge such a conclusion. If such challenge were successful, the interest received on any revenue bond during the time period when we or our subsidiaries were treated as a substantial user or a “related party” thereto would be includable in gross income for federal income tax purposes.

Potential conflicts of interest may arise due to future competition with TRCLP.

TRCLP currently engages in businesses which compete with Related Capital. The non-competition covenants contained in the future relations agreement which TRCLP, Mr. Ross and their affiliates will enter into in connection with our proposed acquisition of Related Capital prohibit them from competing with any business currently engaged in by Related Capital and our Company other than in specified areas, including providing (a) credit enhancement on debt products secured by so-called “80/20” multifamily housing properties and (b) mezzanine financing to multifamily housing properties other than so-called “tax credit properties.” There can be no assurance that we and TRCLP would not directly compete for similar products and opportunities in these areas in the future.

Loss of independent source of capital support for our revenue bonds.

Related Capital has in the past provided additional capital to support affordable multifamily housing properties securing our revenue bonds which were experiencing cash flow deficiencies if interests in those properties were owned by an investment program sponsored by Related Capital. If our proposed acquisition of Related Capital is consummated, Related Capital will no longer be an independent supporter of these properties or new properties which are owned by investment programs we sponsor in the future. While we do not expect to be subject to a contractual commitment to do so, we may elect to provide the additional capital previously provided by Related Capital in order for a property to avoid default on its mortgage. Furthermore, in assessing whether to foreclose on a mortgage underlying the revenue bond, we will be required to determine the relative detriment to our business of foreclosing on a property owned by a program which we have sponsored and protecting our investment position versus refraining from the foreclosure action so as not to undermine our ability to sponsor future tax credit syndication programs which may be potential borrowers under our revenue bonds.

We will incur liabilities with respect to the interests we will acquire from Related Capital and be subject to ongoing liabilities and business risks that are inherent to Related Capital’s business.

Assumed Liabilities.    There will be some liabilities and associated costs incurred and assumed by us in connection with our proposed acquisition of Related Capital. Pursuant to the contribution agreement, we have agreed to assume TRCLP’s liabilities under certain guarantees and to provide replacement notes to capitalize general partner entities of investment programs previously sponsored by Related Capital. These general partner entities will be controlled directly by us. We have also agreed to guarantee the performance by our subsidiaries of any obligations they have pursuant to the contribution agreement and the other agreements to be entered into in connection with our proposed acquisition of Related Capital. As a guarantor, we could incur liability if events of default occur.

New Liabilities and Business Risks.    In connection with the sponsorship of investment programs and joint venture activities related to the co-development of tax credit properties, Related Capital acts as a fiduciary to the investors in its syndication programs and is often also required to provide guarantees of

Risk Factors

performance. If our proposed acquisition of Related Capital is consummated, in order for us to continue to perform these activities and remain competitive in the syndication and co-development business, we will need to continue to perform the same roles, and provide similar guarantees, as those currently provided by Related Capital.

The nature of the syndication business requires the identification and purchase of significant interests in new syndication programs before Related Capital is able to obtain commitments from investors to invest in these syndication programs. Related Capital advances funds to acquire interests in properties for inclusion in offerings to investors and at any point in time, the amount of funds advanced can be material. The warehouse line of credit utilized by Related Capital to fund these advances has a maximum amount of $75 million. Realization of Related Capital’s investment is subject to continued success in attracting investors to new funds or, if investors are not found, the sale of the acquired properties.

In addition, we could be subject to additional liabilities as a result of employing, through Related Capital, Related Capital’s approximately 150 employees. The employment of approximately 150 additional persons could subject us to additional potential liabilities that are commonly faced by employers, such as workers’ disability and compensation claims, potential labor disputes and other employee-related liabilities and grievances.

Finally, we may incur other liabilities to which we are not currently subject. For example, our subsidiaries could be subject to liabilities to investors in investment programs and third parties as a result of serving as general partner. In addition, even when we are not required to do so, we may advance funds to allow investment programs to meet their expenses.

Loss of affiliation with TRCLP

Through its affiliates, TRCLP has provided us with approximately 7% of our annual tax credit syndication volume over the past five years on an average annual basis. Although as part of our proposed acquisition of Related Capital we have entered into an agreement with TRCLP, Mr. Ross and their affiliates to continue to provide us with referrals and rights of first offer with respect to a portion of their tax credit syndication business and any future affordable housing and LIHTC properties developed by them for a period of five years, there can be no assurance that these relationships will be as effective following our proposed acquisition of Related Capital as they were when Related Capital was controlled by TRCLP.

The interests of the Related Principals may be in conflict with the interests of our shareholders.

Terms of our proposed acquisition of Related Capital.    The Related Principals are all either our managing trustees or officers of Related Charter. In connection with the structuring of our proposed acquisition of Related Capital, we have engaged in transactions with these individuals, as well as with some of our shareholders, officers, trustees, employees and their affiliates, as discussed in this prospectus supplement and more fully set forth in the preliminary proxy statement that is incorporated herein by reference. These individuals may have a different interest in the completion of our proposed acquisition of Related Capital than the interests of our shareholders.

Potential ongoing conflicts with respect to our rights and obligations in connection with our proposed acquisition of Related Capital.    There can be no assurance that actions to enforce the terms of the contribution agreement will be timely or taken effectively. Any such failure could result in a loss to our

Risk Factors

Company. The structure of our proposed acquisition of Related Capital will continue to create conflicts of interest with the Related Principals if we are required to determine whether or not to take actions to enforce our rights under the contribution agreement and the various other agreements entered into in connection with our proposed acquisition of Related Capital. While any material decisions with respect to the Related Principals are subject to the vote of a majority of our independent trustees, such decisions will necessarily create conflicts between us and the Related Principals. In addition, we have some obligations to the Related Principals which will require us to make choices on how we operate our business which may affect those obligations. (For example, we have agreed to guarantee the payment to the Related Principals of all but $5 million of the distributions they would otherwise be entitled to receive under the operating agreement of the CharterMac Sub. In addition, we have agreed to share cash flow from investment programs so that we and Related Capital can receive payment of deferred fees.)

Upon completion of our proposed acquisition of Related Capital, the Related Principals will have significant voting power on matters submitted to a vote of our shareholders.

In connection with our proposed acquisition of Related Capital, each of the Related Principals will receive one special preferred voting share for each special common unit they own. The special preferred voting shares entitle each holder to vote on all matters subject to a vote of the holders of our common shares. Assuming the maximum number of special common units were issued in connection with our proposed acquisition of Related Capital, the Related Principals would receive enough special preferred voting shares to collectively hold approximately 28.2% (as reduced by the number of special preferred voting shares to be received by a former principal of Related Capital) of our voting power. TRCLP, on its own, will control approximately 18.9% of our voting power. As such, Mr. Ross and, if they vote as a block, the other Related Principals will have significant voting power on all matters submitted for shareholder action. The Related Principals could have significant influence over any shareholder vote as a result of the issuance of the special preferred voting shares.

We may not realize any cost savings as a result of the integration of the management services of Related Capital following the consummation of our proposed acquisition of Related Capital, which could adversely affect our results of operations.

There can be no assurance that costs or other factors associated with the integration of Related Capital and our Company would not adversely affect future combined results of operations or that the expected benefits will occur. Since inception, we and our subsidiaries have been externally advised pursuant to management agreements. These external management agreements have been subcontracted out to Related Capital, which has provided substantially all of the services and personnel used to operate our business. If we consummate our proposed acquisition of Related Capital, we will immediately terminate our external management agreements, acquire Related Capital and employ certain principals and substantially all employees of Related Capital to perform internally those functions formerly provided by Related Capital. The timing and integration of the two separate businesses may cause substantial fluctuations in operating results.

Sales in the public market of our common shares issuable upon exchange of the special common units issued in our proposed acquisition of Related Capital could adversely affect prevailing market prices of our shares.

Future sales of substantial amounts of our common shares in the public market following our proposed acquisition of Related Capital could adversely affect prevailing market prices of our shares. Assuming the maximum number of special common units is issued, following our proposed acquisition of Related Capital, approximately 16,197,975 common shares will be issuable upon exchange of the special

Risk Factors

common units issued to the Related Principals. We have agreed to file, within 60 days of the closing, a shelf registration statement under the Securities Act, in order to register the resale of these common shares issuable upon exchange of the special common units. Following the effective registration of these common shares, and the expiration of any lock-up to which the common shares were subject, the sale in the public market of these common shares could, and depending upon the number of common shares involved, likely would, adversely affect prevailing market prices of our shares. TRCLP, on its own, will own special common units, common shares and options, with an aggregate value at the time of issuance of approximately $193.7 million which, subject to some exceptions, will not be subject to a lock-up. Sales in the public market could reduce the market price of the shares and our ability to raise additional capital through equity markets.

The valuation of the interests acquired may not represent the true worth or realizable value of the interests.

The fairness opinion that was delivered by Dresdner Kleinwort Wasserstein (“DrKW”) in connection with our proposed acquisition of Related Capital is based on and subject to certain assumptions, qualifications and limitations described in the opinion, and is based on economic and market conditions and other circumstances as they existed and could be evaluated by DrKW on the date of the opinion. Changes in our or Related Capital’s operations and prospects or changes in general market or economic conditions since the date of the fairness opinion, among other things, could alter the fairness opinion. We do not intend to obtain an updated fairness opinion. There can be no assurance that, if the ownership interests in Related Capital and in the other entities conducting the Related Capital business were sold, they could be sold at the values at which they were acquired by us.

The non-compete provisions in the employment agreements to be entered into with Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley may not be enforceable.

On the date of closing of our proposed acquisition of Related Capital, each of Messrs. Boesky, Hirmes and Schnitzer and Ms. Kiley will enter into an employment agreement with us through Related Capital, which will include non-competition and non-solicitation provisions, which will continue in effect as long as he or she is our employee. There can be no assurance, however, that these non-compete and non-solicit provisions will be enforceable.

We may not be able to assume Related Capital’s warehouse credit line which will require us to utilize our own capital to continue to conduct business in a manner consistent with Related Capital’s past practice.

Related Capital requires significant funds to acquire tax credit interests prior to their syndication. Related Capital has in the past obtained funds for this purpose pursuant to a “warehouse” credit facility. Under the contribution agreement, it is not a condition of closing of our proposed acquisition of Related Capital that we be able to assume the existing warehouse credit facility that Related Capital utilizes to warehouse interests in tax credit properties prior to their syndication in new investment programs sponsored by Related Capital. TRCLP currently guarantees Related Capital’s obligations under the warehouse facility. If we are not able to assume the existing credit facility or replace it with another credit facility, we will need to utilize our own capital to continue to fund the warehousing of the interests in tax credit properties if we expect to continue to generate syndication opportunities and the fees associated with the sponsorship of new programs. The diversion of our capital resources to warehousing activities may reduce the amount of funds available to us to continue to acquire revenue bonds or fund our other businesses.

Risk Factors

We may not be able to obtain financing to fund the payment of our fees and expenses or to consummate our proposed acquisition of Related Capital.

The terms of our proposed acquisition of Related Capital provide that we pay $50 million in cash consideration to TRCLP and bear our own fees and expenses. Our fees and expenses are expected to approximate $7.8 million. We plan to fund, through additional borrowings to be incurred by the time our proposed acquisition of Related Capital closes, the payment of both (a) the cash portion of the consideration and (b) our fees and expenses. We have obtained a non-binding letter of intent from a national bank for this financing. However, we are still in the process of finalizing the terms of this financing, and there can be no assurance that such financing will be obtained on current terms and, if not, that we will not be required to utilize a more expensive source of financing or divert funds we otherwise would have used to make additional investments to consummate our proposed acquisition of Related Capital.

Our proposed acquisition of Related Capital will have an adverse effect on our pro forma net income.

Although we believe that our proposed acquisition of Related Capital will be accretive to our cash available for distribution, the pro forma effect of our proposed acquisition of Related Capital on our net income as calculated in accordance with GAAP reflects a reduction of $0.66 per share and $0.56 per share for the year ended December 31, 2002 and the six months ended June 30, 2003, respectively.

Our earnings per share and our cash available for distribution per share may be subject to greater fluctuations from quarter to quarter than in the past.

Historically, based on the fact that a significant portion of our earnings per share and cash available for distribution per share is generated by the regularly scheduled payments of interest on our tax-exempt revenue bond portfolio, our earnings per share and cash available for distribution per share have been fairly consistent from quarter to quarter. Conversely, the earnings and cash generated by the Related Capital business we propose to acquire have fluctuated more between quarters due to the variability in the timing of investing in tax credit partnerships and the seasonality inherent in the timing of tax credit equity investments, both of which are primary drivers of the earnings and cash generated by Related Capital. These fluctuations could be perceived negatively and, therefore, adversely affect the price at which our shares will trade.

Our failure to complete our proposed acquisition of Related Capital could have a negative impact on us.

If our proposed acquisition of Related Capital is not completed for any reason, we will suffer a number of adverse consequences, including:

•	the payment of substantial costs related to the proposed acquisition, such as legal and accounting fees, which must be paid whether or not the proposed acquisition is completed;

•	the benefits we expect to realize from the acquisition will not be realized; and

•	the possibility of adverse publicity and negative perceptions.

Use Of Proceeds

We estimate that the net proceeds from this offering will be approximately $18.6 million, after payment of the placement agent’s commission and other offering expenses. We intend to use the net proceeds from the sale of the Series A Convertible CRA Shares offered hereby primarily to acquire additional revenue bonds, the proceeds of which will finance the construction and/or ownership of multifamily housing properties, most of which will benefit from federal LIHTCs. In addition, we may acquire tax-exempt revenue bonds issued for the benefit of Section 501(c)(3) not-for-profit organizations and make other types of investments permitted under our trust agreement. Any remaining net proceeds will be used for general business purposes, including reduction of our indebtedness.

Our Series A Convertible CRA Shares

General

We are offering 1,033,932 Series A Convertible CRA Shares, which are convertible into our common shares on a one-to-one basis. We have previously issued Series A Convertible CRA Shares and Convertible CRA Shares, each of which participate with the Series A Convertible CRA Shares offered hereby with respect to the allocation of CRA Credits and whose terms, with the exception of the conversion rate and notice provisions, are identical to the Series A Convertible CRA Shares offered hereby. See “Description of our Shares—Overview—Description of our Outstanding Preferred Shares—Community Reinvestment Act Preferred Shares” in the accompanying prospectus. As of the date of this prospectus supplement, our outstanding shares of beneficial interest consisted of (i) 42,656,999 common shares, (ii) 1,351,636 Convertible CRA Shares which are convertible into 1,275,491 common shares and (iii) 5,834,620 Series A Convertible CRA Shares which are convertible into 5,834,620 common shares.

Rank

Our CRA Shares, including the Series A Convertible CRA Shares offered hereby, rank (i) on parity (pro rata based on the number of shares) with our common shares and all other CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution and winding up and (ii) pari passu with all other CRA Shares with respect to CRA Credit allocations. See “—Allocations with respect to this Series A Convertible CRA Share Offering—Allocation Priorities,” below. Our income and loss will also be allocated pro rata (based on the number of shares) among our common shareholders and our CRA shareholders.

We may issue, without the consent of the CRA shareholders: (i) additional common shares; (ii) securities which are senior to our CRA Shares with respect to payment of distributions and rights upon our liquidation, dissolution or winding up and (iii) additional securities which rank on parity with our CRA Shares with respect to CRA Credit allocations. However, our trust agreement (as amended to include the certificate of designation, which sets forth the rights, preferences and privileges of our Series A Convertible CRA Shares) prohibits us from issuing any securities which would rank senior to any of our CRA Shares with respect to the allocation of CRA Credits without the consent of our CRA shareholders.

One of our subsidiaries, the Equity Trust, has issued preferred shares with an aggregate liquidation amount of approximately $273.5 million which effectively rank, with respect to payment of distributions and liquidation amounts, senior to our common shares and CRA Shares. See “Our Company—Raising Capital—Equity Offerings—Preferred Equity Issuances by Subsidiary.”

Our Series A Convertible CRA Shares

Distributions

Subject to preferential rights of any other shares and to the discretion of our board of trustees, we anticipate that we will pay distributions on our CRA Shares (including the Series A Convertible CRA Shares offered hereby) and common shares quarterly. The record dates and payment dates with respect to quarterly distributions to our common shareholders and our CRA shareholders will be the same.

We expect to make distributions on the Series A Convertible CRA Shares offered hereby beginning in February, 2004 for the quarter ending December 31, 2003, subject to the declaration of distributions by our board of trustees. The first distribution will be based upon the quarterly distribution then payable, pro rated for the period from the closing date of this offering through December 31, 2003. For the first distribution, earnings will be similarly prorated for tax purposes.

As noted above under the heading “—Rank,” our CRA Shares rank on parity (pro rata based on number of shares) with our common shares with respect to the economic attributes of an investment in our Company. In this regard, in the event of (i) the payment of distributions payable in common shares or securities convertible into our common shares, (ii) the issuance to holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase our common shares at a price per share less than the fair market value per common share, and (iii) distributions to holders of our common shares of evidences of our indebtedness or our assets, our CRA shareholders will receive for each CRA Share held the same payment, issuance or distribution payable for each common share held. For example, in the case of clause (i), if our common shareholders are entitled to receive two common shares for each common share they hold, our CRA shareholders will receive two common shares for each CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that our common shareholders and our CRA shareholders will be treated the same for federal income tax purposes.

CRA Shareholders’ Rights with Respect to CRA Credit Allocations

Only holders of our CRA Shares (or other parity securities) are entitled to receive allocations of CRA Credits relating to their self-defined geographic CRA assessment area which they can request. We will not allocate any CRA Credits to our common shareholders, and holders of common shares issued upon conversion of CRA Shares will not be entitled to retain any CRA Credits in respect of such CRA Shares.

CRA Credit allocations will be undertaken upon each issuance of our CRA Shares (or other parity securities) and reallocations, if any, will be undertaken at the end of each quarter. Through our CRA Credit allocation procedures and reporting methodology, described in “—CRA Reporting” below, we intend to prevent CRA Credits from being “double-counted” (i.e. prevent allocating to shareholders more than the carrying value of a revenue bond investment) and to provide CRA shareholders with allocations of qualified investments for CRA reporting purposes based on such CRA shareholder’s designated self-defined geographic CRA assessment area. Our revenue bond investments will be valued at their carrying value for CRA Credit allocation purposes as of our most recent quarter. See “Prospectus Supplement Summary—Revenue Bond Portfolio and CRA-Qualifying Investments” for a list of the carrying values of the CRA-qualifying investments we currently hold.

Allocations with respect to this Series A Convertible CRA Share offering

Initial Allocations

Prior to the closing of this offering of Series A Convertible CRA Shares, we will work with prospective investors to allocate among them the CRA Credits available as of the closing of this offering. The

Our Series A Convertible CRA Shares

amount of CRA Credits which will be available with respect to a given unallocated investment will be based on the carrying value of such investment as reflected in our most recently issued quarterly report filed with the SEC. The CRA Credits associated with each allocated investment will be earmarked to investors in the Series A Convertible CRA Shares offered hereby until each such investor has been allocated investments with a carrying value equal to the purchase price of its investment in the Series A Convertible CRA Shares offered hereby. These investments will be allocated within one or more of an investor’s self-defined geographic CRA assessment areas, in accordance with the CRA. Each investor will provide our Manager with a certification of its self-defined geographic CRA assessment area in order to facilitate this process. Our Manager will notify each investor of its allocation of investments prior to such investor’s purchase of the Series A Convertible CRA Shares offered hereby. To the extent that an investor is not allocated investments with a carrying value equal to the purchase price of its investment in the Series A Convertible CRA Shares offered hereby, we will use our commercially reasonable efforts to acquire investments after the closing of this offering that satisfy such Unallocated Shareholders’ specified CRA criteria. We refer to an investor who is allocated investments with a carrying value equal to the purchase price of its investment in our CRA Shares as a “Fully Allocated Shareholder” and we refer to an investor who is not allocated investments with a carrying value equal to the purchase price of its investment in our CRA Shares as an “Unallocated Shareholder.”

Replacement Allocations

General.    We are unable at this time to determine how replacements or reallocations of CRA Credits will be treated by the CRA Federal Agencies. According to the CRA Federal Agencies, examiners determine the dollar amount of qualified investments by relying on the figures recorded by the banking institution according to GAAP, including both new and outstanding investments. As a general matter, the CRA Federal Agencies have indicated that banking institutions may receive positive consideration under the CRA for a range of investment strategies, including short-term investments, investments that are immediately funded, and investments with a binding up front commitment that are funded over a period of time. According to the CRA Federal Agencies, all else being equal, banking institutions making the same dollar amount of investments over the same number of years would receive the same level of consideration. The extent to which qualified investments receive positive consideration also depends on how examiners evaluate the investments under the remaining three performance criteria (e.g. innovativeness and complexity, responsiveness to the needs of the institution’s community, and degree to which the investment is not routinely provided by private investors). See “Community Reinvestment Act—The Investment Test.” While we believe that our replacement allocation procedures are reasonable and within the spirit of the CRA, neither the CRA nor the interpretive rulings published by the CRA Federal Agencies give firm guidance as to whether our reallocation procedures and methodology will be accepted for CRA purposes. See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—No assurance that replacement or reallocations of CRA Credits may not be recognized by the CRA Federal Agencies” for a discussion of the risks associated with replacements or reallocations of CRA Credits.

Prepayment, Repayment or Sale of Allocated Investments.    If an investment which is allocated to a CRA shareholder is either repaid, prepaid, sold or foreclosed within 24 months after the investment is first allocated to such CRA shareholder, we will either reallocate a comparable unallocated investment to the CRA shareholder or use our commercially reasonable efforts to replace the terminated allocation with a comparable investment and reallocate it to the CRA shareholder. See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—Our revenue bond investments may be repaid, prepaid, sold or foreclosed and our new revenue bond investments may not be qualified investments under the CRA.” However, if an investment which is allocated to a CRA shareholder is either repaid, prepaid, sold or foreclosed after the initial 24-month period, we will have no obligation to replace the investment with a

Our Series A Convertible CRA Shares

new investment, although such CRA shareholder may choose to receive a reallocation from any then existing but unallocated investments, subject to the priorities set forth in “—Allocation Priorities” below.

Reclassification Upon Transfer.    If a Fully Allocated Shareholder transfers its CRA Shares, the transferee will receive the same allocation of CRA Credits as the Fully Allocated Shareholder had prior to transfer. If an Unallocated Shareholder transfers its CRA Shares, the transferee will receive (i) the same allocations of CRA Credits as the Unallocated Shareholder had prior to transfer, and (ii) the same priority that the Unallocated Shareholder had prior to transfer with respect to allocations of CRA Credits which the Unallocated Shareholder has properly requested from us but had not received prior to transfer. A transferee will have a one-time option to obtain a different allocation of CRA Credits based on any then existing but unallocated investments.

Permissive Reallocations; Sources of Unallocated CRA Credits.    Our CRA shareholders are not entitled to reallocate the CRA Credits which have been allocated to them except in the event of an allocation which has been either repaid, prepaid, sold or foreclosed within 24 months after its allocation as set forth in “—Prepayment, Repayment or Sale of Allocated Assets” or a transfer of our CRA Shares as set forth in “—Reclassification Upon Transfer” above. However, we may, in our sole discretion, allow a CRA shareholder to reallocate its CRA Credits to unallocated CRA Credits available from the sources set forth below, subject to the priority in which unallocated CRA Credits may be allocated to CRA shareholders as set forth in “—Allocation Priorities” below. The sources of unallocated CRA Credits will be as follows:

•	Current Investments. Our current revenue bond investments which are unallocated to any CRA shareholders or holders of any parity securities.

•	New Investments. New revenue bond investments acquired by us from time to time which are unallocated to any CRA shareholders or holders of any parity securities.

•	Conversions to common shares. CRA Credits allocated to CRA Shares or parity securities that are converted into our common shares.

Allocation Priorities

Unallocated CRA Credits will be allocated in accordance with the following priorities:

i.	first, to Unallocated Shareholders;

ii.	second, to CRA shareholders and holders of parity securities with an investment which has been either repaid, prepaid, sold or foreclosed within 24 months after the investment is first allocated to such CRA shareholder or holder of parity securities;

iii.	third, to the transferee of CRA Shares or parity securities;

iv.	fourth, to CRA shareholders and holders of parity securities with an investment which has been either repaid, prepaid, sold or foreclosed subsequent to 24 months after the investment is first allocated to such CRA shareholder or holder of parity securities; and

v.	in our sole discretion, the balance to CRA shareholders and holders of parity securities who request reallocations of CRA Credits.

Within each category set forth above, we will determine the order in which CRA shareholders and holders of parity securities are entitled to receive allocations of CRA Credits as follows:

(a)	for clause (i) above, priority will be based on the order in which the CRA shareholders or holders of parity securities became Unallocated Shareholders;

Our Series A Convertible CRA Shares

(b)	for clauses (ii) and (iv) above, priority will be based on the order in which CRA shareholders or holders of parity securities suffer a terminated allocation;

(c)	for clause (iii) above, priority will be based on the order in which CRA Shares or parity securities were transferred; and

(d)	for clause (v) above, priority will be based on the order in which we receive the request for reallocation.

Allocations with respect to securities which are on parity with our CRA Shares

We have previously issued CRA Shares which rank on parity with the Series A Convertible CRA Shares offered hereby. With the exception of the conversion rate and notice provisions, the terms of the CRA Shares are identical to those of the Series A Convertible CRA Shares offered hereby and participate with the Series A Convertible CRA Shares offered hereby in the allocation of CRA Credits in the same manner as set forth under “—Allocation Priorities” above.

We may issue additional CRA Shares, including additional Series A Convertible CRA Shares and other securities which are on parity with the CRA Shares with respect to allocations of CRA Credits. During the sales period for any such subsequent offering, we will work with such prospective investors to allocate among them our investments not previously allocated to existing holders of our CRA Shares or any parity securities.

After an investor’s purchase of securities which are on parity with our CRA Shares in a subsequent offering and after such investor’s initial allocation of investments, such investor will have the same rights to allocation of unallocated investments as the CRA shareholders and other holders of parity securities who purchased shares in prior offerings, subject to the priorities described under “—Replacement Allocations” and “—Allocation Priorities” above.

Administration of the Allocation Process

Our Manager is responsible for adopting such procedures as it deems necessary to implement the reallocation and/or replacement allocation rights.

Conversion

The Series A Convertible CRA Shares may be converted into our common shares at the end of any calendar quarter (or more frequently at our discretion upon not less than 14 days written notice) at the shareholder’s option on a one-to-one basis (subject to anti-dilution protections as described in “Anti-Dilution” below). Upon conversion, holders will no longer be entitled to retain the CRA Credits allocated to the CRA Shares that were converted to common shares. Such investments may be re-allocated to other parity shareholders as set forth under “—CRA Shareholders’ Rights with Respect to CRA Credit Allocations” above.

Anti-Dilution

As provided in the certificate of designation, the conversion ratio of our CRA Shares into common shares is subject to adjustment upon the occurrence of subdivisions, combinations and reclassifications of our common shares.

Our Series A Convertible CRA Shares

In case we are a party to any transaction (including, without limitation, a merger, consolidation, tender offer for all or substantially all of our shares or sale of all or substantially all of our assets), as a result of which common shares are converted into the right to receive securities or other property (including cash or any combination thereof), each CRA Share, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares and other securities and property (including cash or any combination thereof) receivable upon the consummation of such transaction by a holder of that number of common shares or fraction thereof into which one CRA Share was convertible immediately prior to such transaction, assuming the holder of such CRA Share failed to exercise any rights of election to convert (provided that if the kind and amount of stock or beneficial interest, securities and other property so receivable is not the same for each non-electing shareholder, the kind and amount so receivable by each non-electing shareholder will be deemed to be the kind and amount received per share by a plurality of non-election shares). We may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

CRA Reporting

CRA shareholders receive reports on a quarterly basis and initial reports after their purchase of our CRA Shares. These reports include:

i.	an initial report within 30 days after their purchase of our CRA Shares, that will set forth specific information such as the name and address of the underlying property, the carrying value of the investment allocated to such CRA shareholder, data concerning the community served by the underlying property, tenant income limitations and a brief description of the underlying property’s development status (i.e., under construction, leasing, or stabilized occupancy);

ii.	quarterly reports within 45 days after the end of each calendar quarter that will set forth specific information, such as the name and address of the underlying property, the carrying value of the investment allocated to such CRA shareholder (as adjusted for events described in “—Allocations with respect to this Series A Convertible CRA Share offering—Replacement Allocations”) above, and updated information on the property’s construction and physical occupancy status; and

iii.	copies of our Annual Report on Form 10-K and our Quarterly Reports on 10-Q filed with the SEC.

These reports, specific and password protected to each CRA shareholder, will also be available on our secure website at http://www.chartermac.com.

CRA Examination Assistance

We, with the assistance of our Manager, provide certain technical support and documentation to prepare CRA shareholders for CRA examinations by the CRA Federal Agencies and will attend examination meetings if requested. In the event that such support and documentation is requested, the CRA shareholder making the request will be required to pay all out-of-pocket expenses associated with such assistance.

Tax Matters

We will receive at the closing, an opinion of Paul Hastings to the effect that, although the issue is not free from doubt, we have been and are properly treated as a partnership for federal income tax purposes, and

Our Series A Convertible CRA Shares

thus, are not subject to federal income taxation; and that, subject to the assumptions, qualifications and limitations set forth in the opinion, the holders of our Series A Convertible CRA Shares, including the Series A Convertible CRA Shares offered hereby, will be treated as partners in such partnership and the portion of our income allocable to our Series A Convertible CRA Shares, including the Series A Convertible CRA Shares offered hereby, which represents tax-exempt income should be excludible from gross income for purposes of federal income taxation. See “Federal Income Tax Considerations.”

Voting Rights

Our Series A Convertible CRA Shares have fewer voting rights than our common shares. See “Description of our Shares—Overview—General Description of our common shares—Voting Rights” in the accompanying prospectus.

The affirmative vote or consent of the holders of a majority of all of our outstanding Series A Convertible CRA Shares is required to amend, alter or repeal the terms of our Series A Convertible CRA Shares or of any provision of our trust agreement that would adversely affect the powers, preferences, privileges or rights of our Series A Convertible CRA Shares. Other than the foregoing, our Series A Convertible CRA Shares do not have any voting rights.

Transfer Restrictions

A CRA shareholder may not transfer less than (i) 200,000 CRA Shares, or, (ii) in the event that we permitted an investor to purchase less than 200,000 CRA Shares, the number of shares so purchased. In all events, however, if a transferor has not transferred all of its CRA Shares, it must retain no less than 200,000 Series A Convertible CRA Shares or the number of CRA Shares initially purchased.

Legend

Each Series A Convertible CRA Share certificate will contain a legend substantially to the following effect:

THE SERIES A CONVERTIBLE CRA SHARES REPRESENTED HEREBY WILL BE ISSUED AND MAY BE TRANSFERRED ONLY IN WHOLE SHARES. OTHER TRANSFER RESTRICTIONS, INCLUDING MINIMUM TRANSFER AMOUNTS, ARE SET FORTH IN THE CERTIFICATE OF DESIGNATION.

Transfer Agent

We act as the transfer agent with respect to our CRA Shares.

Our Company

General

We are a Delaware statutory trust which commenced operations in October 1997. We and our subsidiaries (with the exception of CM Corp. and PW Funding) are each either treated as partnerships or disregarded for federal income tax purposes. Therefore, we and our subsidiaries (with the exception of CM Corp. and PW Funding) pass through to our shareholders, in the form of distributions, income (including federally tax-exempt income) derived from our investments without paying federal income tax on that income. We intend to operate so that a substantial portion of our ordinary income will be excluded from gross income for federal income tax purposes. Other income, such as capital gains and taxable interest income, as well as any dividend income from CM Corp., generally will be subject to tax. We expect that for the year ending December 31, 2003, no less than 95% of our distributions to our shareholders will be excludable from their gross income for federal income tax purposes. For the calendar year ended December 31, 2002, approximately 96% of our distributions consisted of federally tax-exempt income. See “Risk Factors—Risks relating to our Company and the operation of our business—Our classification as a publicly-traded partnership not taxable as a corporation is not free from doubt and could be challenged” and “Federal Income Tax Considerations.”

Our trust agreement provides that we may only incur leverage or other financing in an amount up to 50% of our total market value. Our trust agreement defines “total market value” as the greater of (i) the sum of (a) the aggregate market value of all of our outstanding shares of beneficial interest (including, without limitation, our common shares and preferred shares), and (b) our total leverage; or (ii) the aggregate value of our assets as determined by our Manager based upon third-party or management appraisals and other criteria as our board of trustees shall determine in its sole discretion. See “Risk Factors— Risks relating to our Company and the operation of our business—We may suffer adverse consequences from changes in interest rates.”

CM Corp. is our wholly-owned, consolidated subsidiary that conducts most of our taxable business. CM Corp. conducts any fee-generating activities in which we engage and provides management services to us. Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee. PW Funding, the national mortgage banking firm which we own an 84% interest in, is a subsidiary of CM Corp.

Our Revenue Bond and Loan Investments

We are principally engaged in the acquisition and ownership (directly and indirectly through our subsidiaries) of federally tax-exempt multifamily housing revenue bonds issued by various state or local governments, agencies or authorities and other investments designed to produce federally tax-exempt income. While we currently hold a small amount of participating revenue bonds, we do not expect to acquire a significant amount of participating revenue bonds in the future.

While we hold a small portion of our revenue bond and loan investments directly, substantially all of our investments are held indirectly through our subsidiaries. For a more complete description of our relationship with our subsidiaries, see “—Entity Structure” below. Accordingly, our CRA shareholders’ and common shareholders’ interests in the cash flow from investments held by our subsidiaries are subordinate to the rights of the debt holders, preferred shareholders and senior interest holders of our subsidiaries.

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Revenue Bonds

The proceeds of the revenue bonds we directly or indirectly hold were used to make mortgage loans for the construction, rehabilitation, acquisition or refinancing of affordable multifamily housing properties throughout the United States. The various loan documents that were negotiated, executed and delivered upon the issuance of the revenue bonds define our rights and the specific terms of those revenue bonds. All of the underlying properties are “qualified residential rental properties” under Section 142(d) of the Code (or a predecessor provision), which requires that a specified percentage of rental units of these properties be rented to individuals or families whose incomes do not exceed certain area median income levels. Accordingly, our revenue bonds are “qualified bonds” within the meaning of Section 141(e) of the Code and, based upon the opinions of bond counsel or special tax counsel rendered at the time of initial issuance or reissuance of each issue of revenue bonds, interest paid on our revenue bonds is excludable from gross income for federal income tax purposes.

As of June 30, 2003, our revenue bond portfolio included direct or indirect interests in 224 revenue bonds with an aggregate carrying value of approximately $1.7 billion, secured by 162 affordable multifamily properties containing 33,852 units located in 25 states and the District of Columbia. Substantially all of our revenue bonds and other investments are held indirectly through our subsidiaries and our claim on these assets is junior to the claims of our subsidiaries’ preferred shareholders, senior interest holders and creditors. As of June 30, 2003, our subsidiaries have issued preferred shares with an aggregate liquidation amount of approximately $273.5 million and senior interests through our securitization programs with an aggregate face amount of approximately $780.5 million.

Other Investments

On October 18, 2001, we purchased 739,741 units of Series A Convertible Preferred Membership Interests in ARCap Investors, L.L.C. (“ARCap”) at $25.00 per unit, for an aggregate purchase price of approximately $18.5 million, with a preferred return of 12.00%.

ARCap was formed in January, 1999 by REMICap and Apollo Real Estate Investors to invest exclusively in unrated subordinated CMBS. As of December 31, 2002, ARCap had approximately $823.0 million in assets, including investments of approximately $799.0 million of CMBS. Approximately one-third of ARCap’s CMBS are secured by multifamily properties.

As of December 31, 2002, ARCap had approximately $77.8 million of Common Membership Interests outstanding, which are subordinate to our Series A Convertible Preferred Membership Interests. ARCAP’s indebtedness is predominately fixed rate, long-term financing and, as of December 31, 2002, ARCap had approximately $391.0 million of debt outstanding.

In addition, we have invested in a small amount of taxable promissory notes receivable, taxable mezzanine loans, taxable bridge loans and various other investments.

Other Lines of Business

Through CM Corp., we (i) originate and service mortgages for third parties and (ii) guarantee tax credit equity returns and mortgage loans for a fee.

Although we expect to increase the amount of taxable income we earn, we do not expect the taxable portion of our dividend to increase proportionately. We currently generate expenses that are deductible for state and federal tax purposes that we do not utilize but instead pass through to our shareholders. Our shareholders are generally not able to utilize these tax deductions to lower their annual tax liability.

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Because CM Corp. bears some of our expenses, these expenses reduce CM Corp.’s income for tax purposes, the tax liability associated with our taxable lines of business will be reduced. Accordingly, our shareholders would then benefit from these deductions because the taxable portion of our distributions would be offset by these deductions. As a result, we believe we have a competitive advantage over other companies that compete for such taxable business and also would be able to generate above average returns for our shareholders.

Credit Enhancement

On December 31, 2001, CM Corp. completed a credit enhancement transaction with Merrill Lynch Capital Services, Inc. (“MLCS”), pursuant to which CM Corp. initially will receive an annual fee of approximately $1.2 million in return for assuming MLCS’ $46.9 million first loss position on a $351.9 million pool of tax-exempt weekly variable rate multifamily mortgage loans originated by CreditRe Mortgage Capital, LLC, an affiliate of Credit Suisse First Boston and TRCLP has provided CM Corp. with an indemnity covering 50% of any losses that are incurred by CM Corp. as part of this transaction. As the loans mature or prepay, the first loss exposure of and the fees paid to CM Corp. will both be reduced. The latest maturity date on any loan in the portfolio occurs in 2009. The remainder of the real estate exposure after the $46.9 million first loss position has been assumed by Fannie Mae and Freddie Mac. In connection with the transaction, we have guaranteed the obligations of CM Corp., and as security therefore, posted collateral equal to 40% of the first loss exposure. TRCLP is an affiliate of Related Capital. As of December 31, 2002, TRCLP had a net worth of approximately $175.0 million and liquidity of approximately $70.1 million.

CM Corp. performed due diligence on each property in the pool, including an examination of loan-to-value and debt service coverage both on a current and “stressed” basis. CM Corp. analyzed the portfolio on a “stressed” basis by increasing capitalization rates and assuming an increase in the low floater bond rate.

On July 18, 2002, we entered into two agreements with an unrelated AA-rated third party (the “Primary Guarantor”) to guarantee an agreed-upon internal rate of return to investors in a partnership designed to pass through low income housing tax credits to its investors. The partnership owns limited partnership interests in eleven local partnerships, each of which owns a multifamily housing property that is intended to qualify for federal LIHTCs. In return for this guarantee, we will receive a fee of approximately $5.9 million, paid in three installments, including $3.6 million at closing, $1.7 million in October 2003, and $566,000 in February 2004. Our total potential liability pursuant to these guarantees is approximately $44 million. In connection with the transaction, we provided revenue bonds with an aggregate carrying value of approximately $18.2 million as collateral to the Primary Guarantor, which will be reduced to approximately $1.4 million over a period of up to 20 years, assuming the properties reach certain operating benchmarks. In addition, we agreed to subordinate 25% of each of the revenue bonds acquired that are secured by the properties and to not use the subordinated portion of such revenue bonds as collateral in connection with any borrowings. If the internal rate of return to investors falls below the guaranteed level, we may be required to pay the amount of such deficit to the Primary Guarantor if the general partner fails to make up such shortfall in the internal rate of return. To mitigate this risk, we are the beneficiary of a guarantee by TRCLP against losses associated with construction and stabilization for each of the properties, which is capped at $15 million. TRCLP has also agreed, if needed, after construction and stabilization, to fund up to the first $2.5 million of operating deficits of the underlying properties or any amounts required to pay the guaranteed internal rate of return to the investor.

CM Corp. intends to enter into future transactions pursuant to which it will provide credit enhancement to third parties for a fee.

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PW Funding

We own approximately 84% of the outstanding capital stock of PW Funding, a national mortgage banking firm specializing in multifamily housing which is based in Mineola, New York. We expect to acquire the remaining outstanding capital stock of PW Funding over the next 6 to 18 months. After acquiring the remaining outstanding capital stock of PW Funding, we will have paid an aggregate purchase price in the range of approximately $37 million to $47 million (subject to adjustment for new servicing on mortgage loans). CM Corp. financed a portion of the purchase price with a $40 million acquisition loan facility from Fleet Bank, N.A. At the time of the closing, $27.3 million was drawn on the acquisition facility. The loan has a term of five years with an annual interest rate of one month LIBOR plus 2.25%. In order to mitigate the effects of the floating one month LIBOR rate, we acquired an interest rate cap at 8% on a notional amount of $30 million.

PW Funding is approved as a lender and servicer under the following programs: Fannie Mae Delegated Underwriter and Servicer (DUS), Freddie Mac Program Plus seller and servicer and/or FHA loan processor and servicer. DUS is Fannie Mae’s principal multifamily loan program. Fannie Mae delegates the responsibility for originating, underwriting, closing and delivering multifamily mortgages to the DUS lenders and the DUS lenders share the risk of loss with Fannie Mae and service the loans for a fee. As of June 30, 2003, PW Funding serviced a $3.9 billion loan portfolio.

The acquisition of PW Funding has enabled us to diversify our investment portfolio. In addition, PW Funding has provided us with a fee business that we believe will grow in value over time, which will generate internal revenue growth. We believe this internal revenue growth will help to insulate us from the vagaries of the capital markets.

Regulatory Environment

With regard to our revenue bond investing, we operate in a regulatory environment that is governed primarily by two sections of the Code relating to affordable housing. The first is Section 142(d) of the Code, which governs the issuance of federally tax-exempt revenue bonds for affordable multifamily housing to be owned by private, for-profit developers and the second is Section 42 of the Code, which authorizes federal LIHTCs for qualifying affordable housing properties.

Tax-exempt financing

Section 142(d) of the Code provides for the issuance of federally tax-exempt revenue bonds, the proceeds of which will be loaned to private developers for the new construction or acquisition and rehabilitation of multifamily rental housing. Under the Code, in order to qualify for federally tax-exempt financing, certain ongoing requirements must be complied with on a continuous basis. The principal requirement is that the property be operated as a rental property and that during the Qualified Project Period (defined below) at least either (i) 20% of the units must be rented to individuals or families whose income is less than 50% of the area median gross income, or (ii) 40% of the units must be rented to individuals or families whose income is less than 60% of the area median gross income, in each case with adjustments for family size. The Qualified Project Period begins when 10% of the units in the property are first occupied and ends on the latest of the date: (i) which is 15 years after 50% of the units are occupied, (ii) on which all the bonds have been retired, or (iii) on which any assistance provided under Section 8 of the U.S. Housing Act of 1937 terminates. If these requirements are not complied with on a continual basis, interest on the revenue bonds could be determined to be includable in gross income, retroactively to the date such bonds were issued. There is no statutory or regulatory limit on the amount of rent that may be charged.

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The availability of federally tax-exempt financing for affordable multifamily housing to be owned by private, for-profit developers in each state is limited by an annual volume cap contained in Section 146 of the Code. At the end of 2000 Congress enacted legislation which, for the first time, increased the volume cap. The volume cap increased by 25% in both 2001 and 2002 and thereafter has been, and will continue to be, indexed for inflation. Bonds issued for affordable multifamily housing properties must compete with all other types of private activity bonds (other than private activity bonds issued for qualifying Section 501(c)(3) organizations) for an allocation of a state’s available volume cap.

Non-profit organizations described in Section 501(c)(3) of the Code whose charitable purpose is to provide low income housing may also avail themselves of federally tax-exempt financing to construct or acquire and rehabilitate affordable multifamily housing properties. Revenue bonds for such charities are governed by Section 145 of the Code and may be issued without regard to the statewide volume cap that applies to for-profit developers. Under Section 145 of the Code at least 95% of the proceeds of the bond issue must be used in a manner that furthers the charitable purpose of the Section 501(c)(3) organization, or a related purpose. In Revenue Procedure 96-32 the IRS promulgated a non-exclusive safe harbor for Section 501(c)(3) organizations whose charitable purpose is to provide affordable housing: if either the 20/50 or 40/60 tests described above are met and, in addition, at least 75% of all units are rented to families whose income does not exceed 80% of area median gross income (adjusted for family size) and the Section 501(c)(3) organization charges tenants “affordable rents”, the proceeds of a revenue bond issue will be treated as being used to further the Section 501(c)(3) organization’s charitable purpose.

Federal LIHTCs

Section 42 of the Code authorizes federal LIHTCs for affordable multifamily rental housing. Under this program, developers that receive an allocation of volume cap for revenue bonds also are entitled to receive an allocation of federal LIHTCs. The credits, known as 4% credits, provide the owner of an affordable multifamily housing project that has received a federal LIHTC allocation with a dollar for dollar credit against federal income taxes. The credit is taken over a period of 10 years, which can span over an 11 year operating period. The credit amount is based on the qualified basis of each building and the number of units set aside for low income tenants. Purchasers of federal LIHTCs are usually Fortune 500 corporations that have projected long-term positive tax positions. These purchasers generally become limited partners in the developer/owner of the affordable housing project and pay the present value of the projected credits in the form of an up-front equity contribution to the developer. This payment will usually provide between 25% and 35% of the costs of the development. In order to qualify for the federal LIHTC the project must comply with either of the 20/50 or 40/60 tests that apply to tax-exempt bonds. However, in addition, the amount of rent that may be charged to qualifying low income tenants cannot exceed 30% of the “imputed income” for each unit, as determined pursuant to Section 42(g) of the Code. Failure to comply continuously with these requirements could result in a recapture of the federal LIHTCs. In addition, in the event that the rents from the project generate insufficient revenue to pay debt service on the revenue bonds and a default ensues, the initial borrower could lose ownership of the project as the result of foreclosure of the mortgage securing the bonds. In such event, the initial equity investors would no longer be entitled to the federal LIHTCs which would inure to benefit of the foreclosing revenue bond owner. As a result, there is a strong incentive for the federal LIHTC investor to ensure that the development is current on debt service payments by making capital contributions or otherwise.

With respect to most of the properties that secure our revenue bonds, all the multifamily units are rented to individuals or families at 60% of area median income and, thus, 100% of the qualified basis may be used to determine the amount of the federal LIHTC. This maximizes the amount of equity raised from the purchasers of the federal LIHTCs for each development and creates strong occupancy demand.

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Government sponsored enterprise lending

PW Funding and its subsidiaries’ mortgage lending business are subject to various governmental and quasi-governmental regulation. PW Funding and/or its subsidiaries, collectively, are licensed or approved to service and/or originate and sell mortgage loans under Fannie Mae, Freddie Mac, Ginnie Mae and FHA programs. FHA and Ginnie Mae are agencies of the Federal government and Fannie Mae and Freddie Mac are federally-chartered, public corporations. These agencies require PW Funding and its subsidiaries to meet minimum net worth and capital requirements and to comply with other requirements. Mortgage loans made under these programs are also required to meet the requirements of these programs. In addition, under Fannie Mae’s DUS program, PW Funding has the authority to originate loans without a prior review by Fannie Mae and is required to share in the losses on loans originated under this program.

If PW Funding or its subsidiaries fail to comply with the requirements of these programs, the agency can terminate its license or approval. In addition, Fannie Mae and Freddie Mac have the authority under their guidelines to terminate a lender’s authority to originate and service their loans for any reason. If PW Funding or its subsidiaries’ authority is terminated under any of these programs, it would prevent PW Funding or its subsidiaries from originating or servicing loans under that program. In connection with the approval by Fannie Mae and Freddie Mac of our proposed acquisition of PW Funding by CM Corp. we were required to guarantee the obligations of PW Funding under these programs.

Raising Capital

A major aspect of our business plan includes the acquisition of additional revenue bonds, which requires capital. We have primarily used three sources of capital, either directly or through our subsidiaries: securitizations, line of credit borrowings and equity offerings. Whether we raise capital through securitizations, line of credit borrowings or equity offerings, our goal is to raise capital at lower rates than the rates at which we invest that capital.

Securitizations

We use two primary floating rate securitization programs: our Private Label Tender Option Program and the P-FLOATsSM/RITESSM program. Securitizations continue to offer the lowest cost of capital, albeit with certain covenants and leverage limits. Pursuant to our trust agreement, we are only able to incur leverage or other financing up to 50% of our total market value; this leverage restriction is generally consistent with or more conservative than leverage covenants on our securitized debt. Our capital structure requires us to raise capital through periodic equity offerings in order to maintain leverage within required limits.

With respect to these securitization programs, we are obligated to pay interest at short-term floating rates and retain an inverse floating rate residual interest in revenue bonds carrying a fixed rate of interest. Our Manager regularly reviews the benefits of hedging our interest rate risk on our floating rate exposure.

Private Label Tender Option Program.    As of June 30, 2003, we have raised $456.5 million under the Private Label Tender Option Program, although the maximum amount of capital available under the program is $500 million.

As of June 30, 2003, we have contributed 79 revenue bonds with an aggregate outstanding principal amount of approximately $671.0 million to Charter Mac Origination Trust I, a Delaware statutory trust (the “Origination Trust”), our wholly-owned, indirect subsidiary. The Origination Trust then

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contributed 53 of its revenue bonds, with an aggregate outstanding principal amount of approximately $474.1 million, to Charter Mac Owner Trust I, a Delaware statutory trust (the “Owner Trust”), which is controlled by us through the Origination Trust and our Manager, which is also the Owner Trust’s manager. The bonds contributed to the Owner Trust are deposited into specific “Owner Trust Series” in order to segregate revenue bonds issued by governmental entities selected by state of origin. In December 2000, two such Owner Trust Series were created: a “California only” series (“Cal-1”) and a “National” (non-state specific) series (“Nat-1”). In September 2001, two additional Owner Trust Series were created: a second “California only” series (“Cal-2”) and a second National Series (“Nat-2”). As of June 30, 2003, Cal-1 and Cal-2 series owned 12 and 5 revenue bonds, respectively, secured by properties located in California with an aggregate outstanding bond amount of approximately $76.1 million and $42.7 million, respectively, and Nat-1 and Nat-2 series owned 22 and 4 revenue bonds, respectively, with an aggregate outstanding bond amount of approximately $185.8 million and $60.4 million, respectively. In June 2002, the Owner Trust completed a $54.5 million financing through the creation of a third National Series (Nat-3) and in December 2002, the Owner Trust completed a $52.0 million financing through the creation of a fourth National Series (Nat-4). As of June 30, 2003, Nat-3 and Nat-4 series each owned 5 revenue bonds with an aggregate outstanding bond amount of approximately $55.3 million and $53.9 million, respectively.

Each Owner Trust Series issues two equity certificates: (i) a senior certificate, which has been deposited into the related “Floater Certificate Trust Series” established under Charter Mac Floater Certificate  Trust I, a Delaware statutory trust (the “Certificate Trust”), which issues and sells “senior floater certificates” representing proportional interests in the senior certificate to new investors and (ii) a residual certificate representing the remaining beneficial ownership interest in such Owner Trust Series, which has been issued to the Origination Trust in exchange for the contribution of revenue bonds. As of June 30, 2003, the Cal-1, Cal-2, Nat-1, Nat-2, Nat-3 and Nat-4 Floater Certificate Trust Series had issued senior floater certificates with face amounts of approximately $70 million, $45 million, $205 million, $30 million, $54 million and $52 million, respectively.

The Owner Trust obtained a municipal bond insurance policy from MBIA to credit enhance certificate distributions for the benefit of the holders of the senior floater certificates and arranged for a liquidity facility, issued by a consortium of highly-rated banks, with respect to the senior floater certificates. As of June 30, 2003, the revenue bonds not contributed by the Origination Trust to the Owner Trust are pledged as additional collateral for the Owner Trust’s obligations to MBIA.

The effect of the Private Label Tender Option Program structure is that interest received by each of the Owner Trust Series on the revenue bonds it holds is first distributed through the senior certificate to the holders of senior floater certificates issued by the related Floater Certificate Trust Series, with any residual interest remitted to the Origination Trust (and thus to the benefit of our Company) as distributions on each residual certificate. The variable rate on the senior floater certificates issued by the California only Floater Certificate Trust Series and the National Floater Certificate Trust Series is the lowest rate possible that will clear the market at par, as determined weekly by Goldman, Sachs & Co., as remarketing agent. Largely because of certain California taxes, the weekly rate on the California senior floater certificates has been, and is expected to continue to be, lower than the weekly rate on the National (non-state specific) senior floater certificates. Thus, the yield on the California Owner Trust Series residual certificates owned by the Origination Trust is generally expected to be higher than on the National Owner Trust Series residual certificates owned by the Origination Trust.

The Owner Trust, which we control, is consolidated and is noted on our balance sheet as part of “Financing Arrangements.” Our cost of funds relating to the Private Label Tender Option Program

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(calculated as income allocated to the minority interest plus recurring fees as a percentage of the weighted average amount of the outstanding senior certificate) was approximately 2.16%, 2.49%, 3.50% and 5.40% for the three months ended June 30, 2003, the years ended December 31, 2002, 2001, and 2000, respectively.

P-FLOATsSM/RITESSM.    Another source of financing for our investments is the securitization of selected revenue bonds through the Merrill Lynch P-FLOATsSM/RITESSM program. Merrill Lynch typically deposits individual revenue bonds purchased from us into a special purpose trust together with a credit enhancement guarantee. A credit enhanced custodial receipt is issued and deposited into a second trust which issues two types of securities: (1) Puttable Floating Option Tax-Exempt Receipts (“P-FLOATsSM”), a short-term senior security which bears interest at a floating rate that is determined weekly by Merrill Lynch as the lowest rate possible that will clear the market at par, and (2) Residual Interest Tax-Exempt Securities (“RITESSM”), a subordinate security which receives the remainder of the interest on the revenue bond after payment of interest on the P-FLOATsSM and ongoing transaction fees. The P-FLOATsSM are sold to third-party investors and the RITESSM are generally sold back to us.

We have the right, upon at least 14 days notice to the trustee, to purchase the outstanding P-FLOATsSM issued by the special purpose trust and to withdraw the revenue bond from such trust. When the revenue bonds are deposited into the trust, we receive the proceeds from the sale of the P-FLOATsSM less certain transaction costs. In certain cases, Merrill Lynch may directly buy the revenue bonds from local issuers, deposit them in the trust, sell the P-FLOATSM security to third-party investors and then sell the RITESSM to us.

As of June 30, 2003, 24 revenue bonds, with an aggregate outstanding bond amount of approximately $225.5 million, have been securitized by Merrill Lynch under the P-FLOATsSM/RITESSM program. In order to facilitate the securitization under the P-FLOATsSM/RITESSM program, we have, as of June 30, 2003, pledged 29 additional revenue bonds as collateral for the benefit of the credit enhancer with an aggregate outstanding bond amount of approximately $160.6 million. See “—Recent Developments” below.

For financial reporting purposes, due to our right to repurchase the revenue bonds, we account for the net proceeds received upon transfer of our revenue bonds through the P-FLOATsSM/RITESSM program as secured borrowings (which is reflected on our balance sheet as a liability) and, accordingly, continue to account for our revenue bonds as assets.

Our cost of funds relating to the P-FLOATsSM/RITESSM program (calculated as interest expense as a percentage of the weighted average outstanding bond amount of the P-FLOATsSM) was approximately 2.29%, 2.40%, 3.70%, and 5.00% for the three months ended June 30, 2003, for the years ended December 31, 2002, 2001 and 2000, respectively.

Interest Rate Hedging.    We currently manage a portion of our interest rate risk through The Bond Market Association (“TBMA”)-indexed interest rate swaps.

As of June 30, 2003, we have entered into two such swaps: one has a notional amount of $50 million fixed at an annual rate of 3.98% which expires in January 2006 and the other has a notional amount of $100 million fixed at an annual rate of 3.64% which expires in February 2004. Under each interest rate swap agreement, we are required to pay MLCS a fixed rate on a notional amount of debt. In return, we are paid a floating rate equivalent to TBMA index, the most widely accepted tax-exempt weekly floating rate index. As of June 30, 2003, the combined notional amount of these swaps was $150 million, which represented approximately 22.0% of our floating rate exposure in our securitization programs with a

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weighted average annual fixed interest rate on the swaps of 3.75%. The receipt of payments pursuant to these or other swaps would constitute taxable, rather than tax-exempt income.

Upon expiration of these swaps, our Manager will evaluate whether we should enter into replacement swaps. Our Manager analyzes the interest rate environment and the costs and risks of such strategies on an ongoing basis.

Fixed Rate Securitizations.    On April 1, 2003, the Equity Trust completed a $100 million revenue bond securitization financing through the sale of Tax-Exempt Multifamily Housing Trust Certificates Series 2003A. The Equity Trust sold 19 fixed-rate, unrated, tax-exempt multifamily housing and senior housing revenue bonds issued by 13 different municipal issuers to finance 16 separate affordable multifamily housing properties. The revenue bonds, totaling $196.8 million in aggregate principal amount, were sold to a trust, out of which $100 million in Class A Certificates were sold to various institutional investors. The Class A Certificates bear interest at the fixed rate of 3.25% per annum to, but not including March 15, 2005, on which date the Class A Certificates are subject to mandatory tender for purchase. Merrill Lynch acted as placement agent. A wholly-owned, indirect subsidiary of the Equity Trust was issued the subordinated Class B Certificates totaling approximately $96.8 million. The Equity Trust has agreed that one of its affiliates will hold the Class B Certificates throughout the duration of this transaction.

Line of Credit Borrowings

On March 31, 2003, the Equity Trust entered into a $75 million secured revolving credit facility with Fleet Bank and Wachovia Bank. Through this facility, the Equity Trust can pledge certain of its revenue bonds as security for amounts borrowed under this credit facility from time to time. The outstanding borrowings can be repaid at any time without penalty. The Equity Trust pays a floating rate of interest on borrowings outstanding on a quarterly basis equal to the London Interbank Offered Rate (“LIBOR”) plus 1.50% or prime plus 0.25%. At June 30, 2003, nine revenue bonds were pledged under the facility with an aggregate principal amount of $81.7 million. The Equity Trust had approximately $29.2 million outstanding under the facility as of June 30, 2003.

Equity Offerings

Common Equity Issuances.    As of June 30, 2003, we have completed three public offerings of our common shares, raising net proceeds of over $260 million.

Preferred Equity Issuances by Subsidiary.    One of our subsidiaries, the Equity Trust, has issued preferred shares to institutional investors with an aggregate liquidation amount of approximately $273.5 million. Attributes of each series of Cumulative Preferred Shares are as follows:

Preferred Series	Total Liquidation Amount ($ in thousands)	Annual Dividend Rate

Series A	90,000	6.625%
Series A-1	24,000	7.100%
Series A-2	31,000	6.300%
Series A-3	30,000	6.800%
Series B	55,000	7.600%
Series B-1	18,500	6.800%
Series B-2	25,000	7.200%

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We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares, Series A-2 Cumulative Preferred Shares and Series A-3 Cumulative Preferred Shares as the “Series A Shares.” We collectively refer to the Series B Subordinate Cumulative Preferred Shares, Series B-1 Subordinate Cumulative Preferred Shares and Series B-2 Subordinate Cumulative Preferred Shares as the “Series B Shares.” We also collectively refer to the Series A Shares and the Series B Shares as the “Cumulative Preferred Shares.”

The Cumulative Preferred Shares are not convertible into common shares of the Equity Trust or our common shares. The Cumulative Preferred Shares have an annual preferred dividend payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, but only upon declaration thereof by the Equity Trust’s board of trustees and only to the extent of the Equity Trust’s tax-exempt income (net of expenses) for the particular quarter. Since inception, all quarterly distributions have been declared at the stated annualized dividend rate for each respective series.

The Series A Shares all have identical terms except as to the distribution commencement date, the annual preferred dividend rate, the remarketing date, the mandatory repurchase date and the liquidation amount per share. The Equity Trust may not redeem the Series A, A-1 and A-2 preferred shares before June 30, 2009 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their respective per share liquidation amounts plus an amount equal to all distributions accrued but unpaid on the Series A, A-1 and A-2 preferred shares. The Equity Trust may not redeem the Series A-3 preferred shares before October 31, 2014 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series A-3 preferred shares. Holders of the Series A Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series A, Series A-1 and Series A-2 preferred shares, and each holder of the Series A-3 preferred shares, will be required to tender its shares to the Equity Trust for mandatory repurchase on June 30, 2049 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to the Series B Shares and all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our Series A Convertible CRA Shares, and our preferred shares, if any.

The Series B Shares all have identical terms, except as to the distribution commencement date, the annual preferred dividend rate, the remarketing date and the mandatory repurchase date. The Equity Trust may not redeem the Series B and Series B-1 preferred shares before November 30, 2010 and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to their per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B and Series B-1 preferred shares. The Equity Trust may not redeem the Series B-2 preferred shares before October 31, 2014, and they are subject to mandatory tender for remarketing and purchase on such date and each remarketing date thereafter at a price equal to its per share liquidation amount plus an amount equal to all distributions accrued but unpaid on the Series B-2 preferred shares. Holders of the Series B Shares may elect to retain their shares upon remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. After the initial remarketing dates, all or a portion of the shares may be redeemed, subject to certain conditions. Each holder of the Series B and Series B-1 preferred shares and each holder of the Series B-2 preferred shares

Our Company

will be required to tender its shares to the Equity Trust for mandatory repurchase on November 30, 2050 and October 31, 2052, respectively, unless the Equity Trust decides to remarket the shares on such dates.

The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust and, therefore, effectively rank senior to our common shares, our Series A Convertible CRA Shares, our Convertible CRA Shares and our preferred shares, if any, and junior to the Series A Shares.

The Equity Trust is subject to, among others, the following covenants with respect to the Cumulative Preferred Shares:

Tax-exempt interest and distributions.    The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludable from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includable in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

Leverage.    The Equity Trust will not, and will not permit any of its subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio on the portfolio is less than 0.6 to 1.0.

Failure to pay distributions.    If the Equity Trust has not paid in full six consecutive quarterly distributions on the Cumulative Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

Allocation of Taxable Interest Income and Market Discount.    The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally ¼ of 1% of a bond’s stated redemption price at maturity multiplied by the number of complete years to maturity).

Limitation on Issuance of Preferred Equity Interests.    The Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Cumulative Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Cumulative Preferred Shares to holders, and there is no default or event of default under the Equity Trust’s trust agreement.

Our Company

Entity Structure

The following diagram depicts our organizational structure as of October 23, 2003:

(1)	Charter Mac Corporation and/or Related Charter, L.P. provide management services as noted, to us and our Subsidiaries. Related Charter, L.P. has subcontracted its obligations to Related Capital Company.

Our Trust Agreement

The following summary of certain provisions of Delaware law and our trust agreement does not purport to be complete and is subject to and qualified in its entirety by reference to Delaware law and our trust agreement.

Our Board of Trustees

Our business and affairs are managed by our board of trustees. Our board of trustees consists of not less than three nor more than nine trustees, one-third of which must be independent, which means they may not be our officers or employees, related to our officers nor represent concentrated or family holdings of

Our Company

our voting interests, and who, in the view of our board of trustees, are free from any relationship that would interfere with the exercise of independent judgment with respect to matters relating or pertaining to our affairs. We have annual shareholder meetings to re-elect a portion of our managing trustees, who will generally serve staggered, three-year terms. Election of each managing trustee requires the approval of a plurality of the votes cast by the holders of common shares in person or by proxy at our annual meeting.

Our board of trustees currently has eight managing trustees, three of whom are independent trustees. Our board of trustees establishes written policies on investments and borrowings and monitors our administrative procedures, investment operations and performance as well as monitoring our Manager to assure that such policies are carried out. The independent trustees are responsible for reviewing our investment policies not less often than annually and with sufficient frequency to determine that the policies being followed are in the best interests of our shareholders.

Independent trustees are entitled to receive compensation for serving as managing trustees. Arthur P. Fisch and Peter T. Allen are compensated at the annual rate of (i) $7,500 in cash or common shares having an aggregate value of $7,500, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. Charles L. Edson is compensated at the annual rate of (i) $20,000 in cash or common shares having an aggregate value of $20,000, based on the fair market value on the date of issuance; and (ii) common shares having an aggregate value of $10,000, based on the fair market value on the date of issuance, in addition to expense reimbursement. At the discretion of our board of trustees, independent trustees may be granted additional cash compensation for serving on a committee of our board of trustees.

Messrs. Fisch, Allen and Edson are each receiving compensation for serving on the special committee of our board of trustees that was formed to explore strategic management alternatives. For the year ended December 31, 2002, Mr. Fisch, who served as Chairman of the special committee, received in total $75,000, of which $37,500 was in cash and $37,500 was in common shares. Messrs. Allen and Edson each received in total $60,000, of which $30,000 was in cash and $30,000 was in common shares. We have agreed to pay these individuals the same compensation in 2003 for serving on the special committee. On June 30, 2003, Messrs. Fisch, Allen and Edson received cash and common shares totaling $37,500, $30,000 and $30,000, respectively, as compensation for serving on the special committee.

Pursuant to the terms of our incentive share option plan, (as described below under “Management—Management Agreements—Incentive Share Option Plan”), the compensation committee of our board of trustees may, subject to certain restrictions, grant options to members of our board of trustees to purchase common shares. As of the date of this prospectus supplement, four trustees, Stephen M. Ross, Michael J. Brenner, Stuart J. Boesky and Alan P. Hirmes have been issued options to acquire an aggregate of 94,217 common shares, 5,652 of which are assigned to a third party, at an exercise price of $11.5625 per share. Messrs. Ross, Boesky and Hirmes have each exercised all of their options and purchased 67,778 common shares in the aggregate.

A vacancy in our board of trustees created by the death, resignation, or incapacity of a managing trustee (within the limits referred to above) may be filled by the vote of a majority of the remaining managing trustees (with respect to a vacancy created by the death, resignation, or incapacity of an independent trustee, the remaining independent trustees shall nominate a replacement). A vacancy in our board of trustees created by an increase in the number of managing trustees may be filled by a majority vote of the entire board of trustees. Any managing trustee may resign at any time. Our trust agreement provides that, subject to the right of the holders of any class of shares to elect additional managing trustees, managing trustees may be removed by the affirmative vote of a majority of our common shares then outstanding with or without cause.

Our Company

Wilmington Trust Company, a Delaware banking corporation, is also one of our trustees. Wilmington Trust Company has been appointed as registered trustee solely to satisfy certain requirements of the Delaware Act and its duties and responsibilities with respect to us and our shareholders are very limited.

Additional Classes and Series of Shares

Our trust agreement authorizes us to issue 100,000,000 shares and authorizes our board of trustees to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms or conditions of redemption of such class or series. We believe that the ability of our board of trustees to issue one or more classes or series of beneficial interests provides us with increased flexibility in structuring possible future financings and acquisitions, and in meeting other needs which might arise. Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, the additional classes or series, as well as the common shares, will be available for issuance without further action by our shareholders. See “Risk Factors—Risks relating to our Company and the operation of our business—There are possible adverse effect arising from shares available for future sale.” Although our board of trustees has no intention at the present time of doing so, it could issue a class or series that could, depending on the terms of such class or series, delay, defer or prevent a transaction or a change in control of our Company that might involve a premium price for holders of our common shares or otherwise be in their best interest.

Advance Notice of Managing Trustee Nominations and New Business

Our bylaws provides that (i) with respect to an annual meeting of common shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by common shareholders may be made only (a) pursuant to our notice of meeting, (b) by our board of trustees, or (c) by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our trust agreement, and (ii) with respect to special meetings of common shareholders, only the business specified in our notice of meeting may be brought before the meeting of common shareholders, and nominations of persons for election to our board of trustees may be made only (a) pursuant to our notice of the meeting, (b) by our board of trustees, or (c) provided that our board of trustees has determined that managing trustees shall be elected at such meeting, by a common shareholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The advance notice provisions set forth in our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control of our Company that might involve a premium price for holders of common shares or otherwise be in their best interest.

Term and Dissolution

We have perpetual existence, but may be dissolved at an earlier date if certain contingencies occur. The contingencies whereby we may be dissolved are as follows:

•	If a management agreement is in effect between our Company and a manager which is an affiliate of Related Capital, we may be dissolved in one of two ways: (i) we may be dissolved if the manager recommends dissolution of our Company in writing to our board of trustees, our board of trustees concurs in such recommendation and the dissolution is approved by the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter; or (ii) our board of trustees recommends dissolution of our Company and the dissolution is approved by the affirmative vote of two-thirds of the votes of our shareholders entitled to vote on the matter.

Our Company

•	If a management agreement referred to above is not in effect, we may be dissolved upon the recommendation of our board of trustees and the affirmative vote of the holders of more than 50% of our outstanding common shares together with any other class or series of shares entitled to vote on the matter.

•	Finally, we may be dissolved by order of a court of competent jurisdiction to judicially dissolve our Company if it is no longer reasonably practicable to continue the business and affairs of our Company as contemplated by our trust agreement.

Upon dissolution of our Company, our assets will be liquidated and the proceeds of liquidation will be applied first to the satisfaction (whether by payment or reasonable provision for payment thereof) of obligations of our Company to third parties (including holders of senior interests created through our securitization programs and preferred shareholders of our subsidiaries), second to our Manager or its affiliates who are creditors of our Company and third to payment of liquidation expenses. Any remaining proceeds will then be distributed to our shareholders.

Change of Control; Anti-Takeover Provisions

Our trust agreement contains provisions that might have the effect of delaying, deferring or preventing a transaction or a change of control of our Company that might involve a premium price for our common shares, or otherwise be in the best interest of our shareholders. See “Risk Factors—Risks relating to our Company and the operation of our business—Our anti-takeover provisions may discourage third-party proposals—Our Manager’s Rights Under our Management Agreements” for a discussion of these anti-takeover provisions.

Voting Rights of our Shareholders

Our shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. The common shareholders, as a class, have the right to vote upon:

a.	the election of our board of trustees;

b.	merger, consolidation or conversion and dissolution of our Company;

c.	sale of all or substantially all of our assets; and

d.	amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

Amendments to our Trust Agreement

In general, our trust agreement may be amended by the affirmative vote or written consent of the holders of not less than a majority of the common shares then outstanding and entitled to vote thereon.

Meetings

We will hold annual meetings of our common shareholders to elect managing trustees whose terms have expired. Our board of trustees may at any time call a meeting of common shareholders or call for a vote, without a meeting, of the common shareholders on matters on which they are entitled to vote, and shall call for such meeting or vote following receipt of a written request therefor of common shareholders holding 10% or more of the outstanding common shares.

Our Company

Borrowing Policies

Our trust agreement provides that we will be allowed to incur debt or other financing of up to 50% of our total market value (measured as of the date such leverage is incurred).

Indemnification and Limitation of Liability

The Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, a trustee, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or a beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof. In addition, the Delaware Act provides that, except to the extent otherwise provided in the governing instrument of a statutory trust, an officer, employee, manager or other person acting on behalf of the statutory trust, when acting in such capacity, shall not be personally liable to any person other than the statutory trust or the beneficial owner for any act, omission or obligation of the statutory trust or any trustee thereof.

The Delaware Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instrument of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever.

Our trust agreement requires us to indemnify our present and former trustees, among others (any such person, an “indemnified party”), against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the trustee was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the indemnified party actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful. In addition, our trust agreement requires us, as conditions to advancing expenses, to obtain (i) a written affirmation by the indemnified party of his or its good-faith belief that he or it has met the standard of conduct necessary for indemnification by our Company as authorized by our trust agreement and (ii) a written statement by him or it or on his or its behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met. Our trust agreement also requires us to provide indemnification and advance of expenses to a present or former indemnified party who served a predecessor of our Company in such capacity, and to any employee or agent of our Company or a predecessor of our Company.

We have obtained a liability insurance policy for our trustees (as well as our Manager).

Liability of Shareholders

We are governed by the laws of the State of Delaware. Under our trust agreement and the Delaware Act, our shareholders will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware.

In general, stockholders of Delaware corporations are not personally liable for the payment of a corporation’s debts and obligations. They are liable only to the extent of their investment in the Delaware corporation. In addition, under the Delaware Act, neither the existence of certain powers in our trust agreement that may be exercised by our shareholders nor the exercise of such powers will cause such shareholders to be deemed to be a trustee of our Company or to be held personally liable for our acts, omissions and obligations.

Our Company

The principles of law governing the limitation of liability of beneficial owners of a statutory trust have not been authoritatively established as to statutory trusts organized under the laws of one jurisdiction but operating or owning property, incurring obligations or having beneficiaries resident in other jurisdictions. A number of states have adopted legislation containing provisions comparable to the provisions of the Delaware Act. Accordingly, in such states, the limitation of liability of our shareholders provided by the Delaware Act should be respected.

In those jurisdictions which have not adopted similar legislative provisions, questions exist as to whether such jurisdictions would recognize a statutory trust, absent a state statute, and whether a court in such jurisdictions would recognize the Delaware Act as controlling. If not, a court in such jurisdiction could hold that the shareholders are not entitled to the limitation of liability set forth in our trust agreement and the Delaware Act and, as a result, are personally liable for our debts and obligations.

Recent Developments

LIHTC Guarantee

On September 24, 2003, we entered into two agreements with an unrelated AA- rated third party (the “Primary Guarantor”) to guarantee an agreed-upon internal rate of return to investors in a partnership designed to pass through LIHTCs to its investors. The partnership owns limited partnership interests in 14 local partnerships, each of which owns a multifamily housing property that is intended to qualify for federal LIHTCs. In return for this guarantee, we will receive a fee of approximately $5.9 million, paid in three installments, including approximately $3.6 million at closing, approximately $1.7 million in July, 2004 and a final payment of $562,000 in January, 2005.

P-FLOATSSM/RITESSM Program

Since June 30, 2003, nine bonds with an aggregate outstanding principal amount of $92.1 million have been sold to special purpose trusts that are used in the P-FLOATSSM/RITESSM program. In addition, since June 30, 2003, seven revenue bonds with an aggregate outstanding principal amount of $81.8 million have been removed from the special purpose trusts used in the P-FLOATSSM/RITESSM program.

In connection with the LIHTC guarantee transaction, we deposited 19 bonds with an aggregate outstanding principal amount of $151.2 million, collateralized by 13 affordable housing projects, into Tax-Exempt Multifamily Housing Trust, Series 2003B. This trust issued two certificates, Senior Class A Certificates and Subordinate Class B Certificates. The Senior Class A Certificates, with a par amount of $77.1 million, were subsequently sold to special purpose trusts used in the PFLOATSSM/RITESSM program.

We deposited seven bonds with an aggregate outstanding principal amount of $44.1 million, collateralized by six affordable housing projects into Tax-Exempt Multifamily Housing Trust, Series 2003C. This trust issued two certificates, Senior Class A Certificates and Subordinate Class B Certificates. The Senior Class A Certificates, with a par amount of $18.1 million, were subsequently sold to special purpose trusts used in the PFLOATSSM/RITESSM program.

Equity Offerings

On August 26, 2003, we completed an equity offering of 3,057,354 Series A Convertible CRA Shares to 12 financial institutions through Meridian Investments, Inc., as placement agent. The public offering price was $18.48 per Series A Convertible CRA Share. Net proceeds from the offering were approximately $53.9 million, after payment of the placement agent’s commission and other offering expenses.

Our Company

On October 2, 2003, we completed an equity offering of 1,687,194 Series A Convertible CRA Shares to nine financial institutions through Meridian Investments, Inc., as placement agent. The public offering price was $18.67 per Series A Convertible CRA Share. Net proceeds from the offering were approximately $30.1 million, after payment of the placement agent’s commission and other offering expenses.

Proposed Acquisition of Related Capital

On December 18, 2002, we announced that we had entered into an agreement to acquire 100% of the ownership interests in and substantially all of the businesses operated by Related Capital (other than specific excluded interests). The acquisition will enable us to become an internally-managed company.

We intend to structure the acquisition so that the ownership interests held by the Related Principals in both Related Capital and the other entities which control other aspects of Related Capital’s business will be contributed into CharterMac Sub.

We anticipate paying total consideration to the Related Principals of up to $338 million, as follows:

•	The Initial Payment—$210 million consisting of $160 million in special common units of the CharterMac Sub and $50 million in cash (with the cash portion being paid only to TRCLP). These special common units will be issued at $17.78 per unit, which was the average closing price of our common shares for the 30 calendar days prior to the announcement of the acquisition (the “Initial Payment SCUs”);

•	The Contingent Payment—up to $128 million of additional special common units (the “Contingent Payment SCUs”), which is based on 7.73x Related Capital’s adjusted audited earnings before interest, taxes, depreciation and amortization, as well as certain other adjustments, for the year ended December 31, 2002. The Contingent Payment SCUs are expected to be issued at the same price as the Initial Payment SCUs, subject to a 17.5% symmetrical collar.

In connection with the proposed acquisition, we also intend to establish a restricted share award plan which will permit us to grant restricted common shares to the employees of Related Capital. At the option of the Related Principals, on or prior to the closing of the acquisition, the amount of restricted common shares may be increased to up to $20.2 million, in which event the amount of the contingent payment payable to the Related Principals will be reduced by the amount by which the value of the restricted common shares issued exceeds $15 million.

Following the completion of our proposed acquisition, the economic interest in our Company of (i) TRCLP will equal approximately 17.7% and (ii) our management and the Related Principals (other than TRCLP) will equal approximately 8.7%.

The affirmative vote of the holders of a majority of our issued and outstanding common shares entitled to vote is required to approve the issuance of our securities in connection with our proposed acquisition. Common shareholders of record on August 1, 2003 are entitled to vote on the proposed acquisition of Related Capital at our annual meeting of shareholders, scheduled to occur on October 29, 2003. A proxy statement relating to our proposed acquisition of Related Capital, dated September 5, 2003 has been filed with the SEC and mailed to common shareholders entitled to vote at the annual meeting on or about September 9, 2003.

In addition to asking the holders of our common shares to approve our issuance of securities in connection with the proposed acquisition, we will also be asking for their approval of the following proposals:

(a)	Amending and restating our trust agreement to (i) reflect the terms of the proposed acquisition, (ii) accommodate our internalized management structure and expansion of our business resulting from the proposed transaction and (iii) bring our organizational structure in line with other internally-managed, public companies;

Our Company

(b)	Expanding our existing incentive share option plan to enable us to continue to attract and retain qualified individuals to serve as our officers and trustees and to provide incentives to and more closely align the financial interests of our management team with the interests of our shareholders;

(c)	Electing two trustees to our board of trustees, each for a term of three years; and

(d)	Amending our trust agreement to clarify that future issuances by us or our subsidiaries of securities which contain mandatory redemption features would not be considered “financing or leverage” under the terms of our trust agreement.

The preliminary proxy statement, which is incorporated by reference into this prospectus supplement, can be accessed at the SEC’s web site at http://www.sec.gov.

Shareholders Action

On or about December 24, 2002, an alleged shareholder of our Company commenced a shareholder’s action ostensibly on behalf of our Company in the Supreme Court of the State of New York, County of Nassau, against each member of our board of trustees and Related Capital. Subsequently, the plaintiff amended his complaint to add a direct, putative class action claim. The case is entitled Dulitz v. Hirmes, et al., Index No. 02-020389, and we are named as a nominal defendant in the action. The plaintiff alleges that each member of our board of trustees and Related Capital breached fiduciary duties and/or aided and abetted breaches of fiduciary duties owed to our Company and our shareholders in approving our proposed acquisition of Related Capital. The amended complaint alleges, among other things, that the proposed purchase price for Related Capital is excessive, the transaction has been pursued and structured solely for the benefit of our trustees who are affiliated with Related Capital and the members of a special committee of our board of trustees consisting of our independent trustees are not independent because they are supposedly “dominated or controlled” by the trustees who are affiliated with Related Capital. Additionally, the amended complaint alleges that the defendants also breached fiduciary duties owed to a putative class of all of our shareholders (excluding the defendants and their affiliates) due to alleged dilution of the voting power and economic interests of our shareholders by the proposed transaction. The amended complaint further alleges that shareholder ratification of the proposed transaction supposedly will not be effective and our trustees allegedly will not “disclose the true nature and purpose of the proposed transaction.” The amended complaint seeks declaratory and injunctive relief, including enjoining the consummation of the proposed acquisition, and unspecified amounts of compensatory damages, costs, disbursements and attorneys’ fees.

Although the defendants in this action do not believe that the plaintiff’s allegations have merit, the defendants engaged in settlement negotiations solely in order to avoid unnecessary expenses. In June, 2003, our board of trustees and the special committee approved a memorandum of understanding setting forth terms of a proposed settlement, and in July, 2003, the parties to the litigation entered into a stipulation of compromise and settlement. While the proposed settlement is still subject to, among other things, court approval, certain terms of the proposed acquisition will change if the action is settled.

In August, 2003, the court approved an order which, among other matters, conditionally certifies the action as a class action, set a hearing date of October 24, 2003 to consider approval of the settlement and ordered the defendants to distribute a notice of settlement to the members of the class. The notice of settlement was filed with the SEC on September 8, 2003 and mailed to members of the class on or about September 9, 2003.

The individual defendants and Related Capital have informed us that if the case is not settled, they intend to defend against the plaintiff’s claims vigorously.

Our Company

Recent Investments

From July 1, 2003 up to and including October 23, 2003, we have invested in the following first mortgage revenue bonds:

Property	City, State, Zip Code	Units	Revenue Bond Description	Original Par Value ($ in thousands)	Current Stated Interest Rate	Closing Date	Maturity Date
Revenue Bond Acquisitions

Chapel Ridge at Bethel Heights	Springdale, AR 72764	184	Tax Exempt—New Construction	8,700	5.750%	08/08/03	Aug-45
Chapel Ridge at Jackson	Jackson, MS 39205	144	Tax Exempt—New Construction	6,900	5.75%	09/24/03	Sept-45
Chapel Ridge at Richland	Richland, MS 39073	184	Tax Exempt—New Construction	9,355	6.000%	09/11/03	Sept-45
Hawk’s Landing	Ft. Meyers, FL 33908	204	Tax Exempt—New Construction	10,750	5.500%	07/31/03	Aug-45
KB Trumbull Portfolio(1)	(1)	1,170	Tax Exempt— Rehabilitation	23,700	6.750%	07/16/03	Jan-40
KB Trumbull Portfolio(1)	(1)	*	Tax Exempt— Rehabilitation	7,385	5.530%	07/16/03	Aug-17
Mountainside Manor	Jasper, GA 30143	176	Tax Exempt—New Construction	9,400	5.250%	08/20/03	Jul-43
Randolph Manor	Silver Spring, MD 20904	83	Tax Exempt—New Construction	5,500	5.000%	09/03/03	Aug-45
Timber Oaks	Grand Prairie, TX 75051	264	Tax Exempt—New Construction	10,900	6.750%	07/29/03	Jul-43
Timber Oaks	Grand Prairie, TX 75051	*	Taxable—New Construction	2,300	8.750%	07/29/03	Jan-25
Toby Sexton	Atlanta, GA 30312	201	Tax Exempt—Mixed	11,500	5.500%	08/19/03	Aug-43
Vista Montana	Watsonville, CA 95077	132	Tax Exempt—New Construction	11,000	5.600%	08/01/03	Aug-45
RoseCourt at Thorntree	Dallas, TX 75237	280	Tax-Exempt—New Construction	15,000	6.600%	10/07/03	Oct-43
RoseCourt at Thorntree	Dallas, TX 75237	*	Taxable—New Construction	1,400	8.500%	10/07/03	Nov-17
AE Portfolio(2)	(2)	1,909	Tax-Exempt— Rehabilitation	46,550	6.000%	10/09/03	Mar-45
AE Portfolio(2)	(2)	*	Tax-Exempt— Rehabilitation	11,212	6.000%	10/09/03	May-15
Cascade Road	Atlanta, GA 30331	210	Tax-Exempt—New Construction	10,300	6.000%	10/17/03	Oct-43
Cascade Road	Atlanta, GA 30331	*	Taxable—New Construction	2,200	8.500%	10/17/03	Dec-27

Total Revenue Bonds Acquired July 1, 2003 through October 23, 2003		5,141		$204,052

Our Company

In addition, we entered into a forward purchase commitment to acquire two additional revenue bonds totaling $16.1 million. The acquisition of these two additional revenue bonds is expected to occur in approximately 24 months.

Property	City, State, Zip Code	Units	Revenue Bond Description	Original Par Value ($ in thousands)	Current Stated Interest Rate	Closing Date	Maturity Date

Future Funding Obligations

Middle Creek Village	Vail, CO 81657	142	Tax Exempt—New Construction	15,750	6.70%	07/18/03	Jun-38
Middle Creek Village	Vail, CO 81657	*	Tax Exempt—New Construction	350	6.70%	07/18/03	Jun-38

Total Future Funding Obligations		142		$16,100

(1)	KB Trumbull Portfolio:

Property	City, State, ZIP Code	Units
Arbor Manor	Warren, OH 44484	84
Market Square	Steubenville, OH 43952	100
Ohio Village	Ashtabula, OH 44004	120
Owl’s Nest	East Cleveland, OH 44112	260
Pearl Village	Lorain, OH 55055	80
Senior Tower	Findlay, OH 45840	146
Stauben Village	Wintersville, OH 43953	120
Warren Village	Warren, OH 44484	120
Westgate Gardens	Lorain, OH 44052	72
Willow Creek	Tiffin, OH 44883	68

		1,170

(2)	AE Portfolio:

Property	City, State, ZIP Code	Units
White Pond Villa	Akron, OH 44320	173
Forest Hill Terrace	East Cleveland, OH 44112	420
Euclid Hill Villa	Euclid, OH 44143	505
Euclid Beach Club	Cleveland, OH 44110	252
Euclid Beach Villa	Cleveland, OH 44110	559

		1,909

*	Not applicable to avoid duplication

Revenue Bond Prepayment

On September 11, 2003, the Highland Ridge bond prepaid, as permitted pursuant to the terms of the bond documents, at par of $15.0 million plus contingent interest totaling approximately $2.0 million.

Community Reinvestment Act

General

The CRA was enacted by the United States Congress in 1977 to prevent discriminatory practices in mortgage lending and to encourage banks and thrifts to help meet the credit needs of all segments of the communities they serve, including low and moderate income neighborhoods. The CRA provides a framework for depository institutions and community organizations to work together to promote the availability of credit and other banking services to traditionally under-served communities, consistent with safe and sound bank operations. The CRA has assumed greater importance in recent years as a result of the growth of interstate banking because CRA approval is required for bank mergers and attempts by banking organizations to expand interstate operations. Under the CRA’s impetus, banks and thrifts have opened new branches, provided expanded services, adopted more flexible credit underwriting standards, and made substantial commitments to state and local governments or community development organizations to increase lending to under-served segments of local economies and populations. The CRA applies to federally insured depository institutions, national banks, thrifts, and state-chartered commercial and savings banks.

The CRA and its implementing regulations require federal financial institution regulators to assess the record of each bank and thrift in helping to fulfill its obligation to meet the credit needs of the entire community. The CRA regulations mandate that the agencies consider a bank’s CRA record in the evaluation of a bank’s application for charters or for approval of bank mergers, consolidations, acquisitions and other corporate activities, new branch openings or relocation of an existing branch. The CRA Federal Agencies consist of the OCC, OTS, FDIC and FRB. More specifically, OCC regulates national banks, OTS oversees thrift institutions, FDIC regulates state-chartered, insured banks which are not part of the Federal Reserve System, and FRB oversees state-chartered and Federal Reserve member banks.

In general, the CRA Federal Agencies conduct a CRA examination of each national bank every 24 months. The Gramm-Leach-Bliley Act, enacted on November 12, 1999, allows small banks (financial institutions with aggregate assets of less than $250 million) to be tested only every 48 months if such institution received a CRA rating of “satisfactory” in its last examination, or every 60 months if it achieved a CRA rating of “outstanding” in its last examination. The CRA Federal Agencies publish an advance notice of scheduled CRA examinations quarterly. A written performance evaluation of the bank’s CRA activities, including a CRA rating, is prepared at the end of each CRA examination and made available to the public. Based on the results of their CRA examination, the CRA Federal Agencies assign ratings pursuant to the CRA which range from “outstanding” to “substantial noncompliance.”

Under the CRA, banks are examined for their compliance applying tests in three areas: lending, investment and service. Examiners evaluate a bank’s performance under the lending test based on the number and amount, geographic distribution and borrower characteristics of the bank’s home mortgage, small business, small farm, and consumer loans within its self-defined geographic CRA assessment area. The test also considers the bank’s record of making community development loans and its use of innovative and flexible lending practices which are not inconsistent with safe and sound bank operations. The CRA’s service test evaluates a bank’s record of helping to meet the credit needs of its assessment area by analyzing both the availability and effectiveness of a bank’s systems for delivering retail banking services and the extent and innovativeness of its community development services.

In July, 2001, the CRA Federal Agencies adopted an amendment to their published CRA guidance relating to the consideration an institution may receive for qualified investments that benefit its statewide

Community Reinvestment Act

or regional area. Under the amendment, so long as the institution has adequately addressed the community development needs of its assessment area, CRA examiners may consider qualified investments made by the institution which benefit a statewide or regional area that includes the institution’s self-defined geographic CRA assessment area, even if those activities do not benefit the institution’s assessment area. Under the amended CRA guidance, an institution could report and receive consideration for qualified investments which benefit the investor’s statewide or regional area, so long as the investor has adequately addressed the need of its self-defined geographic CRA assessment area.

In January, 2001, the Federal Agencies adopted rules implementing Section 711 of the Gramm-Leach-Bliley Act of 1999. The rules require that parties to certain CRA-related agreements make the agreements available to the public and the appropriate federal banking agency, and file an annual report with the appropriate federal banking agency concerning payments made or received under the covered agreements. This rule may be deemed to apply to an institution’s investment in our CRA Shares if the investing institution is one with which we, or our authorized representatives, have had a “CRA communication” as defined in the rule. Generally, a CRA communication is a communication between a nongovernmental entity and a bank or thrift institution concerning the adequacy or specifics of that particular institution’s performance under the CRA.

The Investment Test

The CRA Federal Agencies evaluate a bank’s performance under the investment test based on its record of making qualified investments that benefit its self-defined geographic CRA assessment area. To avoid double counting, activities which are considered under the lending or service tests may not be considered under the investment test. The CRA Federal Agencies evaluate the investment performance of a bank using the following criteria:

(1)	the dollar amount of qualified investments;

(2)	the innovativeness or complexity of qualified investments;

(3)	the responsiveness of qualified investments to credit and community development needs; and

(4)	the degree to which the qualified investments are not routinely provided by private investors.

Assessment Area

Under the CRA, the assessment area for a bank, with certain exceptions, generally consists of one or more metropolitan statistical areas or one or more contiguous political subdivisions, such as counties, cities, or towns; and it must also include those areas in which the bank has its main office, its branches, its deposit-taking ATMs, and any surrounding areas in which the bank has originated or purchased a substantial portion of its loans. Under the CRA regulations, each bank bears responsibility for properly delineating the assessment area within which its community lending, investment and service practices should be evaluated. The CRA Federal Agencies do not evaluate the bank’s delineation of its assessment area as a separate performance criterion, but do review the delineation for compliance with the CRA.

Qualified Investments

The CRA defines a qualified investment as “a lawful investment, deposit or membership share that has as its primary purpose community development.” The CRA is not a source of investment authority and we provide no assurance that the Series A Convertible CRA Shares are a lawful investment for any particular investor or class of financial institution. Whether a particular investor has legal authority to make the investment is normally determined by reference to the chartering statute and corporate charter of the

Community Reinvestment Act

investor-bank. Investors should consult legal counsel to confirm their legal authority to invest in the Series A Convertible CRA Shares offered hereby. The question of whether a particular lawful investment will be deemed qualified under the CRA is, to some degree, a factual matter. However, the CRA Federal Agencies have provided broad guidance through the issuance of the CRA regulations, a variety of interpretive letters and an annual discussion of current CRA topics in the form of questions and answers published in the Federal Register. The available guidance indicates that investments in businesses, housing and other enterprises that benefit or promote community development within low to moderate income communities will be given positive consideration by the agencies. Under the CRA regulations, a bank is entitled to determine for itself which of its investments are qualified, although its characterization is subject to review by agency examiners. Examiners will determine the dollar amount of an institution’s qualified investments by relying on the figures recorded by the institution according to GAAP.

CRA Reporting

Under the CRA, all banks other than small institutions are subject to data collection and reporting requirements. The CRA defines small institutions as banks or thrifts that, as of December 31 of either of the prior two years, had total assets of less than $250 million and that were independent, or an affiliate of a holding company that had total banking and thrift assets of less than $1 billion. All institutions that are subject to the data collection and reporting requirements must report the data for each calendar year by March 1 of the subsequent year.

For purposes of the investment test, banks may identify those qualified investments which were made within its self-defined geographic CRA assessment area. Generally, a bank will receive greater CRA consideration for investments which directly benefit its self-defined geographic CRA assessment area than for investments that promote community development in a broader statewide or regional area that includes the bank’s self-defined geographic CRA assessment area. While the CRA Federal Agencies have issued guidance on this issue, uncertainty exists with respect to the amount of CRA consideration a bank will receive for investments made in pooled entities. The CRA Federal Agencies’ published guidance indicates that a bank will receive CRA consideration under the investment test at least equal to the amount of its investment in the pooled entity multiplied by the percentage of the entity’s assets that meet the definition of “qualified investment.” However, the CRA Federal Agencies have not published specific guidance on how CRA Credit is to be allocated among two or more bank investors in a pooled entity that have identical or overlapping assessment areas. Accordingly, our Manager has devised a methodology for allocation of our investments that it reasonably believes is consistent with CRA requirements for qualified investments under the investment test. We provide quarterly reports and auditing assistance to our CRA shareholders. See “Our Series A Convertible CRA Shares—CRA Shareholders’ Rights with Respect to CRA Credit Allocations.”

The Series A Convertible CRA Shares; CRA Opinion

We have received a CRA Opinion from Goulston & Storrs, which states that if a banking institution has legal authority to make the investment, it is more likely than not that (i) a banking institution’s investment in our Series A Convertible CRA Shares offered hereby will receive positive consideration under the CRA as a “qualified investment” and (ii) the methodology of initial allocation which we propose will be acceptable to the CRA Federal Agencies. See “Our Series A Convertible CRA Shares—CRA Shareholders’ Rights with Respect to CRA Credit allocations—Allocations with respect to this Convertible CRA Share offering.” However, investments, including our Series A Convertible CRA Shares, are not designated as CRA-qualifying at the time of issuance by any governmental agency. The final determination of whether all or any portion of an investment is CRA-qualifying is made by the CRA Federal Agencies during their periodic examinations of regulated institutions. There is no assurance

Community Reinvestment Act

that the CRA Federal Agencies will concur with our conclusion that our Series A Convertible CRA Shares are a qualified investment for any particular bank or thrift investor under the CRA or with the CRA Opinion. See “Risk Factors—Risks relating to our Series A Convertible CRA Shares—Our Series A Convertible CRA Shares may not be considered a qualified investment under the CRA.”

The scope of the CRA Opinion is limited to our initial allocation of our investments at the time of a shareholder’s investment in our Series A Convertible CRA Shares. The CRA Opinion also does not address the degree or weight of consideration that the CRA Federal Agencies will give to a Series A Convertible CRA shareholder with respect to the factors utilized by the CRA Federal Agencies in assessing compliance with the “investment test.” See “—The Investment Test” above.

Overview of CRA Allocations

Our Manager has developed a methodology for meeting the regulatory record-keeping reporting needs of our CRA shareholders. This system is based on direct tracing of our investments to our CRA shareholders according to their respective self-defined geographic CRA assessment area. We will attribute investments to an investor based upon the location of the properties in relation to the investor’s self-defined geographic CRA assessment area and based upon the carrying value of each investment relative to the investor’s total investment amount. In no cases will more than 100% of the carrying value of any investment be attributed to our CRA shareholders, thus avoiding the potential problem of “double counting” investments by multiple investors for purposes of CRA.

Management

Our Company and our subsidiaries (with the exception of PW Funding) do not have any employees, and rely on our Manager and its employees for our day-to-day operations.

Our trustees and officers are as follows:

Name	Age	Position Held with our Company	Position Held Since

Stephen M. Ross	63	Managing Trustee and Chairman of the Board	1999
Peter T. Allen	57	Managing Trustee (Independent Trustee)	1997
Charles L. Edson	68	Managing Trustee (Independent Trustee)	2001
Arthur P. Fisch	61	Managing Trustee (Independent Trustee)	1997
Stuart J. Boesky	47	Managing Trustee, President and Chief Executive Officer	1997
Alan P. Hirmes	48	Managing Trustee, Executive Vice President and Secretary	1997
Michael J. Brenner	57	Managing Trustee	2000
Thomas W. White	65	Managing Trustee	2000

Stephen M. Ross is the Chairman of our board of trustees and is a Member of the sole general partner of our Manager, Related Charter LLC. Mr. Ross is the founder, Chairman, CEO and Managing General Partner of TRCLP Mr. Ross began his career working for the accounting firm of Coopers & Lybrand in Detroit as a tax attorney. Later, he moved to New York where he worked for two large Wall Street investment banking firms in their real estate and corporate finance departments before founding the group of companies which today operate under the umbrella of TRCLP in 1972. Mr. Ross graduated from the University of Michigan School of Business Administration with a Bachelor of Science degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Law degree in Taxation from New York University School of Law. Mr. Ross endowed the Stephen M. Ross Professor of Real Estate at the University of Michigan. Mr. Ross is also a director of Insignia Financial Group, Inc.

Peter T. Allen is a managing trustee (Independent Trustee) and President of Peter Allen & Associates, Inc., a real estate development and management firm, in which capacity he has been responsible for the leasing, refinancing and development of major commercial properties. Mr. Allen has also been an Adjunct Professor of the Graduate School of Business at the University of Michigan since 1981. Mr. Allen received a Bachelor of Arts degree in history/economics from DePauw University and a Master’s degree in Business Administration with Distinction from the University of Michigan. Mr. Allen has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Allen also serves on the board of trustees of American Mortgage Acceptance Company (“AMAC”), a company which is advised by an affiliate of our Manager.

Charles L. Edson is a managing trustee (Independent Trustee) of our Company. Mr. Edson is senior counsel at the law firm Nixon Peabody LLP where he focuses on all aspects of housing development, management finance and taxation. He has served as counsel to several governmental, trade and public interest entities and groups on housing and legislative matters and is the Co-Editor-in-Chief for the Housing and Development Reporter, a news and information service published by The West Group. Mr. Edson is an Adjunct Professor of Law at Georgetown University Law Center where he teaches a seminar on federally assisted housing programs. During his career, he has served as the Transition Director for the Department of Housing and Urban Development on President Carter’s transition staff and has also held the position of Chief in the Public Housing Section at the Office of General Counsel at the Department of Housing and Urban Development. Mr. Edson received a Bachelor of Arts, magna cum laude, from Harvard College and a Juris Doctor degree from Harvard Law School.

Management

Arthur P. Fisch is a managing trustee (Independent Trustee) and an attorney in private practice specializing in real property and securities law since October 1987, with Arthur P. Fisch, P.C. and Fisch & Kaufman. From 1975-1987, Mr. Fisch was employed by E.F. Hutton & Company, serving as First Vice President in the Direct Investment Department from 1981-1987 and associate general counsel from 1975-1980 in the legal department. As First Vice President, he was responsible for the syndication and acquisition of residential real estate. Mr. Fisch received a B.B.A. from Bernard Baruch College of the City University of New York and a Juris Doctor degree from New York Law School. Mr. Fisch is admitted to practice law in New York and Pennsylvania Mr. Fisch has been an Independent Trustee since 1997 and is a member of the Audit and Compensation Committees. Mr. Fisch also serves on the board of trustees of AMAC.

Stuart J. Boesky is a managing trustee, the President and Chief Executive Officer of our Company, the Equity Trust and the Origination Trust, and is the President, Chief Executive Officer and Member of Related Charter LLC. Mr. Boesky is a Partner and a Senior Managing Director of Related Capital, where his primary areas of responsibility are the creation, design, and implementation of Related Capital’s debt and equity finance programs and management of all debt product origination and loan servicing. Mr. Boesky practiced real estate and tax law with the law firm of Shipley & Rothstein from 1984-1986, when he joined Related Capital. From 1983-1984, he practiced law with the Boston office of Kaye, Fialkow, Richman and Rothstein. Previously, Mr. Boesky was a consultant at the accounting firm of Laventhol & Horwath. Mr. Boesky graduated with high honors from Michigan State University with a Bachelor of Arts degree and from Wayne State School of Law with a Juris Doctor degree. He then received a Master of Laws degree in Taxation from Boston University School of Law. Mr. Boesky is a regular speaker at industry conferences and on television. Mr. Boesky is also a member of the board of directors of the National Association of Affordable Housing Lenders. Mr. Boesky is also Chairman of PW Funding and serves on the board of trustees of AMAC.

Alan P. Hirmes is a managing trustee, an Executive Vice President, and Secretary of our Company, the Equity Trust and the Origination Trust and is a Senior Vice President and a Member of Related Charter LLC. Mr. Hirmes is also a Partner, a Senior Managing Director, and Chief Financial Officer of Related Capital. Prior to joining Related Capital in October 1983, Mr. Hirmes was employed by Weiner & Company, Certified Public Accountants, where he specialized in real estate and partnership taxation. Mr. Hirmes currently serves as Chairman Emeritus of the Affordable Housing Tax Credit Coalition, a national organization dealing with issues relating to the Tax Credit Program. He is also a member of the Advisory Board of the LIHTC Monthly Report and of the National Housing Conference, and he serves on the Executive Board of the National Multi Housing Council. He received a Bachelor of Arts degree in Liberal Arts from Hofstra University. Mr. Hirmes has been a Certified Public Accountant in New York since 1978. Mr. Hirmes also serves on the board of trustees of AMAC.

Michael J. Brenner is a managing trustee of our Company, and is the Executive Vice President and Chief Financial Officer of TRCLP Prior to joining TRCLP in 1996, Mr. Brenner was a partner with Coopers & Lybrand, having served as managing partner of its Industry Programs and Client Satisfaction initiatives from 1993-1996, managing partner of the Detroit group of offices from 1986-1993 and Chairman of its National Real Estate Industry Group from 1984-1986. Mr. Brenner graduated summa cum laude from the University of Detroit with a Bachelor’s degree in Business Administration and from the University of Michigan with a Master of Business Administration degree, with distinction.

Thomas W. White is a managing trustee of our Company. Mr. White retired as a Senior Vice President of Fannie Mae in the multifamily activities department, where he was responsible for the development and implementation of policies and procedures for all Fannie Mae multifamily programs, including the delegated underwriting and servicing program, prior approval program and negotiated swap and

Management

negotiated cash purchases product lines. He was also responsible for asset management of multifamily loans in portfolio or mortgage-backed securities. Mr. White joined Fannie Mae in November 1987 as director of multifamily product management. He was elected Vice President for multifamily and acquisition in November 1998 and assumed the Senior Vice President position in November 1990. Prior to joining Fannie Mae, he served as an investment banker with Bear Stearns, Inc. He was also the executive vice president of the National Council of State Housing Agencies; chief underwriter for the Michigan State Housing Development Authority; and served as a state legislator in the state of Michigan. Mr. White currently works as a consultant to us.

Related Charter LP

Management Team

Related Charter’s senior management team has an average of 13 years of experience with Related Capital and its affiliates and an average of 19 years of experience in the real estate industry.

Related Charter’s sole general partner is Related Charter LLC. The directors and executive officers of Related Charter LLC and the executive officers of CM Corp. are the same and are set forth below. These officers may also provide services to us on behalf of our Manager.

Name	Age	Offices Held

Stuart J. Boesky	47	Member, President, and Chief Executive Officer
Alan P. Hirmes	48	Member and Senior Vice President
Stephen M. Ross	63	Member
Denise L. Kiley	44	Senior Vice President
Marc D. Schnitzer	42	Senior Vice President
Stuart A. Rothstein	37	Executive Vice President and Chief Financial Officer
James D. Spound	43	Executive Vice President
John Sorel	42	Senior Vice President
Gary Parkinson	53	Controller
Teresa Wicelinski	37	Secretary

Biographical information with respect to Messrs. Boesky, Ross and Hirmes is set forth above.

Denise L. Kiley is a Senior Vice President of Related Charter LLC. Ms. Kiley is also a Partner and a Managing Director of Related Capital and is the Director of its Asset Management Division. Ms. Kiley is responsible for overseeing the due diligence and asset management of multifamily residential properties invested in Related Capital-sponsored corporate, public and private equity, and debt funds. Prior to joining Related Capital in 1990, Ms. Kiley was a First Vice President with Resources Funding Corporation, where she was responsible for acquiring, financing, and asset managing multifamily residential properties. Previously, she was an auditor with Price Waterhouse. Ms. Kiley is a Member of the National Association of Home Builders and the National Housing and Rehabilitation Association. She received a Bachelor of Science degree in Accounting from the Carroll School of Management at Boston College.

Marc D. Schnitzer is a Senior Vice President of Related Charter LLC. Mr. Schnitzer is also a Partner and a Managing Director of Related Capital. Mr. Schnitzer directs Related Capital’s tax credit group, which has invested in excess of $4.5 billion in affordable housing tax credit properties since 1987, and is responsible for structuring and marketing Related Capital’s institutional tax credit offerings. Mr.

Management

Schnitzer is a frequent speaker at industry conferences sponsored by the National Council of State Housing Agencies, the National Housing and Rehabilitation Association and the National Association of Homebuilders. He is a member of the Executive Committee of the Board of Directors of the National Multi-Housing Council and a Vice President and member of the Executive Committee of the Affordable Housing Tax Credit Coalition. Mr. Schnitzer joined Related Capital in 1988 after receiving his Masters of Business Administration degree from The Wharton School of The University of Pennsylvania in 1987. From 1983 to 1986, Mr. Schnitzer was a Financial Analyst with First Boston Corporation, an international investment bank. Mr. Schnitzer received a Bachelor of Science degree in business administration, summa cum laude, from the Boston University School of Management in 1983.

Stuart A. Rothstein is an Executive Vice President and Chief Financial Officer of our Company and is an Executive Vice President and Chief Financial Officer of the general partner of Related Charter. Prior to joining RCC in September 2002, Mr. Rothstein was Chief Financial Officer at Spieker Properties, a San Francisco-based office real estate investment trust (REIT) with over $7 billion in real estate assets and $850 million in revenues. At Spieker Properties, Mr. Rothstein was responsible for developing and implementing all aspects of the company’s corporate financial strategy, including executing over $4.0 billion in capital raising transactions, which included public and private debt and equity offerings and structured transactions. Mr. Rothstein’s past experience also includes a position as manager with Price Waterhouse. Mr. Rothstein graduated from Pennsylvania State University with a Bachelor of Science degree in Accounting and received his Masters in Business Administration from Stanford Graduate School of Business. Mr. Rothstein is a Certified Public Accountant in the State of New York.

James D. Spound is an Executive Vice President of Related Charter LLC with primary responsibility for revenue bond acquisitions. He joined Related Capital from First Union Capital Markets, in February 1998, where he was a Vice President specializing in affordable housing finance. From 1992 to 1996, Mr. Spound served as an investment banker in the Housing Finance Department at Merrill Lynch, where he was a Vice President at the time of his departure. Since 1992, Mr. Spound has been responsible for the structuring and execution of over $2.1 billion of mortgage revenue bond transactions encompassing a wide range of credit enhanced and non-credit enhanced structures. Previously, Mr. Spound was also a Senior Consultant at Kenneth Leventhal & Company where he focused on debt restructurings in the real estate industry. In addition, he served for three years as a Project Manager at New York City’s Economic Development Corporation where he was responsible for underwriting and administering incentive loans to support the City’s economic development goals. Mr. Spound received a Bachelor of Arts degree from Brown University and a Master of Science in Management from the Sloan School at MIT.

John Sorel is a Senior Vice President of Related Charter LLC and is a Senior Vice President of Related Capital. Mr. Sorel is responsible for overseeing loan servicing and construction risk management for our Company. Prior to joining Related Capital in November 1999, Mr. Sorel was a Vice President for BankBoston in their real estate department from 1993-1999, where he originated and managed over $150 million of corporate and construction loan facilities for the low income housing tax credit industry. From 1991-1993, Mr. Sorel worked as an Assistant Vice President for Recoll Management. Mr. Sorel holds a Bachelor of Arts degree in Economics from Syracuse University.

Gary Parkinson is the Controller of Related Charter LLC. Mr. Parkinson has been a Certified Public Accountant in New York since 1987. Prior to joining Related Capital in September 2000, Mr. Parkinson was employed by American Real Estate Partners, L.P. from July 1991 to September 2000, Integrated Resources, Inc. from August 1988 to July 1991, and Ernst and Young from September 1984 to August 1988. Mr. Parkinson graduated from Northeastern University and The Johnson Graduate School of Business at Cornell University.

Management

Teresa Wicelinski is the Secretary of Related Charter LLC. Ms. Wicelinski joined Related Capital in June 1992, and prior to that date was employed by Friedman, Alprin & Green, certified public accountants. Ms. Wicelinski graduated from Pace University with a Bachelor of Business Administration degree in Accounting.

Related Capital’s Experience

Our Manager has subcontracted with Related Capital to provide the services to be provided by it to us and our subsidiaries under management agreements.

Related Capital, a privately held general partnership, is one of the nation’s leading financial services providers for the multifamily housing industry, with a strong core focus on affordable housing. Related Capital, through investment programs it sponsors, has an indirect ownership interest in the largest portfolio of multifamily units in the country. Formed in 1972 through a predecessor entity, Related Capital has amassed a track record with investors and multifamily developers, having provided debt (primarily through us) and equity financing for over 1,300 properties located throughout the United States. Related Capital also provides asset management and loan servicing for a portfolio of real estate and loans valued at over $18.7 billion (of which $4.7 billion are our loans). Related Capital and its affiliates have sponsored more than 260 public and private real estate investment programs in the form of real estate investment trusts (REITs), statutory trusts, limited liability companies and limited partnerships, which have raised in excess of $6.0 billion in equity from over 107,000 institutional and retail investors.

Management Agreements

Although each board of trustees (or directors) of our Company and our subsidiaries has continuing exclusive authority over the management of each respective entity, the conduct of each such entity’s affairs and the management and disposition of such entity’s assets, the board of trustees (or directors) of each such entity has delegated to a manager (in accordance with such entity’s management agreement subject to the supervision and review of each such entity’s board of trustees (or directors) and consistent with the provisions of such entity’s trust agreement), the power and duty to perform some or all of the following services: (i) manage the day-to-day operations of such entity; (ii) acquire, retain or sell such entity’s assets; (iii) seek out, present and recommend investment opportunities consistent with such entity’s investment policies and objectives, and negotiate on behalf of our Company with respect to potential investments or the dispositions thereof; (iv) when appropriate, cause an affiliate to serve as the mortgagee of record for mortgage investments of such entity and in that capacity hold escrow on behalf of mortgagors in connection with the servicing of mortgages; (v) obtain for such entity such services as may be required in acquiring and disposing of investments, disbursing and collecting the funds of such entity, paying the debts and fulfilling the obligations of such entity, and handling, prosecuting and settling any claims of such entity, including foreclosing and otherwise enforcing mortgages and other liens securing investments; (vi) obtain for our Company such services as may be required for property management, mortgage brokerage and servicing, and other activities relating to the investment portfolio of our Company; (vii) evaluate, structure and negotiate prepayments or sales of such entity’s investments; (viii) monitor operations and expenses of our Company; and (ix) from time to time, or as requested by our board of trustees, make reports to such entity as to its performance of the foregoing services.

The term of each of our management agreements is one year. The term of each of our subsidiaries’ management agreements is five years; provided that if our management agreement with Related Charter is terminated or not renewed, each of the management agreements with such subsidiaries would terminate as of such date. Each of the management agreements may be renewed, subject to evaluation of

Management

the performance of the manager by the relevant entity’s board of trustees. Each management agreement may be terminated (i) without cause by the manager, or (ii) for cause by a majority of the applicable entity’s independent trustees (or directors), in each case without penalty and each upon 60 days prior written notice to the non-terminating party. If a manager terminates an entity’s management agreement, such entity may not be able to find an adequate replacement manager. Each management agreement provides that each entity will indemnify the manager and its affiliates under certain circumstances.

Our Manager has subcontracted its obligations under the management agreements with us and our subsidiaries (with the exception of PW Funding) to Related Capital and uses the resources of Related Capital and Related Capital’s real estate and investment expertise to advise us. The management team that provides investment advice to us and our subsidiaries has an average of 13 years of experience with our Manager and/or Related Capital and an average of 19 years of experience in the real estate industry.

Fees

Pursuant to the terms of the management agreements, our Manager is entitled to receive, in the aggregate, from us and our subsidiaries (and in certain instances, the borrowers) the following:

Fee/Compensation*	Amount

Bond Selection Fee	2.00% of the face amount of each asset invested in or acquired by us or our subsidiaries.

Special Distributions/Investment Management Fee	0.375% per annum of the total invested assets of us or our subsidiaries.

Loan Servicing Fee	0.25% per annum based on the outstanding face amount of revenue bonds and other investments owned by us or our subsidiaries.

Operating Expense Reimbursement	For direct expenses incurred by our Manager in an amount not to exceed $996,064 per annum (subject to increase based on increases in our and our subsidiaries’ assets and to annual increases based upon increases in the Consumer Price Index).

Incentive Share Options	Our Manager may receive options to acquire additional shares of our Company pursuant to our incentive share option plan only if our distributions in any year exceed $0.9517 per common share (i.e., the 1996 pro forma distributions per share set forth in our solicitation statement dated as of June 15, 1997), and the compensation committee of our board of trustees determines to grant such options.

Liquidation Fee	1.50% of the gross sales price of the assets sold by us in connection with a liquidation of our assets.

*	A bond placement fee of 1.00% to 1.50% of the face amount of each asset invested in or acquired by us or our subsidiaries is payable to our Manager by the borrower, and not by us or our subsidiaries.

Affiliates of our Manager may provide certain financial guarantees to the owner (or partners of the owners) of the underlying properties securing revenue bonds held by us and our subsidiaries for which they could be paid market rate fees.

Management

Our Manager is also permitted to earn miscellaneous compensation, which may include, without limitation, construction fees, escrow interest, property management fees, leasing commissions and insurance brokerage fees. The payment of any such compensation is generally limited to then market rate for the services being performed.

Incentive Share Option Plan

We have adopted an incentive share option plan, the purpose of which is to (i) permit our Company and our Manager to attract and retain qualified persons as trustees and officers and (ii) to provide incentive and to more closely align the financial interests of our Manager and its employees and officers with the interests of our shareholders by providing our Manager with substantial financial interest in our success. The compensation committee of our board of trustees administers our incentive share option plan.

Pursuant to the incentive share option plan, if our distributions per common share in the immediately preceding calendar year exceed $0.9517 per common share, the compensation committee has the authority to issue options to purchase, in the aggregate, that number of common shares which is equal to 3% of the common shares outstanding as of December 31 of the immediately preceding calendar year, provided that the compensation committee may only issue, in the aggregate, options to purchase a maximum number of common shares over the life of the incentive share option plan equal to 10% of the common shares outstanding on October 1, 1997 (2,058,748 common shares).

Subject to the limitations described in the preceding paragraph, if the compensation committee does not grant the maximum number of options in any year, then the excess of the number of authorized options over the number of options granted in such year will be added to the number of authorized options in the next succeeding year and will be available for grant by the compensation committee in such succeeding year.

All options granted by the compensation committee will have an exercise price equal to or greater than the fair market value of the common shares on the date of the grant. The maximum option term is ten years from the date of grant. All common share options granted pursuant to the incentive share option plan may vest immediately upon issuance or in accordance with the determination of the compensation committee. For the years ended December 31, 1997 and 1998, we did not grant any options since our distributions per common share did not exceed the minimum threshold of $0.9517 per common share. In 2002, 2001, 2000 and 1999, we distributed $1.260, $1.140, $1.070 and $0.995 per common share, respectively, thus enabling our compensation committee, at its discretion, to issue options.

On May 10, 2000, options to purchase 297,830 common shares were granted to our officers and certain employees of an affiliate of our Manager, none of whom are employees of our Company. The exercise price of these options is $11.5625 per share, and the term of each option is ten years. These options vested in three equal installments on May 10, 2001, 2002 and 2003. Of these vested options, 212,264 have been exercised, leaving a balance of 85,566 options outstanding.

During 2002, options to purchase 40,000 common shares were granted to Mr. Rothstein. The exercise price of these options was $17.56 per share, and the term of each option is ten years. One third of these options vested on September 18, 2003, with the balance scheduled to vest in equal amounts on September 18, 2004 and 2005.

Conflicts of Interest

Related Charter may engage in other business activities related to real estate, mortgage investments or other investments whether similar or dissimilar to those made by us and our subsidiaries or act as manager to any other person or entity having investment policies whether similar or dissimilar to those

Management

of us and our subsidiaries. Before Related Charter, the officers and directors of Related Charter and all persons controlled by Related Charter and their officers and directors may take advantage of an opportunity for their own account or present or recommend it to others, they are obligated to present such investment opportunity to us and our subsidiaries if (i) such opportunity is of a character which could be taken by us and our subsidiaries, (ii) such opportunity is compatible with investment objectives and policies of us and our subsidiaries, and (iii) we and our subsidiaries have the financial resources to take advantage of such opportunity. In such situations, Related Charter and its affiliates will review the investment portfolio of each such entity and will make the decision as to which such entity will acquire the investment on the basis of such factors as the effect of the acquisition on each such entity’s portfolio and investment objective, the amount of funds available and the length of time such funds have been available for investment, and the cash requirements of each such entity. If funds are available to two or more entities to purchase a given investment and the other factors enumerated above have been deemed equally applicable to each entity, then the entities will acquire such investments on a basis of rotation with the initial order of priority determined by the dates of formation of the entities. Neither Related Charter nor Related Capital currently provides management services to any entity whose revenue bond investments are similar to ours.

Our trust agreement contains a limitation, equal to 15% of our total market value, on the aggregate amount of revenue bonds either we or our subsidiaries may hold where the borrowers under such revenue bonds are either direct or indirect affiliates of Related Capital and Related Capital generally has a controlling economic interest (which we refer to as “15% Affiliates”). Our trust agreement also requires that we obtain a fairness opinion from an independent adviser before investing under any circumstance in revenue bonds involving 15% Affiliates. For purposes of the foregoing limitations, a borrower in which Related Capital or its affiliates owns a partnership or joint venture interest merely to facilitate an equity financing on behalf of one of Related Capital’s investment funds is not deemed a 15% Affiliate under our trust agreement by virtue of such relationship (which we refer to as a “non-15% Affiliate” and, together with the 15% Affiliates, the “RCC Affiliates”). A typical non-15% Affiliate borrower would be structured as a limited partnership as follows: the general partner would be an unaffiliated third party with a 1% general partnership interest and the 99% limited partner would itself be a limited partnership in which an affiliate of Related Capital would own a 1% general partnership interest and one or more Fortune 500 companies would own a 99% limited partnership interest.

In addition, although not required by our trust agreement, our board of trustees has adopted the following policy to address certain of such conflicts: in the event that we are required to take any of the following actions with respect to a revenue bond secured by properties in which an RCC Affiliate owns equity interests, the approval of a majority of the independent trustees shall be required for: (i) modification of any material rights and obligations respecting the RCC Affiliate, (ii) our waiver of material rights under the affiliated loan documents, (iii) the advancement of a material amount of additional funds to an RCC Affiliate and (iv) forbearing to exercise any of our rights or collect any material costs due to us from an RCC Affiliate.

Federal Income Tax Considerations

The following is a summary of certain of the federal income tax considerations which may be material to a typical shareholder who is a United States person and is based upon the Code, judicial decisions, final, temporary and proposed treasury regulations and administrative rulings and pronouncements of the IRS. No attempt has been made to comment on all federal income tax matters affecting our Company or our shareholders. The discussion does not purport to deal with federal income or other tax consequences applicable to an investment by certain categories of shareholders, including, without limitation, tax-exempt organizations, dealers in securities, banks, insurance companies, Subchapter S corporations, regulated investment companies, real estate investment trusts and persons who are not citizens or residents of the United States, and is not to be construed as tax advice.

No ruling on the federal, state or local tax considerations relevant to the issuance of the common and preferred shares, the debt characterization of the revenue bonds, the tax-exempt character of interest on certain of the revenue bonds or other bond-related investments, the classification of our Company as a partnership, or any other issue relevant to this offering has been, or will be, requested from the IRS or from any other tax authority. Moreover, no assurance can be given that the conclusions reached by Paul Hastings will be accepted by the IRS or, if challenged by the IRS, sustained in court.

This summary is based on current legal authority and there is no assurance that legislative or administrative changes or court decisions will not occur which could significantly modify the statements and opinions expressed herein, possibly with retroactive effect.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME TAX CONSEQUENCES TO YOU PRIOR TO PURCHASING OUR COMPANY’S COMMON SHARES.

General

Entity status of our Company and our subsidiaries.    Each holder of our shares will agree to treat our shares as a partnership interest for federal income tax purposes. Based upon representations from us, Paul Hastings has rendered its opinion that, although the issue is not free from doubt, we have been and are properly treated as a partnership, and not as a publicly traded partnership or association taxable as a corporation, for federal income tax purposes. Accordingly, our shareholders, subject to the discussion regarding publicly traded partnerships below, will be partners in such partnership for federal income tax purposes, and the allocations of tax-exempt income by us to the shareholders will be excludable from gross income for purposes of federal income taxation.

Our common shares are publicly traded. In order for us not to be treated as a publicly traded partnership taxable as a corporation, 90% or more of our gross income each year must consist of interest and other types of passive income. Interest earned by our Company may only be included for purposes of this test if (a) the interest does not depend on the income or profits of any person and (b) the interest is not derived in the conduct of a financial business. We have represented that, in the current taxable year and future taxable years, we anticipate that income described in clause (a) will, together with any other non-qualifying income, constitute less than 10% of its gross income. There is no definitive guidance as to the level of activity that may, for purposes of clause (b), cause us to be treated as if we were engaged in a financial business. There is no assurance that the IRS will not successfully contend that our Company is engaged in a financial business or earns more than 10% of our gross income from such a business and, therefore, is a publicly traded partnership taxable as a corporation.

Federal Income Tax Considerations

If our Company in any taxable year were taxable as a corporation for federal income tax purposes, our income and deductions would be reported only on our tax return rather than being passed through to our shareholders and we would be required to pay income tax at corporate rates on any portion of our income that did not constitute tax-exempt income. In this regard, a portion of our tax-exempt income may be included in determining our alternative minimum tax liability. The imposition of any such tax would reduce the amount of cash available to be distributed to our shareholders. In addition, distributions from our Company to our shareholders would be ordinary dividend income to such shareholders to the extent of our earnings and profits, which would include our tax-exempt income as well as any other taxable income we might have. Payments of such distributions would not be deductible by our Company. Similarly, if any of our subsidiaries (other than CM Corp. and PW Funding) were treated as a corporation for federal income tax purposes, rather than as a partnership or a disregarded entity, adverse consequences could result.

Treatment as a Taxable Mortgage Pool Taxable as a Corporation.    If, for federal income tax purposes, we were classified as a taxable mortgage pool within the meaning of Section 7701(i) of the Code, we would be taxable as a corporation. A taxable mortgage pool is an entity (i) substantially all of the assets of which consist of debt obligations and more than 50% of such debt obligations consists of real estate mortgages, (ii) which is an obligor of debt with two or more maturities and (iii) under the terms of the debt obligations under clause (ii), payments bear a relationship to payments on the debt obligations described in clause (i). Although we have no debt obligations, the IRS has the authority to treat certain equity interests in issuers as debt for purposes of the taxable mortgage pool rules. However, we will not be treated as a taxable mortgage pool because of the absence of any relationship between the timing of payments on the debt obligations we hold (i.e., revenue bonds) and the timing of distributions on our equity interests (i.e., common and preferred shares).

Taxation of CM Corp. and PW Funding.    Unlike our other subsidiaries, CM Corp. and PW Funding are taxable corporations, and will be required to pay income tax to the extent they realize taxable income. It is possible that the IRS may not agree with our determinations as to which expenses are allocable to CM Corp. and PW Funding and their ability to reduce their taxable income, and which expenses are allocable to us or our other subsidiaries. If all or a portion of the expenses that we allocate to CM Corp. and PW Funding are determined not to be deductible by CM Corp. or PW Funding, they could be required to pay additional tax, as well as interest and penalties. In addition, any dividends paid by CM Corp. to us will be treated as ordinary income to us to the extent of CM Corp.’s earnings and profits, and any gain that may be realized if all or a portion of our ownership interest in CM Corp. is sold will result in taxable income.

Certain income tax considerations relating to our Company and our shareholders

Taxation of our Company and our shareholders.    A partnership is not subject to federal income tax. Assuming we are classified as a partnership for tax purposes and not a publicly traded partnership taxable as a corporation, our Company will not be subject to federal income tax and each shareholder will be required to report on their income tax return their distributive share of our income, gain, loss, deduction and items of tax preference and will be subject to tax on their distributive share of our taxable income, regardless of whether any portion of that income is, in fact, distributed to such shareholder in the shareholder’s taxable year within which or with which our taxable year ends. Thus, shareholders may be required to accrue income, without the current receipt of cash, if our Company does not make cash distributions while generating taxable income. Consequently, although it is not anticipated, a shareholder’s tax liability with respect to its share of our taxable income may exceed the cash actually distributed in a given taxable year. We currently use the calendar year as our taxable year.

Federal Income Tax Considerations

We will file a federal tax return on Form 1065 and will provide information as to each shareholder’s distributive share of our income, gain, loss, deduction and items of tax preference on a Schedule K-1 supplied to such shareholder after the close of our fiscal year. In preparing such information, we will utilize various accounting and reporting conventions, some of which are discussed herein, to determine each shareholder’s allocable share of income, gain, loss and deduction. There is no assurance that the use of such conventions will produce a result that conforms to the requirements of the Code, temporary and proposed treasury regulations or IRS administrative pronouncements and there is no assurance that the IRS will not successfully contend that such conventions are impermissible. Any such contentions could result in substantial expenses to our Company and our shareholders as a result of contesting such contentions, as well as an increase in tax liability to shareholders as a result of adjustments to their allocable share of our income, gain, loss and deduction. See “—Tax returns, audits, interest and penalties.”

Tax-Exempt Income.    We expect that substantially all of our interest income will constitute tax-exempt income. There are risks that certain amounts of interest income that our Company will report as tax-exempt may not qualify for such treatment. See “Risk Factors—Risks relating to our Company and the operation of our business—The value of our common shares our CRA Shares and our ability to make distributions of federally tax-exempt income depends upon the application of tax laws—Tax-exemption of our revenue bonds” and “—Taxable income.” In addition, if the intended tax treatment of any of our subsidiaries other than CM Corp. and PW Funding were successfully challenged by the IRS, all or a part of the income derived by such subsidiaries may be subject to tax.

CRA Credits.    Holders of our CRA Shares are expected to receive an allocation of our revenue bond investments for the purpose of obtaining CRA Credit. Although it is expected that there will be no income tax consequences attributable to this allocation, there is no definitive guidance that confirms that the receipt or allocation of CRA Credits is not a taxable event.

Allocation of income.    Generally, built in gain or loss in our assets prior to the admission of our CRA shareholders will be allocated to our existing shareholders. We are permitted to account for changes in the value of our assets subsequent to the date of the admission of a CRA shareholder under one of three methods. A portion of the subsequent losses from appreciated assets (i.e., fair market value in excess of tax basis) and subsequent gains from depreciated assets (i.e., fair market value less than tax basis) realized by a CRA shareholder may be deferred as a result of one method we may employ.

Capital gain upon sale of our assets.    We may, from time to time, sell, dispose of or otherwise be treated as disposing of, certain of our assets. Such sale or disposition may result in taxable capital gain.

Shareholder’s basis in shares.    Your adjusted basis in our shares is relevant in determining the gain or loss on the sale or other disposition of our shares and the tax consequences of a distribution from our Company. See “—Treatment of cash distributions to our shareholders from our Company.” In addition, you are entitled to deduct on your income tax return, subject to the limitations discussed below, your distributive share of our net loss, if any, to the extent of your adjusted basis in your shares.

Your initial basis in newly issued CRA Shares will be the purchase price for the CRA Shares, increased by your share of items of our income (including tax-exempt interest) and gain, and reduced, but not below zero, by (a) your share of items of Company loss and deduction (including any nondeductible expenses) and (b) any cash distributions you have received from our Company.

Treatment of cash distributions to our shareholders from our Company.    Cash distributions made to our shareholders will generally be treated as a non-taxable return of capital and will not generally

Federal Income Tax Considerations

increase or decrease your share of taxable income or loss from our Company. A return of capital generally does not result in any recognition of gain or loss for federal income tax purposes but would reduce your adjusted basis in your shares. Distributions of cash in excess of your adjusted basis in your common shares will result in the recognition of gain to the extent of such excess.

Conversion of our CRA Shares and sale of our common shares.    A CRA shareholder who converts its CRA Shares into our common shares should not recognize gain or loss for tax purposes, and should include its holding period for our CRA Shares when determining its holding period for our common shares. Shareholders, other than those who are converting CRA Shares, may recognize income as a result of such conversion. The shareholder’s tax basis in our common shares will equal its tax basis in our CRA Shares at the time of the conversion. Gain or loss will be recognized by a common shareholder and/or a CRA shareholder upon the sale of its shares in an amount equal to the difference between the amount realized on the sale and the shareholder’s adjusted tax basis in its shares. Except to the extent attributable to unrealized receivables or inventory (which would include a shareholder’s share of accrued but unrecognized market discount) such gain or loss will be a capital gain or loss if the shares are capital assets in the hands of the holder thereof and will be a long term capital gain or loss if the shareholder’s holding period in the shares is more than one year.

It is the position of the IRS that a partner has a single aggregate basis in all of the partner’s partnership interests and that, to determine gain or loss upon a sale of a portion of such partnership interests, the portion of the partner’s basis allocated to the interests being sold generally equals (i) the partner’s share of partnership liabilities transferred in the sale plus (ii) the partner’s aggregate tax basis (excluding basis attributable to partnership liabilities) multiplied by the ratio of the fair market value of the interests sold to the fair market value of all of the partner’s partnership interests. This apportionment would require shareholders who purchased shares at more than one price to use an average price to compute gain or loss.

Limitations on deductibility of losses.    In the event you are allocated losses, you generally will be entitled to deduct your distributive share of any losses of our Company to the extent of your tax basis of your common shares at the end of the year in which such losses occur. However, shareholders who are individuals, trusts, estates, personal service companies and certain closely held C corporations may be subject to additional limitations on deducting losses of our Company.

Limitation on the deductibility of interest expense.    The Code disallows any deduction for interest paid by any taxpayer on indebtedness incurred or continued for the purpose of purchasing or carrying a tax-exempt obligation. A purpose to carry tax-exempt obligations will be inferred whenever a taxpayer owns tax-exempt obligations and has outstanding indebtedness which is neither directly connected with personal expenditures nor incurred in connection with the active conduct of a trade or business. The IRS may take the position that a shareholder’s allocable portion of any interest paid by our Company on our borrowings, and any interest paid by a shareholder on indebtedness incurred to purchase our common shares, should be viewed in whole or in part as incurred to enable such shareholder to continue carrying such tax-exempt obligations and, therefore, that the deduction of any such interest by such shareholder should be disallowed in whole or in part.

In the absence of direct evidence linking debt with purchasing or carrying tax-exempt obligations (for example, the tax-exempt obligations secure the debt), there is an exception to the interest disallowance rule if the taxpayer holds only an insubstantial amount of tax-exempt obligations. This exception does not apply to banks, certain other financial institutions, or dealers in tax-exempt securities. However, to the extent that an investor’s debt would be allocated to purchasing or carrying its shares, such shares should only be treated as tax-exempt obligations for purposes of the interest disallowance rule in the

Federal Income Tax Considerations

same proportion as the assets of our Company comprise tax-exempt obligations (based on their adjusted tax basis or perhaps capital account value). We will report to shareholders at the end of each year the average percentage of our assets (based on adjusted tax basis and capital account value) that were invested in obligations we believe were tax-exempt each year. It is uncertain whether an annual average or more frequent adjustments should be used.

Assuming interest on indebtedness is otherwise deductible, the deductibility of a non-corporate taxpayer’s “investment interest” expense is further limited to the amount of such taxpayer’s “net investment income.”

Alternative minimum tax.    Except for qualified Section 501(c)(3) bonds, or certain revenue bonds that are grandfathered, interest on the revenue bonds generally is an item of tax preference for purposes of the alternative minimum tax. To the extent interest on any of the revenue bonds we own is such an item of tax preference, a portion of the income allocable to a shareholder also will be a tax preference item. Substantially all of our annual interest income is expected to constitute a tax preference item. This preference item may be reduced, but not below zero, by interest expense and other expenses that could not be deducted for regular tax purposes because the expenses were related to tax-exempt income generated by such preference bonds. To the extent interest on any of the revenue bonds owned by our Company is not a tax preference item, any corporation subject to the alternative minimum tax must nevertheless take such tax-exempt interest into account in determining its adjusted current earnings for purposes of computing its alternative minimum tax liability.

Other federal income tax considerations.    The Code contains certain provisions that could result in other tax consequences as a result of the ownership of revenue bonds by our Company or the inclusion in certain computations including, without limitation, those related to the corporate alternative minimum tax, of interest that is excluded from gross income.

Ownership of tax-exempt obligations by our Company may result in collateral tax consequences to certain taxpayers, including, without limitation, financial institutions, property and casualty insurance companies, certain foreign corporations doing business in the United States, certain S corporations with excess passive income, individual recipients of social security or railroad retirement benefits and individuals otherwise eligible for the earned income credit. Prospective purchasers of our common shares should consult their own tax advisors as to the applicability of any such collateral consequences.

Company expenses.    We have incurred or will incur various expenses in connection with our ongoing administration and operation. Payment for services generally are deductible if the payments are ordinary and necessary expenses, are reasonable in amount and are for services performed during the taxable year in which paid or accrued. We anticipate that a substantial portion of our ordinary expenses will be allocable to tax-exempt interest income. The Code prohibits the deduction of any expense otherwise allowable under Code Section 212 which is allocable to tax-exempt interest income. We allocate our expenses in proportion to the amount of tax-exempt income and taxable income that we receive. Shareholders generally will not be permitted to deduct the portion of our expenses related to tax-exempt income in calculating their federal income tax liability. Borrowers pay certain fees they incur in connection with obtaining financing from us directly to our Manager. We treat these fees as earned directly by our Manager for services our Manager renders to the borrowers. It is possible that the IRS could contend such fees should be treated as additional taxable income to us and additional expense. If such position were asserted and upheld, it would result in us recognizing additional taxable income, but all or a substantial portion of the additional expense would be disallowed. In addition, depending on the amount of such income relative to our other income, it could result in us being treated as a publicly traded partnership taxable as a corporation.

Federal Income Tax Considerations

The IRS may not agree with our determinations as to the deductibility of fees and expenses and might require that certain expenses be capitalized and amortized or depreciate d over a period of years. If all or a portion of such deductions were to be disallowed, on the basis that some of the foregoing expenses are non-deductible syndication fees or otherwise, our taxable income would be increased or our losses would be reduced.

An individual CRA shareholder’s share of expenses of our Company (not including interest expenses) is a miscellaneous itemized deduction which is deductible only to the extent it, along with other miscellaneous itemized deductions, exceeds 2% of such individual shareholder’s adjusted gross income and is not deductible for purposes of determining AMT.

Section 754 election.    We have not elected under Section 754 of the Code to adjust the basis of partnership property on the transfer of shares, by the difference between the transferee’s basis for his shares and the transferee’s allocable share of the basis of all property of our Company, but may do so in the future. Any such election would not apply to the contribution of cash to our Company in exchange for our shares.

Backup withholding.    Distributions to shareholders whose common shares are held on their behalf by a “broker” may constitute “reportable payments” under the federal income tax rules regarding “backup withholding.” Backup withholding, however, would apply only if the shareholder (i) failed to furnish its Social Security number or other taxpayer identification number of the person subject to the backup withholding requirement (e.g., the “broker”) or (ii) furnished an incorrect Social Security number or taxpayer identification number. If “backup withholding” were applicable to a shareholder, we would be required to withhold, at the applicable rate, with respect to each distribution to such shareholder and to pay such amount to the IRS on behalf of such shareholder.

Issuance of additional shares.    We may issue new shares to additional investors to finance the acquisition of additional investments. On any issuance of additional shares, we expect that we will adjust the capital accounts of the existing shareholders to reflect a revaluation of our property (based on their then fair market value, net of liabilities to which they are then subject).

Tax returns, audits, interest and penalties.    We will supply Schedule K-1 to IRS Form 1065 to each shareholder of record as of the last day of each month during a taxable year after the end of each calendar year. We are not obligated to provide tax information to persons who are not shareholders of record.

Any shareholder who sells or exchanges a Convertible CRA Share will be required to notify us of such transaction in writing within 30 days of the transaction (or, if earlier, by January 25 of the calendar year after the year in which the transaction occurs). The notification is required to include (i) the names and addresses of the transferor and the transferee, (ii) the taxpayer identification number of the transferor and, if known, of the transferee and (iii) the date of the sale or exchange. A shareholder will not be required to notify our Company of a sale or exchange of a common share if an information return is required to be filed by a broker with respect to such sale or exchange. Any transferor who fails to notify our Company of a sale or exchange may be subject to a $50 penalty for each such failure. We will treat any transferor shareholder who provides all of the information requested of the transferor on the depositary receipt as having satisfied this notification requirement.

In addition, we must file a return notifying the IRS of any sale or exchange of a common share of which we have notice and report the name and address of the transferee and the transferor who were parties to such transaction, along with all other information required by applicable temporary and proposed

Federal Income Tax Considerations

treasury regulations, including the fair market value of the selling shareholder’s allocable share of unrealized receivables (including depreciation recapture, if any). If we do not know the identity of the beneficial owner of the common share, the record holder of such common share may be treated as the transferor or transferee, as the case may be.

State, local and foreign income taxes.    In addition to the federal income tax consequences described above, shareholders should consider potential state, local and foreign tax consequences of an investment in us and are urged to consult their individual tax advisors in this regard. The rules of some states, localities and foreign jurisdictions for computing and/or reporting taxable income may differ from the federal rules. Interest income that is tax-exempt for federal purposes is generally subject to state taxes, except in the state in which the property securing our investment and the bond issuer are located. All the bonds and interest income thereon may be subject to taxation by localities and foreign jurisdictions. An investment in our common shares could also require our shareholders to file tax returns in various jurisdictions, although we are not aware of any current filing obligations.

Under the tax laws of certain states, we may be subject to state income or franchise tax or other taxes applicable to our Company. Such taxes may decrease the amount of distributions available to our shareholders. Shareholders are advised to consult with their tax advisors concerning the tax treatment of our Company, and the effects under the tax laws of the states applicable to us and our shareholders.

The summary tax consequences set forth above is for general information only and does not address the circumstances of any particular shareholder. You should consult your own tax advisors as to the specific tax consequences of the purchase, ownership and disposition of our common and Series A Convertible CRA Shares including the application of state, local and foreign tax laws.

ERISA CONSIDERATIONS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Code, as applicable, impose certain requirements on (i) an employee benefit plan (as defined in Section 3(3) of ERISA), (ii) a plan described in Section 4975(e)(1) of the Code and (ii) any entity whose underlying assets include plan assets by reason of a plan’s investment in the entity (each a “Plan”). Our Series A Convertible CRA Shares are not designed as an investment for Plans, and each purchaser and other transferee of our Series A Convertible CRA Shares will be deemed to have represented and agreed that it is not (and is not deemed for purposes of ERISA and Section 4975 of the Code to be) and for so long as it holds our Series A Convertible CRA Shares will not be (or be deemed for such purposes to be) a Plan.

Plan of Distribution

Meridian Investments, Inc. (“Meridian”), has entered into an agency agreement with us, pursuant to which Meridian will act as our agent for the purpose of, and will use its best efforts in, finding purchasers for the Series A Convertible CRA Shares being offered hereby for our account and risk. If any payment and delivery of the Series A Convertible CRA Shares, as provided for in the agency agreement is made, we have agreed to pay Meridian, a placement agent’s commission of $0.75 per Series A Convertible CRA Share as compensation for its services. There is no minimum number of Series A Convertible CRA Shares to be sold in this offering, and the number of Series A Convertible CRA Shares we may sell pursuant to this prospectus supplement may be increased or decreased by us in our sole discretion without prior notice.

We reserve the right to withdraw, cancel or modify the offer made hereby without notice and may reject offers in whole or in part. Meridian will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase the Series A Convertible CRA Shares offered hereby received by it on an agency basis.

You will be required to pay the purchase price of the Series A Convertible CRA Shares offered hereby to be purchased by you in immediately available funds in The City of New York on the date of settlement.

Upon issuance, the Series A Convertible CRA Shares will not have an established trading market nor is any trading market expected to develop. The Series A Convertible CRA Shares will not be listed on any securities exchange.

The following table provides information regarding the amount of the placement agent’s commission to be paid to Meridian by us assuming all of the Series A Convertible CRA Shares offered hereby are sold:

	Per Share	Total
Public Offering Price	$18.86	$19,499,958
Placement Agent’s Commission	$0.75	$775,449
Proceeds, Before Expenses, to Us	$18.11	$18,724,509

We estimate that the total expenses of this offering payable by us, excluding the placement agent’s commission, will be approximately $100,000.

Meridian may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). We have agreed to indemnify Meridian against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that Meridian may be required to make in respect thereof.

Other Relationships

Meridian and its affiliates have from time to time performed, and may continue to perform in the future, various investment banking, financial advisory and other commercial services for us and our affiliates, for which they have received, and may in the future receive, customary compensation.

Legal Matters

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Richards, Layton & Finger, P.A., Wilmington, Delaware. Greenberg Traurig, LLP, Philadelphia, Pennsylvania has acted as special bond counsel to us, and Goulston & Storrs, P.C. has acted as special counsel to us with respect to matters arising under the CRA. Certain legal matters will be passed upon for the placement agent by Sidley Austin Brown & Wood LLP, New York, New York.

Experts

Our consolidated financial statements and the related financial statement schedule, incorporated in this prospectus supplement by reference from our Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Forward-Looking Information

This prospectus supplement, the accompanying prospectus and the information incorporated herein by reference contain forward-looking statements. These forward-looking statements are not historical facts, but rather are based on our current expectations, estimates and projections about our industry, beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus. We caution you not to place undue reliance on these forward-looking statements, which reflect our Manager’s view only as of the respective dates of this prospectus supplement, the accompanying prospectus or other dates which are specified therein.

Appendix

October 23, 2003

Charter Municipal Mortgage Acceptance Company

625 Madison Avenue

New York, NY 10022

Meridian Investments, Inc.

1266 Furnace Brook Pkwy

Quincy, MA 02169

Gentlemen and Ladies:

        You have requested our opinion as special counsel to Charter Municipal Mortgage Acceptance Company, a publicly-traded Delaware statutory trust (the “Trust”), as to whether an investment in the CRA Preferred Shares (as defined below) of the Trust by a banking institution (a “Bank”) subject to the Community Reinvestment Act of 1977 and its implementing regulations1 (the “CRA” or the “CRA Regulations”) can be reported by a Bank as a “qualified investment” for positive consideration under the “investment test” of the CRA.

        As described in the Prospectus Supplement (as defined below) of the Trust, the Trust is a for-profit entity which has been publicly-traded on a national securities exchange since 1997. “Prospectus Supplement” as used herein shall mean the Prospectus Supplement dated October 23, 2003, together with any and all exhibits, appendices and supplements thereto. Through its subsidiaries, the Trust is primarily engaged in the acquisition and ownership (either directly or indirectly) of unrated, tax-exempt affordable multifamily housing revenue bonds (the “Bonds”) and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation, although a small portion of the Trust’s investments are loans and other investments which produce taxable income. The Bonds are secured by participating and non-participating first and second mortgages on multifamily housing properties set aside for low- to moderate income households (the “Underlying Properties”) and are issued by state and municipal governments and agencies for the development and preservation of affordable housing.

        The Trust intends to issue additional Series A Convertible Community Reinvestment Act Preferred Shares in the Trust (the “CRA Preferred Shares”) through Meridian Investments, Inc. pursuant to the Prospectus Supplement.2 According to the Prospectus Supplement, the CRA Preferred Shares are convertible at the shareholder’s option into common shares at the end of any calendar quarter (or more frequently at the Trust’s discretion) on a one-to-one basis. Investors are expected to realize economic benefit in the form of tax-exempt distributions and share price appreciation.

        According to the Prospectus Supplement, the net proceeds received from the Trust’s offering of the CRA Preferred Shares will be used primarily to acquire new Bonds, and the Trust will continue on an ongoing basis to raise capital and acquire new Bonds which will finance the construction and/or ownership of Underlying Properties that benefit from the Bonds and most of which are intended to also qualify for Federal Low Income Housing Tax Credits pursuant to Section 42 of the Internal Revenue Code (“Tax Credits”). In addition, the Trust may acquire Bonds issued for the benefit of 501(c)(3) not-for-profit organizations after January 1, 1986 and other types of investments permitted under the trust agreement of the Trust.

[1]	12 CFR Part 25 (as affected by the Gramm-Leach-Bliley Act enacted on November 12, 1999).
[2]	The Trust has previously issued other Series A Convertible CRA Shares which are on parity with, and identical to, the CRA Preferred Shares being offered pursuant to the Prospectus Supplement.

Charter Municipal Mortgage Acceptance Company

Meridian Investments, Inc.

October 23, 2003

        While the Trust has and will continue to acquire and hold Bonds throughout the country, its Manager, Related Charter L.P. (the “Manager”), has created a methodology for allocating the Bond portfolio of the Trust among Bank investors for purposes of reporting and allocating investment test credit under the CRA. This methodology is described in the Prospectus Supplement. In summary, the Trust will attribute a Bond or Bonds to a Bank based upon the location of the Underlying Properties in relation to a Bank’s self-defined geographic CRA assessment area (or broader statewide or regional area that includes the Bank’s assessment area) as identified by the Bank to the Trust, the carrying value of each Bond, and a Bank’s total investment amount. In cases where any of the Underlying Properties lie within two or more Bank assessment areas, the Trust will attribute partial ownership of the Bond to each Bank for purposes of CRA reporting. In no case will more than 100% of the carrying value of any Bond be attributed to the Trust’s Bank investors. The Trust will rely on each Bank’s identification of its CRA assessment area (or broader statewide or regional area that includes the Bank’s assessment area) and will make no independent determination of the appropriate location of any Bonds relative to any Bank.

        The allocation of Bonds to holders of the CRA Preferred Shares for the purpose of CRA reporting will be undertaken by the Trust upon each issuance of CRA Preferred Shares (or other parity securities) and reallocations, if any, will be undertaken at the end of each quarter. To the extent that there are no Bonds available in the area requested by a Bank, the Trust may, where appropriate, accept a subscription based upon an undertaking to make a commercially reasonable effort to acquire Bonds that satisfy such Bank’s specified CRA area criteria. Although the Trust also provides for a method of reallocation and replacement allocation under certain circumstances described in the Prospectus Supplement, our opinion is limited only to the Trust’s initial allocation of Bonds at the time of a Bank’s investment.

        In rendering the opinions contained in this letter, we have reviewed and relied solely upon the following, and we have made no inquiry, investigation or documentary review whatsoever (except as otherwise noted herein):

(i)  relevant provisions of the CRA Regulations as interpreted by certain interagency interpretive guidance letters (the “Interagency Interpretive Letters”) of the four federal financial institution  supervisory agencies (the “Agencies”) which assess an institution’s record of helping to meet the credit needs of its community.3 According to the Interagency Interpretive Letters, staff from all of the Agencies considered the issues raised and concurred in the findings expressed by the Interagency Interpretive Letters cited in this opinion;

(ii)  the revised Interagency Questions and Answers Regarding Community Reinvestment issued by the Federal Financial Institutions Examination Council on July 12, 20014 (“Interagency Q&A”) (the CRA Regulations, Interagency Interpretive Letters and Interagency Q&A are referred to herein collectively as the “CRA Guidances”);

(iii)  the Prospectus Supplement, although we render no opinion on the factual and legal statements and assumptions set forth in or underlying the Prospectus Supplement except as expressly stated herein;

[3]	The four federal agencies are: the Office of the Comptroller of the Currency; the Federal Deposit Insurance Corporation; the Board of Governors of the Federal Reserve System; and the Office of Thrift Supervision. The Agencies have promulgated substantively identical CRA regulations under 12 C.F.R. Parts 25, 228, 345, and 563e.
[4]	66 Fed. Reg. 36619 (July 12, 2001), [CCH] Fed. Bank. L. Rep. ¶64-371.

Charter Municipal Mortgage Acceptance Company

Meridian Investments, Inc.

October 23, 2003

(iv)  such other documents and performed such other investigations to verify certain representations and other matters having material significance as we have deemed customary and prudent for purposes of rendering our opinion.

        We note that in order to preserve the tax-exempt status of the interest income generated by the Bonds, the Internal Revenue Code requires that the Underlying Properties be operated as follows: (1) no less than 20% of units are rented to households at or below 50% of the area median income, or (2) no less than 40% of units are rented to households at or below 60% of the area median income.5 In addition, we understand that most of the Underlying Properties also utilize Tax Credits, and are thus subject to rent restrictions and the household income restrictions described above for a minimum of thirty years, although many have committed to even longer affordability periods. We have not independently verified the compliance of the Underlying Properties in which the Trust will invest with any of these requirements.

        In rendering this opinion we assume that in every case, the particular Bank investor has requisite legal authority to purchase and hold the CRA Preferred Shares for its own account. The CRA and its implementing Regulations do not provide authority for institutions to make investments that are not otherwise allowed under applicable banking laws and regulations.6

        Our opinions and the legal conclusions expressed herein are based on the facts and representations in existence and on the laws and regulations in effect as of the date hereof, all of which are subject to change prospectively and retroactively.

        An opinion of counsel is predicated on all the facts and conditions set forth in the opinion and is not a guarantee of the current status of the law and should not be accepted as a guarantee that a court of law or any administrative agency such as the Agencies will concur in the opinion. The actual determination of whether the CRA Preferred Shares and the Trust’s allocation methodology are CRA-qualifying will be made by the Agencies during their periodic examination of a Bank.

Discussion and Opinion

        Based solely on the foregoing, and subject to the limitations, discussion and qualifications set forth herein, we are of the opinion that it is more likely than not that (i) a Bank’s investment in the CRA Preferred Shares will receive positive consideration under the CRA as a qualified investment; and, (ii) the methodology of initial allocation of CRA credits which the Trust proposes will be acceptable to the Agencies.

A.    CRA Preferred Shares as Qualified Investments Under the CRA

        The CRA Guidances set forth a number of different evaluation methods which examiners use to assess an institution’s record of helping to meet the credit needs of its entire community depending on the

[5]	26 U.S.C. §§ 142 and 145.
[6]	See Interagency Interpretive Letter No. 715 (April 2, 1996), [CCH] Fed. Bank. L. Rep. ¶81-030, at 90,290n; see also Interagency Interpretive Letter No. 727 (June 27, 1996), [CCH] Fed. Bank. L. Rep. ¶81-044, at 90,331n.

Charter Municipal Mortgage Acceptance Company

Meridian Investments, Inc.

October 23, 2003

business strategy and size of the institution under examination.7 A large institution’s CRA performance is typically evaluated under the lending, investment and service tests. Examiners consider a large institution’s “qualified investments” under the investment test. Activities considered under the lending or service tests may not be considered again (double counted) under the investment test.8

        The CRA Regulations define “qualified investment” as “[a] lawful investment, deposit, membership share or grant that has as its primary purpose community development.”9 Interagency Interpretive Letter No. 71510 (“Letter No. 715”) affirms that a mortgage backed security is considered a qualified investment if the security composing the fund primarily funds affordable housing (including multifamily rental housing) for low- or moderate-income individuals. Similarly, Interagency Interpretive Letter No. 780[11] (“Letter No. 780”) affirms that investment in an equity fund that in turn invests in projects that provide affordable housing to low- and moderate-income individuals, would have community development as its primary purpose. Therefore, an institution investing in the fund may receive positive CRA consideration for the investment as a qualified investment, provided the investment benefits the institution’s assessment area(s) or a broader statewide or regional area(s) that includes the institution’s assessment area(s). A Bank’s investment in the Trust is therefore similar to other investments for which the Agencies have endorsed positive consideration as a qualified investment under the CRA Regulations’ investment test.

B.    Trust’s Allocation Methodology

        Under the CRA Guidances, the assessment area(s) for a Bank, with certain exceptions, generally consists of one or more metropolitan statistical areas or one or more contiguous political subdivisions, such as counties, cities, or towns; and must include those areas in which the Bank has its main office, its branches, its deposit-taking ATMs, and any surrounding areas in which the Bank has originated or purchased a substantial portion of its loans. Under the CRA Guidances, each Bank bears responsibility for properly delineating the assessment area(s) within which its community lending, investment and service practices should be evaluated. The Agencies do not evaluate a Bank’s delineation of its assessment area(s) as a separate performance criterion, but do review the delineation for compliance with the CRA.12

        The Trust’s methodology for allocating Bonds among various Bank investors for the purposes of meeting their respective CRA regulatory reporting needs has not been directly addressed in published authority. However, the Agencies found a similar approach acceptable in Letter Nos. 715 and 780.

[7]	12 CFR §§25.11(b) and 25.21(a).
[8]	12 CFR §25.23(a) & (b). In some circumstances, an institution may receive consideration for part of an investment under the lending test and also receive consideration under the investment test for part of the investment that was not considered under the lending test. Interagency Interpretive Letter No. 727 (June 27, 1996), [CCH] Fed. Bank. L. Rep. ¶81-044, at 90,333.
[9]	12 CFR §25.12(s)
[10]	Interagency Interpretive Letter No. 715 (April 2, 1996), [CCH] Fed. Bank. L. Rep. ¶81-030.
[11]	Interagency Interpretive Letter No. 780 (May 5, 1997), [CCH] Fed. Bank. L. Rep. ¶81-207.
[12]	CFR §25.41.

Charter Municipal Mortgage Acceptance Company

Meridian Investments, Inc.

October 23, 2003

        Letter No. 715 describes a fund in which investors select particular geographic regions for allocation of CRA credit but receive economic benefit according to the performance of the overall portfolio. While the underlying investment is different from that proposed by the Trust, Letter No. 715 accepts the more general concept of an investor receiving economic benefit from an entire portfolio while being attributed a subset of the fund’s property within the portfolio for purposes of CRA reporting. Similarly, in Letter No. 780, the Agencies approved as an appropriate vehicle for Banks to obtain favorable consideration under the investment test, a pooled community reinvestment trust that purchased tax exempt bonds throughout the country but used the funds provided by a Bank investor to acquire properties in the Bank’s self-defined assessment area.

        Although the precise attribution methodology proposed by the Trust is not addressed in existing CRA Guidances, it is similar to the CRA credit allocation methodologies approved in Letter Nos. 715 and 780 and the other CRA Guidances referenced herein. The Agencies more likely than not would accept the Trust’s methodology for the initial allocation of CRA Preferred Shares to Bank investors as appropriate for the purpose of CRA reporting.

        It should be noted that under the CRA Guidances the degree of favorable investment test consideration a Bank is given during an examination is based upon four factors:

(1) the dollar amount of qualified investments;

(2) the innovativeness or complexity of qualified investments;

(3) the responsiveness of qualified investments to credit and community development needs; and

(4) the degree to which the qualified investments are not routinely provided by private investors.13

        In addition, as stated above, qualified investments must benefit a Bank’s assessment area(s) or a broader statewide or regional area that includes the Bank’s assessment area(s).”14 Under the Interagency Q&A as amended in July 2001, so long as the institution has adequately addressed the community development needs of its assessment area, CRA examiners may give positive CRA consideration to qualified investments made by the institution which benefit a statewide or regional area that includes the institution’s assessment area, even if those activities do not benefit the institution’s assessment area.

        Factor 1 above is quantitative. According to the CRA Guidances, examiners will determine the dollar amount of a Bank’s qualified investment by relying on the figures recorded by the Bank according to generally accepted accounting principles. Factors 2, 3, and 4 are qualitative. Accordingly, the Trust cannot give assurance, nor can any opinion be given, as to the degree or weight of consideration a Bank’s investment in the Trust will receive for each of Factors 2, 3 and 4.

        Our opinions set forth herein are also subject to the following qualifications:

(i)  In our examination and in rendering this opinion, we have assumed the authenticity and accuracy of statements of fact on which we are relying, including, without limitation the statements of fact contained in the Prospectus Supplement, and have made no independent investigations

[13]	12 CFR §25.23(e).
[14]	12 CFR §25.23(a).

Charter Municipal Mortgage Acceptance Company

Meridian Investments, Inc.

October 23, 2003

thereof. We are not passing upon and do not assume any responsibility for the accuracy, sufficiency, completeness or fairness of any statements, representations, warranties, descriptions, information or financial data with respect to the offering of CRA Preferred Shares, or the transactions contemplated thereby, and we advise you that we have not independently verified the accuracy, sufficiency, completeness or fairness of any of the foregoing.

(ii)  We do not purport to express any opinion herein concerning any laws other than the CRA and interpretive guidance provided by the Agencies through the CRA Guidances relating to qualified investments under the investment test. We express no opinion as to the lawfulness of an investment in the CRA shares by any particular investor or as to the application or interpretation of any other laws governing or regulating Banks.

(iii)  The opinions hereinbefore expressed are qualified to the extent that the interpretation and implementation of the CRA and its regulations may be subject to or affected by: (a) the exercise of administrative discretion in accordance with general bank regulatory practices; or (b) the CRA performance context, including any plan, commitments, memorandum of understanding or other applicable regulatory requirements, of a particular Bank investor.

        The opinions rendered herein are as of the date of this opinion letter. We assume no obligation to update such opinions to reflect any facts or circumstances which may hereinafter come to our attention or any change in the law or regulatory policy which may hereinafter occur. This opinion is not subject to, and shall not be governed by or interpreted in accordance with, the Third-Party Legal Opinion Report (including the Legal Opinion Accord and the “guidelines” set forth therein) of the ABA Section of Business Law (1991). This opinion is limited to the matters expressly set forth herein, and no opinion is implied or may be inferred beyond the matters expressly set forth herein. This opinion is furnished solely for your use and reliance and inclusion in the Prospectus Supplement in connection with the referenced transaction and may not otherwise be quoted, distributed or relied upon by any person or investor without our prior written consent.

Very truly yours,

/S/    GOULSTON & STORRS, P.C.

$400,000,000

CHARTER MUNICIPAL MORTGAGE ACCEPTANCE COMPANY

Common Shares of Beneficial Interest and

Preferred Shares of Beneficial Interest

We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. This prospectus relates to the public offer and sale of our common and preferred shares of beneficial interest which we may offer from time to time in one or more series, with an aggregate public offering price of up to $400,000,000. Our shares may be offered, separately or together, in separate series and in amounts, at prices and on terms to be determined at the time of the offering of our shares.

The specific terms of our shares in respect of which this prospectus is being delivered will be set forth in one or more supplements to this prospectus and will include, in the case of preferred shares, the number of preferred shares, the specific title and stated value, any distribution, liquidation, redemption, conversion, voting and other rights, and any public offering price, and in the case of common shares, the number of common shares and the terms of the offering and sale. The supplement to this prospectus will also contain information, where appropriate, about the risk factors and federal income tax considerations relating to, and any listing on a securities exchange of, our shares.

Our shares may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of our shares, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth in the applicable supplement to this prospectus. See “Plan of Distribution”. No shares may be sold without delivery of the applicable supplement to this prospectus describing the method of distribution and terms of such shares.

Our common shares are traded on the American Stock Exchange under the symbol “CHC”.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 21, 2002.

FORWARD-LOOKING INFORMATION

Certain information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934 and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of our Company include, but are not limited to those set forth under the heading “Risk Factors” in any supplement to this prospectus. These risks and uncertainties should be considered in evaluating any forward-looking statements contained or incorporated by reference herein.

Throughout this prospectus, the terms “Company,” “we,” “our” and “us,” are all used in reference to Charter Municipal Mortgage Acceptance Company and its subsidiaries, except as the context otherwise requires. The term “Manager” refers collectively, to Charter Mac Corporation and Related Charter LP, unless otherwise stated, and the term “Related Capital” refers to Related Capital Company. Lastly, the term “shares” is used in reference to our common and preferred shares of beneficial interest to which this prospectus, and any supplement thereto relates.

OUR COMPANY

We are Charter Municipal Mortgage Acceptance Company, a business trust formed under the laws of the State of Delaware. We commenced operations in October 1997 and invest primarily in affordable multifamily housing revenue bonds, a portion of which are participating bonds, and other investments that produce interest or distributions which are excluded from gross income for purposes of federal income taxation. A portion of our revenue bonds and other investments produce taxable income. We refer to our investments in bonds as “revenue bonds.” Substantially all of our investments are held indirectly through our subsidiaries. Our common shares trade on the American Stock Exchange under the symbol “CHC.”

We operate our day-to-day activities and select our investments utilizing the services and advice provided by our wholly-owned subsidiary, Charter Mac Corporation (which we refer to as “CM Corp.”) and Related Charter LP, an affiliate of Related Capital. They provide these services pursuant to management agreements between (i) CM Corp. and/or Related Charter LP and us, and (ii) CM Corp. and each of our subsidiaries. For purposes of simplifying our description in this prospectus, we refer to CM Corp. and Related Charter LP collectively as our “Manager.”

Our Manager has subcontracted its obligations under the management agreements to Related Capital and use Related Capital’s resources and real estate and investment expertise to advise us and provide us with services. The management team that provides us with investment advice has an average of 13 years of experience with our Manager and/or Related Capital and 21 years of experience in the real estate industry.

We recently formed CM Corp. as a taxable subsidiary to help us to more efficiently manage our taxable business and to permit us to diversify our business lines to include, among other activities, providing mortgage origination and servicing to third parties and guaranteeing third party loans for a fee. CM Corp. will hold most of our taxable investments, conduct any fee-generating activities in which we may engage and provide management services to us.

As a business trust, Charter Municipal Mortgage Acceptance Company is treated as a partnership for federal income tax purposes and, thus, is not subject to federal corporate income taxation. See “Risk Factors—Publicly traded partnership status” and “Federal Income Tax Considerations” in the supplement relating to this prospectus.

Neither we nor the subsidiaries through which we conduct substantially all of our business are registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”) and we believe that we are not required to so register. If we were required to become registered, we would not be able to conduct our activities as we currently conduct them. We at all times intend to conduct our activities so as not to become regulated as an investment company under the Investment Company Act. Additional information regarding the risks associated with the failure to qualify for an exemption may be found in the applicable supplement to this prospectus.

Investing in our shares involves various risks. In considering whether to purchase our shares, you should also carefully consider the matters discussed under “Risk Factors” in the supplement relating to this prospectus.

Our principal executive offices, as well as those of our Manager and Related Capital, are located at 625 Madison Avenue, New York, New York 10022. Our phone number is (212) 421-5333.

DESCRIPTION OF OUR SHARES

The following description of our shares does not purport to be complete and is qualified in its entirety by reference to applicable Delaware law, and to provisions of our trust agreement and bylaws, each as amended and restated, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where you can find more information.”

Overview

This prospectus relates to the offer and sale from time to time of common shares and/or preferred shares, which may be issued in one or more series, with an aggregate public offering price of up to $400,000,000, in amounts, at prices and on terms to be determined at the time of the offering.

Our trust agreement authorizes our board of trustees to issue 50,000,000 shares of beneficial interest (common, preferred and otherwise), to classify or reclassify any unissued beneficial interests, to provide for the issuance of beneficial interests in other classes or series of securities, to establish the number of beneficial interests in each class or series and to fix the preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications or terms.

As of the date of this prospectus, our issued and outstanding shares of beneficial interest consist of common shares and Community Reinvestment Act preferred shares. One of our subsidiaries, Charter Mac Equity Issuer Trust, has also issued preferred equity. See “Description of our Outstanding Preferred Shares” below.

Subject to the American Stock Exchange rules which require shareholder approval for certain issuances of securities, we may issue shares from time to time in one or more series, generally without shareholder approval, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption as are permitted by Delaware law and as established by our board of trustees.

The following description sets forth certain general terms and provisions of our shares to which a supplement to this prospectus may relate. The particular terms of the shares being offered and the extent to which such general provisions may apply will be described in the applicable supplement to this prospectus relating to such shares. If so indicated in the applicable supplement to this prospectus, the terms of any series of shares may differ from the terms set forth below, except those terms required by our trust agreement and bylaws. The statements below describing our shares are subject to and qualified by reference to the applicable provisions of our trust agreement and bylaws.

General Description of our Common Shares

General.    Unless otherwise provided for in the applicable supplement to this prospectus, our common shares have equal dividend, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law. Holders of our common shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

Distributions.    Subject to any preferential rights of any outstanding shares or series of shares, our common shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

Voting Rights.    Our common shareholders have no right to participate in the control of our business. However, our common shareholders have been granted certain voting rights which are set forth in our trust agreement. Holders of our common shares, as a class, have the power to vote on all matters presented to our shareholders, except as otherwise provided by Delaware law. Pursuant to our trust agreement, our common shareholders are entitled to one vote per common share on all matters voted on by shareholders and, except as provided in our trust agreement in respect of any other class or series of beneficial interests, the holders of such common shares exclusively possess all voting power and have been granted the right to vote upon: (i) the election of our board of trustees, (ii) our merger, consolidation or termination and dissolution, (iii) sale of all or substantially all of our assets and (iv) amendment of our trust agreement (except in certain limited circumstances), provided that provisions relating to the limitation of liability and indemnification may only be amended prospectively.

Registrar and Transfer Agent.    The registrar and transfer agent for our common shares will be set forth in the applicable supplement to this prospectus.

General Description of our Preferred Shares

General.    Subject to limitations prescribed by Delaware law and our trust agreement, our board of trustees is authorized to fix the number of shares constituting each series of preferred shares and the designations and terms, preferences, and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, distributions, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of our board of trustees or a duly authorized committee thereof. The preferred shares will, when issued, be fully paid and non assessable and, if so provided in a supplement to this prospectus, will have no preemptive rights. As of the date of this prospectus, the only preferred shares issued and outstanding are the preferred shares described below under the subheading “Description of our Outstanding Preferred Shares.”

Reference is made to any supplement to this prospectus relating to the preferred shares offered thereby for specific items, including:

•	The title and stated value of such preferred shares;

•	The number of shares of such preferred shares offered, the liquidation preference per share and the offering price of such preferred shares;

•	The distribution rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred shares;

•	The date from which distributions on such preferred shares shall accumulate, if applicable;

•	The procedures for any auction and remarketing, if any, for such preferred shares;

•	The provisions for a sinking fund, if any, for such preferred shares;

•	The provision for redemption, if applicable, of such preferred shares;

•	Any listing of such preferred shares on any securities exchange;

•	The terms and conditions, if applicable, upon which such preferred shares will be convertible into common shares, including the conversion price (or manner of calculation thereof);

•	A discussion of federal income tax considerations applicable to such preferred shares;

•	The relative ranking and preferences of such preferred shares as to distribution rights (including whether any liquidation preference as to the preferred shares will be treated as a liability for purposes of determining the availability of assets for distributions to holders of shares ranking junior to the preferred shares as to distribution rights) and rights upon our liquidation or winding up of our affairs;

•	Any limitations on issuance of any series of preferred shares ranking senior to or on a parity with such series of preferred shares as to distribution rights and rights upon the liquidation, dissolution or winding up of our affairs; and

•	Any other specific terms, preferences, rights, limitations or restrictions of such preferred shares.

Rank.    Unless otherwise indicated in the applicable supplement to this prospectus, our preferred shares rank, with respect to payment of distributions and rights upon our liquidation, dissolution or winding up, and allocation of our earnings and losses:

•	senior to all classes or series of common shares, and to all equity securities ranking junior to such preferred shares;

•	on a parity with all equity securities issued by us, the terms of which specifically provide that such equity securities rank on a parity with the preferred shares; and

•	junior to all equity securities issued by us, the terms of which specifically provide that such equity securities rank senior to the preferred shares.

Distributions.    Subject to any preferential rights of any outstanding shares or series of shares, our preferred shareholders are entitled to receive distributions, when and as authorized by our board of trustees, out of legally available funds, and share pro rata based on the number of preferred shares, common shares and other parity equity securities outstanding. Distributions will be made at such rates and on such dates as will be set forth in the applicable supplement to this prospectus.

Voting Rights.    Unless otherwise indicated in the applicable supplement to this prospectus, holders of our preferred shares will not have any voting rights.

Liquidation Preference.    Upon the voluntary or involuntary liquidation, dissolution or winding up of our affairs, then, before any distribution or payment shall be made to the holders of any common shares or any other class or series of shares ranking junior to the preferred shares in our distribution of assets upon any liquidation, dissolution or winding up, the holders of each series of preferred shares are entitled to receive, after payment or provision for payment of our debts and other liabilities, out of our assets legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable supplement to this prospectus), plus an amount, if applicable, equal to all distributions accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid distributions for prior distribution periods if such preferred shares do not have a cumulative distribution). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of preferred shares will have no right or claim to any of our remaining assets. In the event that, upon any such of our voluntary or involuntary liquidation, dissolution or winding up, the legally available assets are insufficient to pay the amount of the liquidating distributions on all of our outstanding preferred shares and the corresponding amounts payable on all of our shares of other classes or series of equity security ranking on a parity with the preferred shares in the distribution of assets upon liquidation, dissolution or winding up, then the holders of our preferred shares and all other such classes or series of equity security shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

If the liquidating distributions are made in full to all holders of preferred shares, our remaining assets shall be distributed among the holders of any other classes or series of equity security ranking junior to the preferred shares upon our liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

Conversion Rights.    The terms and conditions, if any, upon which shares of any series of preferred shares are convertible into common shares will be set forth in the applicable supplement to this prospectus. Such terms will include the number of common shares into which the preferred shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the preferred shares or us, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such preferred shares.

Redemption.     If so provided in the applicable supplement to this prospectus, our preferred shares will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such supplement to this prospectus.

Registrar and Transfer Agent.    The registrar and transfer agent for our preferred shares will be set forth in the applicable supplement to this prospectus.

Description of our Outstanding Preferred Shares

Community Reinvestment Act Preferred Shares

We have issued and may in the future issue series of preferred shares called Convertible Community Reinvestment Act Preferred Shares, also referred to as our “Convertible CRA Shares.” We believe that an investment in our Convertible CRA Shares will enable banks and similar institutions to obtain positive consideration under the Community Reinvestment Act. The Community Reinvestment Act, enacted in 1977, encourages banks and similar institutions insured by the Federal Deposit Insurance Corporation to invest in projects that promote community development, particularly in low and moderate income neighborhoods. The Community Reinvestment Act does this by awarding such banks and similar institutions, “credits” based upon the amount of funds they invest in “qualifying” projects. Examples of qualifying projects include, among others, those investments that provide affordable housing for low or moderate income individuals, or fund activities that revitalize or stabilize low or moderate income areas. We invest in revenue bonds that fund these types of investments. We believe that an investment in our Company through our Convertible CRA Shares will qualify for credits under the Community Reinvestment Act. Each Convertible CRA shareholder may be entitled to an allocation of these credits based upon the aggregate amount of their investment in us, for Community Reinvestment Act purposes.

Our Convertible CRA Shares rank on parity (pro rata based on the number of Convertible CRA Shares, common shares and other parity equity securities) with our common shares with respect to our distributions, our earnings and losses, and rights upon liquidation, dissolution or winding up, and junior to all equity securities issued by us whose terms specifically provide, other than with respect to allocation of CRA credits, that they rank senior to the Convertible CRA Shares. In this regard, in the event of (i) the payment of distributions payable in our common shares or securities convertible into our common shares, (ii) the issuance to all holders of our common shares of certain rights, options or warrants entitling them to subscribe for or purchase common shares at a price per share less than the fair market value per common share, and (iii) all other distributions to the holders of our common shares or evidences of our indebtedness or our assets, our Convertible CRA shareholders will receive for each Convertible CRA Share held, the same payment, issuance or distribution payable for each common share held. For example, if we pay a distribution with respect to our common shares or to securities convertible into our common shares, and common shareholders are entitled to receive two common shares for each common share they hold, the Convertible CRA shareholders will also receive two common shares for each Convertible CRA Share they hold. In connection with the foregoing payments, issuances or distributions, we will take whatever actions we consider to be advisable in order that both our common and Convertible CRA shareholders will be treated the same for federal income tax purposes.

We have completed two offerings of Convertible CRA Shares, raising net proceeds of approximately $35 million. These Convertible CRA Shares are convertible into our common shares at two different conversion rates of .9217 under the first offering and .9678 under the second offering. As of September 30, 2001, we had 1,882,364 Convertible CRA Shares outstanding, which are convertible into 1,764,663 common shares.

Charter Mac Equity Issuer Trust—Preferred Shares

Series A Shares.    One of our subsidiaries, Charter Mac Equity Issuer Trust, which we refer to as the Equity Trust, previously completed three preferred equity offerings in which it issued (i) 45 Series A Cumulative Preferred Shares, (ii) 48 Series A-1 Cumulative Preferred Shares and (iii) 62 Series A-2 Cumulative Preferred Shares. We collectively refer to the Series A Cumulative Preferred Shares, Series A-1 Cumulative Preferred Shares and Series A-2 Cumulative Preferred Shares as the “Series A Shares.” The Equity Trust was organized to create a vehicle which generates 100% tax-exempt income that would be attractive to institutional investors.

The Series A Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding-up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and senior to the Equity Trust’s Series B Shares (as described below under “—Series B Shares”). We own all of the common shares of the Equity Trust.

The Series A, Series A-1 and Series A-2 Cumulative Preferred Shares have annual preferred dividend rates of 6.625%, 7.100% and 6.300%, respectively through June 30, 2009, payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year, upon the declaration by the Equity Trust’s board of trustees, but only to the extent of the Equity Trust’s tax–exempt income, net of expenses, for the particular quarter. The Series A Shares are subject to mandatory tender by their holders for remarketing and purchase on June 30, 2009 and each remarketing date thereafter at a price equal to $2,000,000 per Series A Preferred Share and $500,000 per Series A-1 and Series A-2 Cumulative Preferred Share plus, to the extent of the Equity Trust’s quarterly net income, an amount equal to all distributions accrued but unpaid on the Series A Shares.

Holders of the Series A Shares may elect to retain their Series A Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series A Shares will be required to tender its Series A Shares to the Equity Trust for mandatory repurchase on June 30, 2049, unless the Equity Trust decides to remarket our shares on such date. The Equity Trust may not redeem the Series A Shares before June 30, 2009. After that date, all or a portion of the Series A Shares may be redeemed. The Series A Shares are not convertible into common shares of the Equity Trust.

Series B Shares.    The Equity Trust also completed two preferred equity offerings in which it issued (i) 110 Series B Subordinate Cumulative Preferred Shares and (ii) 37 Series B-1 Subordinate Cumulative Preferred Shares. We collectively refer to the Series B Subordinate Cumulative Preferred Shares and Series B-1 Subordinate Cumulative Preferred Shares as the “Series B Shares.”

The Series B Shares rank, with respect to payment of distributions and amounts upon liquidation, dissolution or winding–up of the Equity Trust, senior to all classes or series of common shares of the Equity Trust, and junior to the Equity Trust’s Series A Shares.

The Series B and Series B-1 Subordinate Cumulative Preferred Shares have an annual preferred dividend rate of 7.600% and 6.800%, respectively through November 30, 2010 payable quarterly in arrears on January 31, April 30, July 31 and October 31 of each year upon the declaration by the Equity Trust’s board of trustees, but only to the extent of the Equity Trust’s tax–exempt income, net of expenses, for the particular quarter. The Series B Shares are subject to mandatory tender by their holders for remarketing and purchase on November 30, 2010 and each remarketing date thereafter at a price equal to the $500,000 per Series B Share plus, to the extent of the Equity Trust’s quarterly net income, an amount equal to all distributions accrued but unpaid on the Series B Shares.

Holders of the Series B Shares may elect to retain their Series B Shares upon a remarketing, with a distribution rate to be determined immediately prior to the remarketing date by the remarketing agent. Each holder of the Series B Shares will be required to tender its Series B Shares to the Equity Trust for mandatory repurchase on November 30, 2050, unless the Equity Trust decides to remarket the shares on such date. The Equity Trust may not redeem the Series B Shares before November 30, 2010. After that date, all or a portion of the Series B Shares may be redeemed. The Series B Shares are not convertible into common shares of the Equity Trust.

Covenants with respect to the Equity Trust Preferred Shares.    The Equity Trust is subject to, among others, the following covenants with respect to the Series A Shares and the Series B Shares, which we collectively refer to as the “Equity Trust Preferred Shares:”

Tax-exempt interest and distributions. The Equity Trust may only acquire new investments that it reasonably believes will generate interest and distributions excludible from gross income for federal income tax purposes. The Equity Trust will dispose of any investment the interest on which becomes includible in gross income for federal income tax purposes, for any reason, as soon as commercially practicable.

Leverage. The Equity Trust will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any obligation except if (i) the Equity Trust is not in default under its trust agreement, (ii) the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares, and (iii) after giving effect to the incurrence of the obligation, the leverage ratio is less than .6 to 1.0.

Failure to pay distributions. If the Equity Trust has not paid in full six consecutive quarterly distributions on the Equity Trust Preferred Shares, the Equity Trust is required to reconstitute its board of trustees so that a majority of the board of trustees consists of trustees who are independent with respect to the Equity Trust, us, our Manager or Related Capital.

Allocation of taxable interest income and market discount. The Equity Trust will specially allocate taxable interest income and market discount that is taxable as ordinary income to us. Market discount, if any, may arise where the Equity Trust acquires a bond other than upon its original issuance for less than its stated redemption price at maturity and the difference is greater than a de minimis amount (generally ¼ of 1% of a bond’s stated redemption price at maturity multiplied by the number of complete years to maturity).

Limitation on issuance of preferred equity interests. The Equity Trust may not issue preferred equity interests that are senior to the Series A Shares without the consent of a majority of the holders of the Series A Shares. The Equity Trust may not issue any preferred equity interests that are equal in rank to the Equity Trust Preferred Shares unless certain conditions are met, including that the amount of such preferred equity interests is limited, the Equity Trust has paid or declared and set aside for payment all accrued and unpaid distributions on the Equity Trust Preferred Shares to holders, and there is no default or event of default under the Equity Trust’s trust agreement.

USE OF PROCEEDS

Unless otherwise described in a supplement to this prospectus, we expect to use the net proceeds of the sale of our shares primarily to acquire additional revenue bonds and other investments, in each case, as described in detail in the prospectus supplement depending upon the circumstances at the time of the related offering, and for other general trust purposes. Any specific allocation of the net proceeds of an offering of shares to a specific purpose will be determined at the time of such offering and will be described in the related supplement to this prospectus.

PLAN OF DISTRIBUTION

We may sell our shares in or outside the United States to or through underwriters or dealers, through agents or directly to other purchasers. The applicable supplement to this prospectus with respect to our shares, will set forth the terms of the offering of our shares, including the name or names of any underwriters, dealers or agents, the public offering price, any underwriting discounts and other items constituting underwriter compensation, any discounts or concessions allowed or reallowed or paid to dealers, and any securities exchanges on which the securities may be listed.

Our shares may be sold directly by us or through agents designated by us from time to time at fixed prices, which may be changed, or at varying prices determined at the time of a sale of our shares. Any agent involved in the offer or sale of our shares will be named, and any commissions payable by us to such agent will be set forth, in the supplement to this prospectus relating thereto.

In connection with the sale of our shares, underwriters or agents may receive compensation from us or from purchasers of our shares, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from us and any profit on the resale of our shares they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from us will be described, in the applicable supplement to this prospectus. Unless otherwise set forth in the supplement to this prospectus relating thereto, the obligations of the underwriters or agents to purchase our shares will be subject to conditions precedent and the underwriters will be obligated to purchase all our shares if any are purchased. The public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Any common shares sold pursuant to this prospectus and applicable prospectus supplement, will be approved for trading, upon notice of issuance, on the American Stock Exchange.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled to indemnification by us against and contribution toward certain liabilities, including liabilities under the Securities Act.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us in the ordinary course of business.

In order to comply with the securities laws of certain states, if applicable, our shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and complied with.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our historical ratio of earnings to combined fixed charges and preference dividends for the periods indicated:

Year Ended December 31,					Nine Months Ended
1996	1997	1998	1999	2000	9/30/01

N/A	24:1	7:1	3:1	2:1	2:1

For the purposes of computing the ratio of earnings to fixed charges and preference dividends, earnings were calculated using income before minority interests, adding back total fixed charges less preference security dividend requirements of consolidated subsidiaries. Fixed charges consist of interest expense, minority interest in income of subsidiary, recurring fees and amortization of capitalized costs related to indebtedness and preference security dividend requirements of consolidated subsidiaries. There are no periods in which earnings were insufficient to cover combined fixed charges and preference dividends.

EXPERTS

The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Hastings, Janofsky & Walker LLP, New York, New York, and Greenberg Traurig, LLP, Philadelphia, Pennsylvania. The validity of the shares will be passed upon for us by Richards, Layton and Finger, P.A., Wilmington, Delaware.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-3 under the Securities Act to register the shares offered by this prospectus. This prospectus is part of the registration statement. This prospectus does not contain all the information contained in the registration statement because we have omitted certain parts of the registration statement in accordance with the rules and regulations of the SEC. For further information, we refer you to the registration statement, which you may read and copy at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the SEC’s Regional Offices at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain copies at the prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. You may call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding our Company. You may access the SEC’s web site at http://www.sec.gov.

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we are required to file reports, proxy statements and other information with the SEC. These materials can be copied and inspected at the locations described above. Copies of these materials can be obtained from the Public Reference Section of the SEC at 450 Judiciary Plaza, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Our common shares are listed on the American Stock Exchange under the symbol “CHC.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, filed with the SEC on March 30, 2001 (SEC File No. 001-13237);

•	Our Quarterly Report on Form 10-Q for the period ended September 30, 2001, filed with the SEC on November 14, 2001 (SEC File No. 001-13237);

•	Our Quarterly Report on Form 10-Q for the period ended June 30, 2001, filed with the SEC on August 14, 2001 (SEC File No. 001-13237);

•	Our Quarterly Report on Form 10-Q for the period ended March 31, 2001, filed with the SEC on May 15, 2001 (SEC File No. 001-13237);

•	Our Definitive Proxy Statement dated April 30, 2001 on Schedule 14A prepared in connection with our Annual Meeting of Shareholders held on June 12, 2001 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on January 29, 2002 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on January 25, 2002 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on January 14, 2002 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on January 7, 2002 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on October 26, 2001 (SEC Fle No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on October 22, 2001 (SEC File No. 001-13237);

•	Our Current Report on Form 8-K filed with the Commission on September 5, 2001 (SEC File No. 001-13237);

•	Registration Statement on Form 10 and Form 10/A dated July 31, 1997 and filed on August 1, 1997; and as amended and filed on September 23, 1997 (SEC File No. 001-13237).

You may request a copy of these filings (not including the exhibits to such documents unless the exhibits are specifically incorporated by reference in the information contained in this prospectus), at no cost, by writing or telephoning us at the following address:

Charter Municipal Mortgage Acceptance Company

625 Madison Avenue

New York, New York 10022

Attn: Brenda Abuaf

Telephone requests may be directed to (212) 421-5333.

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

Statements contained in this prospectus as to the contents of any contract or document are not necessarily complete and in each instance reference is made to the copy of that contract or document filed as an exhibit to the registration statement or as an exhibit to another filing, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.